As filed with the Securities and Exchange Commission on May 28, 2009
Registration No. 333-150822

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 6 TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

YANGLIN SOYBEAN, INC.
(Exact name of registrant as specified in its charter)

Nevada	2075	20-4136884

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

99 Fan Rong Street, Jixian County, Heilongjiang 155900 P.R. China
(86) 469-467-8077
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

 Copies to:

Jiannan Zhang, Esq.
Cadwalader, Wickersham & Taft LLP
China Central Place, Tower 2, Suite 2301
79 Jianguo Road
Beijing, China 100025

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, as amended check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒
(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
common stock issuable upon conversion of the Series A Convertible Preferred Stock, par value $0.001 per share	7,000,000 shares	$3.49	$24,430,000	$1,100.40

(1)
In addition, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of stock splits or stock dividends which occur during this continuous offering.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933 based upon the average of the high and low prices of the registrant’s common stock quoted on the OTCBB on May 26, 2009.

(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

Subject to Completion, dated May 28, 2009

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

7,000,000 Shares

YANGLIN SOYBEAN, INC.

Common Stock

This prospectus relates to shares of common stock of Yanglin Soybean, Inc. (“we”, “us” or the “Company”) in connection with that may be offered for sale for the account of the selling stockholders identified in this prospectus. The selling stockholders may offer and sell from time to time up to 7,000,000 shares of our common stock.

The selling stockholders may sell all or any portion of their shares of common stock in one or more transactions on the Over the Counter Bulletin Board (“OTCBB”) or in private, negotiated transactions. Each selling stockholder will determine the prices at which it sells its shares. Although we will incur expenses in connection with the registration of the common stock, we will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders.

Our common stock is quoted on the OTCBB under the symbol “YSYB.OB.”

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ______, 2009.

If it is against the law in any state to make an offer to sell these shares, or to solicit an offer from someone to buy these shares, then this prospectus does not apply to any person in that state, and no offer or solicitation is made by this prospectus to any such person.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our audited consolidated financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case included elsewhere in this prospectus.

Our Company

We are, through Heilongjiang Yanglin Soybean Group Co. Ltd. (“Yanglin”), our subsidiary in the People’s Republic of China (“PRC”), engaged in manufacturing non-genetically modified soybean-based products in the People’s Republic of China. Since its inception in 1996, Yanglin has been engaged primarily in soybean crushing and its main products were soybean meal and soybean oil. Yanglin has been expanding into refining and deep processing segments to produce higher-end and more profitable products including salad oil, squeezed oil, concentrated protein, textured protein, defatted soybean powder, and powdered soybean oil.

Our headquarters and production facilities are located in Heilongjiang province, the PRC’s soybean-growing capital, which provides abundant supply of raw materials for soybean processing.

Organizational History

We were originally incorporated on May 26, 1921 under the laws of the State of Nevada. Our original Articles of Incorporation were oriented toward mining operations. Our Common Stock traded on the San Francisco Mining Exchange and on the OTCBB. We operated a number of mining properties and in 1980, we became inactive and trading in our Common Stock ceased.

We have had no operations, assets or liabilities since 1980 until the reverse merger and accordingly, were deemed to be a "blank check" or shell company that is, a development stage company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or other acquisition with an unidentified company or companies, or other entity or person.

On Oct. 3, 2007, we acquired Faith Winner Investments Limited ( “Faith Winner (BVI)”), a company incorporated under the laws of the British Virgin Islands, in a share exchange transaction with Winner State Investments Limited (“Winner State (BVI)”), a company incorporated in the British Virgin Islands, Fang Chen, Yang Miao and Ying Zhang for a total of 18,500,000 or 97.43% of our issued and outstanding shares of common stock. As a result, Faith Winner (BVI) became our wholly-owned subsidiary.

Faith Winner (BVI) owns all the equity interest of Faith Winner (Jixian) Agriculture Development Company Limited (“WFOE”), a company incorporated under the laws of the PRC. WFOE has entered into a series of contractual agreements with Yanglin, a company incorporated under the laws of the PRC, which essentially gives WFOE control over Yanglin’s business and management as if Yanglin were a wholly-owned subsidiary of WFOE.

The contractual agreements were utilized instead of a direct acquisition of Yanglin’s assets because current PRC law which took effect on September 8, 2006 does not specifically establish the approval procedures and detailed implementation regulations for a non-PRC entity’s equity to be used as consideration to acquire a PRC entity's equity or assets. This makes it highly uncertain, if not impossible, for a non-PRC entity to use its equity to acquire a PRC entity. If acquisition of a PRC entity using foreign equity were possible, we could have acquired 100% of the stock of Yanglin in exchange for shares of our common stock. While PRC law does allow for the purchase of equity interests in (or assets of) a PRC entity by a non-PRC entity for cash, the purchase price must be based on the appraised value of such equity (or assets). According to the amended exclusive purchase option agreement, the consideration for the equity transfer or the asset transfer under the agreement will be $17 million or such greater amount as required by the then applicable Chinese law and regulations. Because we presently do not have sufficient cash to pay the estimated full value of all of the assets of Yanglin, we, through WFOE, purchased the maximum amount of assets possible with the net proceeds of the private placement on October 7, 2007, and leased from Yanglin the remainder of the assets used in Yanglin’s business.

We have completed the following required transactions contemplated in the contractual agreements: WFOE’s registered capital verification process in PRC, WFOE’s transmission to Yanglin the full purchase price for the intellectual property, including the trademark purchase and the principal amount of a loan made under the contractual agreements, WFOE’s approval for the transfer of intellectual property from Yanglin and WFOE’s obtaining a business license from local branch of PRC’s State Administration of Industry and Commerce as an operating company. Please see disclosures under heading “Certain Relationships and Related Transactions.” on page 79.

Our current structure, after the aforementioned transactions, is set forth in the diagram below:

On January 18, 2008, we amended our Articles of Incorporation to change the name of our company from Victory Divide Mining Company to Yanglin Soybean, Inc.

Because we conduct  our business operations through Yanglin, in the following sections, unless otherwise noted, “we”, “Company” and “Yanglin” are used interchangeably.

Our Business

Our products are sold under the “Yanglin” brand name. We, through Yanglin, buy all our supplies of soybeans from Heilongjiang Province, the major soybean grown area in China and where we are located.

In fiscal 2006, we, through Yanglin, processed approximately 310,000 tons of soybeans and generated total revenue of approximately $88.1 million, producing a net income of $6.9 million. In fiscal 2007, we processed approximately 385,000 tons of soybeans and generated total revenue of approximately $155.2 million, producing a net income of $10.3 million.  In fiscal year 2008, we processed approximately 420,000 tons of soybeans and generated total revenues amounting to approximately $250.7 million with net income amounting to $14.4 million.

We, through Yanglin,  sell Yanglin products to various geographic regions of the PRC, both directly to manufacturers and through distributors. We sell Yanglin soy meal output primarily to manufacturers of animal feed. Yanglin soybean oil is distributed through wholesalers and distributors. Because the domestic demand exceeds supply, we sell all Yanglin products to its customers in the PRC although we understand that some of Yanglin’s products are exported internationally by certain of its customers.

Our Competitive Advantages

We believe we have several competitive advantages:

•	Our products have favorable brand-name recognition due to the superior quality of our products and our proven track record in the industry;

•
We, through Yanglin, are strategically located to access cheaper and more stable soybean supply. Jixian County, where the company is headquartered, is located in the heart of the Three Rivers Plains, a major soybean production area, and Yanglin has established long-term healthy relationship with the local farmers and suppliers;

•	We, through Yanglin, have extensive sales networks covering the most areas of China and have negotiated better arrangements with the distributors to save cost and to promote higher efficiency.

•
Our business is better managed and our operations are more efficient compared to many larger state-owned soybean processors. Our costs are lower, margins are higher and we are in better financial conditions;

•
We believe that Yanglin does not face direct competition from international conglomerates such as Archer Daniels Midlands and Cargill, as they produce predominantly genetically modified soybean products, whereas Yanglin produce non-genetically modified soybean products which appeal to more health-conscious customers;

•	Our employees, both management and workers, have great skills and experience in the soybean industry. Many of them worked in the industry for more than 20 years.

Our Strategy

•	Increase Our Sources of Supply

•	Expand Capacity by Building New Plants or through Acquisitions

•	Expansion of Our Sales Network

•	Expansion of Our Product Line

Risk Factors

An investment in our common stock involves a high degree of risk. The following risks, as well as the other risks discussed in “Risk Factors,” should be carefully considered before participating in this offering:

•	Our raw material supply is vulnerable to natural disasters, which could severely disrupt the normal operation of our business and therefore adversely affect our business.

•	Soybean prices fluctuate greatly. This may adversely affect our operations.

•	Our efforts to expand into soybean deep-processing segment and to manufacture high-end and more profitable products may not be successful.

•	Our full capacity may be reached soon. Our growth may be impacted if we could not expand our capacity in the near future.

•	We do not have long-term soybean supply contracts, which could have a material adverse effect on us.

•	The soybean price is largely beyond our control in addition to natural disaster or supply competition.

•	Some of our land may be reclaimed by the government and this may materially impact our operations.

•	We may lose our advantages if there is emergence of new production technologies for other competitors.

•	Our manufacturing process is highly dangerous, which could cause adverse effects on our operation.

•	We receive a significant portion of our revenues from a small number of customers. Our business will be harmed if our main customers reduce their orders from us.

•	Our product delivery is dependent upon the efficiency of the rail system and any disruption in the services or increase in transportation costs will have a material adverse impact on our operations.

•	Potential environmental liability could have a material adverse effect on our operations and financial condition.

•	Inadequate funding for our capital expenditure may affect our growth strategy and profitability.

•	The sales price fluctuation for our products is periodic, which could affect on our financial results.

•	We face the risk that changes in the policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and the profitability of such business.

•
Recent PRC regulations relating to the establishment of offshore companies by PRC residents may subject our PRC resident shareholders to personal liability and limit our ability to inject capital into our PRC subsidiaries, limit our subsidiaries’ ability to distribute profits to us or otherwise adversely affect us.

•
Contractual arrangements through which we have established control of Yanglin may not be as effective in providing operational control as direct ownership. If Yanglin fails to perform its obligations under these contractual arrangements, we may have to legally enforce such arrangements and our business, financial condition and results of operations may be materially and adversely affected if these arrangements cannot be enforced.

•
Conflict of interest that exists as a result of Mr. Liu’s role as our chief executive officer and our majority shareholder, and his role as a majority shareholder of Yanglin and therefore Yanglin may not repay the loan which would cause disruption in our business and adversely affect our financial condition and result of operations.

•
The approval of the China Securities Regulatory Commission, or the CSRC, may be required in connection with this Prospectus under a recently adopted PRC regulation. Any requirement to obtain prior CSRC approval could delay the effectiveness of this Prospectus and a failure to obtain this approval, if required, could have a material adverse effect on the rights of our current and prospective stockholders, and would adversely affect the value of our common stock.

•	Our business is largely subject to the uncertain legal environment in China and your legal protection could be limited.

•	You may experience difficulties in effecting service of legal process and enforcing judgments against us and our management in China.

•	The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

•	Inflation in China may inhibit our activity to conduct business in China.

•	Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

•	The fluctuation of the Renminbi may materially and adversely affect your investment.

•	We may not be able to distribute our assets upon liquidation and dividend payment will be subject to restrictions under Chinese foreign exchange rule.

•
We may be treated as a resident enterprise for PRC tax purposes as the Enterprise Income Tax Law became effective on January 1, 2008, which may subject us to PRC income tax for any dividends we receive from our subsidiaries and PRC income tax withholding for any dividends we pay to our non-PRC shareholders.

•	We have limited business insurance coverage in China, which could harm our business.

•	Any future outbreak of severe acute respiratory syndrome or avian influenza in China, or similar adverse public health developments, may severely disrupt our business and operations.

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the following selected consolidated financial data in conjunction with “Management's Discussion and Analysis of Financial Condition and Results of Operations,” the financial statements and related notes, and the other financial information included in this prospectus.

Consolidated Statement of Operations	The year ended Dec. 31, 2004 ($)	The year ended Dec. 31, 2005 ($)	The year ended Dec. 31, 2006 ($)	The year ended Dec. 31, 2007 ($)	The year ended Dec. 31, 2008 ($)	The three months ended Mar. 31, 2009 ($)
	(audited)	(audited)	(audited)	(audited)	(audited)	(unaudited)
Sales Revenue (net of discounts, returns and allowances)	26,325,611	38,430,465	88,078,494	155,206,867	250,728,674	43,032,326
Other sales	-	-	-	-	-	-
Cost of sales	(24,557,296)	(35,132,664)	(79,862,179)	(142,568,658)	(229,838,842)	(44,174,348)
Gross profit / (loss)	1,768,315	3,297,801	8,216,315	12,638,209	20,889,832	(1,142,022)
Selling expenses	(54,553)	(43,094)	(63,209)	(146,411)	(249,812)	(69,246)
General and administrative expenses	(902,258)	(1,103,262)	(1,078,184)	(1,812,450)	(5,552,223)	(1,018,180)
Income / (loss) from operations	811,504	2,151,445	7,074,922	10,679,348	15,087,797	(2,229,448)
Interest expense, net	(100,455)	(150,370)	(219,032)	(394,705)	(677,015)	(21,780)
Other income	211,168	-	-	39,385	797	29
Other expense		-	-	-	(31,113)	-
Income / (loss) before taxation	922,217	2,001,075	6,855,890	10,324,028	14,380,466	(2,251,199)
Income tax	-	-	-	-	-	-
Net Income / (loss)	922,217	2,001,075	6,855,890	10,324,028	14,380,466	(2,251,199)
Basic earnings per share	0.046	0.100	0.343	0.516	0.72	(0.11)
Diluted earnings per share	0.046	0.100	0.343	0.069	0.38	(0.06)

Consolidated Balance Sheets	The year ended Dec. 31, 2004 ($)	The year ended Dec. 31, 2005 ($)	The year ended Dec. 31, 2006 ($)	The year ended Dec. 31, 2007 ($)	The year ended Dec. 31, 2008 ($)	The three months ended Mar. 31, 2009 ($)
	(audited)	(audited)	(audited)	(audited)	(audited)	(unaudited)
Current Assets	13,069,478	9,911,883	11,272,054	35,828,927	46,386,564	49,414,732
Total Assets	20,454,198	27,090,833	35,245,747	70,732,531	82,549,237	84,552,325
Current Liabilities	6,350,104	10,634,636	11,050,319	15,587,625	9,243,080	13,420,075
Total Liabilities	6,670,729	10,908,533	11,512,096	16,044,732	9,677,758	13,841,400
Total Stockholders’ Equity	13,783,469	16,182,300	23,733,651	54,687,799	72,871,479	70,710,925

RISK FACTORS

Cautionary Statement Regarding Future Results, Forward-Looking Information And Certain Important Factors

In this prospectus we make, and from time to time we otherwise make, written and oral statements regarding our business and prospects, such as projections of future performance, statements of management’s plans and objectives, forecasts of market trends, and other matters that are forward-looking statements. Statements containing the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimates,” “projects,” “believes,” “expects,” “anticipates,” “intends,” “target,” “goal,” “plans,” “objective,” “should” or similar expressions identify forward-looking statements, which may appear in documents, reports, filings with the Securities and Exchange Commission (“SEC”), news releases, written or oral presentations made by officers or other representatives made by us to analysts, stockholders, investors, news organizations and others, and discussions with management and other of our representatives.

Our future results, including results related to forward-looking statements, involve a number of risks and uncertainties. No assurance can be given that the results reflected in any forward-looking statements will be achieved. Our forward-looking statements are based upon assumptions that are sometimes based upon estimates, data, communications and other information from suppliers, government agencies and other sources that may be subject to revision. Further, any forward-looking statement speaks only as of the date on which it is made, and new factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

We face special risks for doing business in China. We face the risk of changes in the policies of the PRC government, the risk of recent PRC regulations restricting the establishment of offshore companies by PRC residents, the risk of ineffective contractual control of Yanglin, the risk of Mr. Liu Shulin’s conflict of interest as a majority shareholder of both Yanglin and us, the risk of uncertainty associated with the new Merger and Acquisition Rules’ impact on our contractual control of Yanglin issued by the Chinese government;  the risk of uncertain legal environment in China, the risk of substantial influence by the PRC government over the manner we conduct our business activities, the risk of inflation in China, the risk of restrictions on currency exchange, the risk of fluctuation of Renminbi exchange rate, the risk of distribution our assets upon liquidation, the risk of being treated as a resident enterprise for PRC tax purposes, the risk of limited business insurance coverage, and the risk of future outbreaks of SARS and Avain Flu in China.

In addition to other matters identified or described by us from time to time in filings with the SEC, there are several important factors, including those mentioned above, that could cause our future results to differ materially from historical results or trends, results anticipated or planned by us, or results that are reflected from time to time in any forward-looking statement. Some of these important factors, but not necessarily all important factors, include the following:

Risks Related To Our Business

Our raw material supply is vulnerable to natural disasters, which could severely disrupt the normal operation of our business and therefore adversely affect our business.

As soybeans are our main raw materials and most of our soybeans are grown in and obtained from farmers in the Heilongjiang province, natural disasters such as drought, earthquakes, floods, and heavy rains in Heilongjiang may lead to a shortage in our supply of soybeans and result in soybean price increases, and consequently adversely affect our operations.

Our efforts to expand into soybean deep-processing and manufacture value added products may not be successful.

In order to grow our business and achieve higher profit margins, we have begun to construct new plants and add new equipment to manufacture value added products such as high-grade oil, protein concentrate, textured protein, powdered oil, etc. If the consumers do not accept our new products, the market for such products has not fully developed, or we do not have experienced sales personnel to market such products, we may not achieve the result as we expect and our business operation and financial conditions may be adversely affected.

Soybean prices fluctuate greatly. This may adversely affect our operations.

As a commodity, soybeans are subject to the price fluctuation of the commodity market in China and indirectly to the international commodity market. For example, the soybean price went up from RMB 2.16 per 500 grams at the beginning of 2008 to RMB 2.75 per 500 grams at the beginning of Mar 2008, then to RMB 2.70 per 500 grams in early July and went down to RMB 1.65 per 500 grams at the end of 2008, due to both the shortage in soybean supply caused by a severe drought in 2007 and farmers’ cutting growing areas of soybeans brought by the continuously low price level by the end of 2006. If the soybean price increases significantly, we may have a problem caused by increased demand on working capital to satisfy the raw materials needs of our operations.

Our full capacity may be reached soon. Our growth may be impacted if we could not expand our capacity in the near future.

The designed capacity of our facilities is 520,000 tons per year and the maximum utilization rate for our industry is approximately 90%. We processed 420,000 tons of soybean in 2008 and we expect to process about 450,000 tons in 2009. We will soon need additional capacity to grow our business. If we are not able to build or acquire new facilities in 2009, the growth of our business maybe adversely affected.

We do not have long-term soybean supply contracts, which could have a material adverse effect on us.

Currently, we source about 70% of our raw materials from farmers with whom we have a long term relationship and about 30% from intermediaries who purchase directly from other farmers. However, we do not have long term contracts with the farmers or the intermediaries. All current supply contracts with the soybean farmers are one-year contracts without fixed prices. Therefore, we may not be able to control supply risks. Any significant fluctuation in price of our raw materials could have a material adverse effect on the manufacturing cost of our products.

We have tried to mitigate the risks by paying attractive premium to those farmers who purchase “Yanglin” soybean seeds, cultivate and plant them and then sell the soybeans to us in order to guarantee our soybean supplies. However, if our competitors also pay premium or even pay higher premium to attract the suppliers, we may lose our advantage in purchasing price and lose some of the soybean supplies.

The soybean price is largely beyond our control in addition to natural disaster or supply competition.

The soybean price may also be affected by other factors in addition to natural disasters or supply competition, such as global commodity price increase, government control or suppliers’ financial difficulties. We may have limited options in the short-term for alternative supply if our suppliers fail for any reason, including suppliers’ business failure or financial difficulties to continue the supply of raw materials. Moreover, identifying and accessing alternative sources may increase our costs. Although raw materials are generally available and we have not experienced any raw material shortage in the past, we cannot assure that the necessary materials will continue to be available to us at prices currently in effect or acceptable to us.

Some of our land may be reclaimed by the government and this may materially impact our operations.

Most land in China is state-owned and land use rights may be granted, transferred, leased or allocated. Allocated land use rights are generally provided by the government for an indefinite period (usually to state-owned entities) and cannot be pledged, mortgaged, leased, or transferred by the user. At the same time, allocated land can be reclaimed by the government at any time. The lands occupied by our Factory No. 1 and No. 2 is allocated land and accordingly subject to the risk of being reclaimed. We are in the process of applying for the land use rights over Factory No. 2 to be changed to transferred. Although the risk being reclaimed is very small because the government is encouraging the growth of our industry and in general the market economy system will continue to support our business, we cannot guarantee the land will not be reclaimed in the future.

We may lose our advantages if there is emergence of new production technologies for other competitors.

Our business is dependent on our ability to utilize current technologies to produce high quality products with low cost. Currently, we employ advanced technologies now available in our manufacturing process. However, newer and better manufacturing technologies may emerge. If we are unable to adapt the production processes to newer and more efficient manufacturing technologies that may be used by our competitors to manufacture products that are of higher quality or at a lower cost, we may lose market share and our financial performance may be adversely affected because we do not have the financial resources to build new facilities using such new technologies.

Our manufacturing process is highly dangerous, which could cause adverse effects on our operation.

In our manufacturing process, we use highly inflammable and explosive chemical solutions. Therefore, fires and explosions could occur, which could cause delay in our production, damages to our facilities and injuries to our workers.

We receive a significant portion of our revenues from a small number of customers. Our business will be harmed if our main customers reduce their orders from us.

Our customers mainly comprise approximately 40 distributors of soybean oil and other soybean products, as well as soybean food product and animal feed manufacturers. Although our sales are widely diversified among our customers and our largest customer accounts for only 10% of our total sales, our top ten customers accounted for about 34% of our net sales in fiscal 2008. Dependence on a few customers could make it difficult to negotiate attractive prices for our products and could expose us to the risk of substantial losses if a single dominant customer ceases purchasing. If we lose any customers and are unable to replace them with other customers that would purchase a similar amount of our products, our revenues and net income would decline considerably.

Our product delivery is dependent upon the efficiency of the rail system and any disruption in the services or increase in transportation costs will have a material adverse impact on our operations.

Approximately 70% of our products are transported to our customers by rail. We are largely dependent upon the efficiency of China’s rail system and network to deliver our products. Any disruption of their service will largely impact our ability to fulfill our orders on a timely basis and recognize revenue. Also any increase in transportation costs may deter our customers and lead them to source products from other nearby suppliers, thus negatively affecting our sales.

Potential environmental liability could have a material adverse effect on our operations and financial condition.

To the knowledge of management, we have complied with the prescribed standard of environment protection as evidenced by a certificate issued by the government. Although it has not been alleged by government officials that we have violated any current environmental regulations, we cannot assure you that the government will not amend the current environmental protection laws and regulations. Our business and operating results may be materially and adversely affected if we were to be held liable for violating existing environmental regulations or if we were to increase expenditures to comply with environmental regulations affecting our operations.

Inadequate funding for our capital expenditure may affect our growth strategy and profitability.

Our continued growth depends upon our ability to raise capital from outside sources. To maintain our profitability, we should increase the efficiency and achieve economies of scale in production of those low-margin products, and at the same time to develop those high-margin products. Adequate funding is needed to expand the production scale or develop new products. However, adequate funding is dependent upon a number of factors, including but without limitation the nation’s or the world’s economy, our business condition, the financial environment as well as the relevant legal environment. If we are unable to obtain sufficient financing, our growth and profitability may be adversely limited.

The sales price fluctuation for our products is periodic, which could affect on our financial results.

The prices of our products vary seasonably, among others, by the change of soybean supply and demand. Usually, our prices are lowest during the soybean harvest time between October and December and on the peak from January to February because of the Chinese New Year. However, the price also subject to other conditions. As a result, we believe that period-to-period comparisons of our historical results of businesses are not necessarily meaningful and that you should not rely on them as an indication for future performance. It is also possible that our quarterly results of operations may be below the expectations of public market analysts and investors.

Risks Related To Our Management and Internal Control

We may not be able to achieve and maintain an effective system of internal control over financial reporting, a failure of which may prevent us from accurately reporting our financial results or detecting and preventing fraud.

We are constantly striving to establish and improve our business management and internal control over financial reporting to forecast, budget and allocate our funds. However, as a Chinese company that has recently become a US public company, we face difficulties  in hiring and retaining a sufficient number of qualified employees to achieve and maintain an effective system of internal control over financial reporting in a short period of time.

The following is a description of deficiency with respect to our internal controls over financial reporting identified by our management.

The Company does not have an accounting policy manual based on U.S. GAAP and has not formulated formal procedures on the accounting treatment of significant transactions and processes.

Because of the above-referenced deficiency and weakness in our disclosure controls and procedures and internal control over financial reporting, we may be unable to comply with the Sarbanes-Oxley Act’s internal controls requirements, and therefore may not be able to obtain the independent auditor certifications that the Sarbanes-Oxley Act requires publicly-traded companies to obtain.  As a result of any deficiencies and weaknesses, we may experience difficulty in collecting financial data and preparing financial statements, books of account and corporate records, and instituting business practices that meet international standards, failure of which may prevent us from accurately reporting our financial results or detecting and preventing fraud.

We depend on key personnel for our business operations, whose discontinuance could incur our high replacement cost.

Our future success depends substantially on the continued services of our executive officers, especially Mr. Shulin Liu, our chairman and chief executive officer, Mr. Zhongtai Guo, chief operating officer, and Mr. Shaocheng Xu, chief financial officer. If one or more of our key executive officers are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. Therefore, our business may be severely disrupted, and we may incur additional expenses and take additional time to recruit and retain new officers.

We may not be able to effectively protect our proprietary rights, which could harm our business and competitive position.

Our success depends, in part, on our ability to protect our proprietary rights. At present, we have registered the trademarks for “Yanglin” logo in China which are currently used for all our products. We cannot assure you that we will be able to effectively protect our trademarks in the future. Currently, implementation of PRC intellectual property-related laws has historically been lacking, primarily because of ambiguities in the PRC laws and difficulties in enforcement. Accordingly, intellectual property rights and confidentiality protections in the PRC may not be as effective as in the United States or other developed countries. Policing unauthorized use of proprietary technology is difficult and expensive, and we might need to resort to litigation to enforce our rights or defend us, or to determine the enforceability, scope and validity of our proprietary rights or those of others. Such litigation may require significant expenditure of cash and management efforts and could harm our business, financial condition and results of operations. An adverse determination in any such litigation will impair our intellectual property rights and may harm our business, competitive position, business prospects and reputation.

We may be exposed to intellectual property infringement and other claims by third parties, which, if successful, could cause us to pay significant damage awards and incur other costs.

While we believe that the technology we use is not protected by any patent or intellectual property rights, we face the risk of being the subject of intellectual property infringement claims. The validity and scope of claims relating to the manufacturing of soybean products may involve complex technical, legal and factual questions and analysis and, therefore, may be highly uncertain. The defense and prosecution of intellectual property suits, patent opposition proceedings and related legal and administrative proceedings can be both costly and time consuming and may significantly divert the efforts and resources of our technical and management personnel. An adverse determination in any such litigation or proceedings to which we may become a party could subject us to significant liability, including damage awards to third parties, require us to seek licenses from third parties, to pay ongoing royalties, or to redesign our products or subject us to injunctions preventing the manufacture and sale of our products. Protracted litigation could also result in our customers or potential customers deferring or limiting their purchase or use of our products until resolution of such litigation. Further, we do not have adequate product liability insurance coverage against defective products as our products are manufactured according to fairly basic formulas. Any disputes so far have been resolved through friendly negotiations. There is no guarantee that we will not be involved in any legal proceedings should such negotiations fail one day.

Risks Related to Our Expansion

We give no assurances that any plans for future expansion will be implemented or that they will be successful.

While we have expansion plans, which include manufacturing “deep-processed” and refined soybean products, expanding our production lines and expanding our sales, there is no guarantee that such plans will be implemented or that they will be successful. These plans are subject to, among other things, the feasibility to meet the challenges we face, our ability to arrange for sufficient funding for more manufacturing facilities and the increasing working capital and the ability to hire qualified and capable employees to carry out these expansion plans.

Our personnel may not effectively support our growth and therefore impeding the expansion plan.

We currently have sufficient experienced and skilled employees for our business operations. But if our business and markets grow and develop, it will be necessary for us to expand our operation in an orderly fashion, which will put added pressure on our management and operational infrastructure. We may not have the requisite experience to manage and operate a larger, more modern manufacturing plant and bigger production lines. In addition, we may face challenges in product offerings and in integrating acquired businesses. These events would increase demands on our existing management, workforce and facilities. Failure to satisfy these increased demands could interrupt or adversely affect our operations and cause production backlogs, longer product development time frames and administrative inefficiencies.

We may not able to increase our sources for soybean supply. As a result, we may not support our plan to increase production.

In order to increase our raw material supplies, we intend to expand our soybean supply area through development of additional farmland soybean agreements, which in turn will be accomplished through contract negotiations with private farmers and cooperation with state-owned farms. However, it is difficult to obtain access to farmlands from private farmers or state-owned farms. If we cannot expand the soybean supply area, we may not be able to increase the supplies of the soybean and our plan to increase soybean production.

We may have difficulty to expand our sales network in domestic market or to explore new overseas market.

We intend to intensify our marketing efforts in the PRC by expanding existing sales and marketing network coverage to reach more areas by establishing more sales offices within the PRC and maybe in other countries such as Singapore, Malaysia, Canada and the United States. However, overseas consumers may not accept the value of non-generically modified soybean products and would not like to pay the premium of it. It also may be difficult to expand the sales channels in China’s markets if we are unable to advertise our products through various forms of media. But the advertising in commercial magazines, popular newspapers or over the internet will enhance our sales costs.

Our acquisition plan may not succeed, which will adversely affect our overall expansion plan.

We plan to expand our production facilities through the acquisition of approximately 3 to 4 additional factories, which can increase our current annual soybean production capacity up to about 1.5 million tons of soybeans over the next 3 years. However, it will be difficult for us to negotiate the acquisition with those factories, who may bargain for higher acquiring prices. Additionally, the acquisition will be submitted to the government for approval. That process may increase the risk of the acquisition failure or increase our acquisition cost, which decreases the value of the acquisition. If our acquisition fails, it will block our overall expansion plan.

Risks Related To Our Industry

Disruptions in the capital and credit markets related to the current national and worldwide financial crisis, which may continue indefinitely or intensify, could adversely affect our results of operations, cash flows and financial condition, or those of our customers and suppliers.

The current disruptions in the capital and credit markets may continue indefinitely or intensify, and adversely impact our results of operations, cash flows and financial condition, or those of our customers and suppliers. Disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation, reduced alternatives or failures of significant financial institutions could adversely affect our access to liquidity needed to conduct or expand our businesses or conduct acquisitions or make other discretionary investments, as well as our ability to effectively hedge our currency or interest rate. Such disruptions may also adversely impact the capital needs of our customers and suppliers, which, in turn, could adversely affect our results of operations, cash flows and financial condition.

China’s commitments to the World Trade Organization may intensify competition.

In connection with its accession to the World Trade Organization, China made many commitments including opening its markets to foreign products, allowing foreign companies to conduct distribution business and reducing customs duties. Foreign manufacturers may begin to manufacture non-genetically modified soybean products and ship their products or establish manufacturing facilities in China. Competition from foreign companies may reduce profit margins and hence our business results would suffer.

If the substitute products for soybean oil increase, we may lose our market share of soybean oil market.

Substitute products for soybean oil, such as vegetable oil of peanut and palm oil could increase the intensity of competition faced by us. With the appearance of substitute products for soybean oil, consumers have more choices. Part of consumers may prefer vegetable oil. As a result, we may lose our market share of soybean oil market.

If we are not be able to maintain competitive in non-genetically modified soybean product business, we may not achieve sufficient product revenues.

At present, we are the largest and most integrated private non-genetically modified soybean producer in China. Our products compete with a multitude of products developed, manufactured and marketed by others and we expect competition from new market entrants in the future. Our current competitors are the other domestic non-genetically modified soybean companies and global manufacturers who may enter the non-genetically modified soybean business. Although currently we view ourselves in a favorable position, we may not remain competitive if existing or future competing products may provide better quality, greater utility, lower cost or other benefits from their intended uses than our products, or may offer comparable performance at lower cost. If our products fail to capture and maintain market share, we may not achieve sufficient product revenues, and our business would suffer.

The inability of the PRC government to keep the PRC a genetically modified-free soybean zone will remove our competitive edge and negatively impact our operations.

We distinguish ourselves from our competitors in that we manufacture and sell non-genetically modified soybean products. Because the PRC is a non-genetically modified soybean growing zone, our competitors are not the large, better capitalized producers of genetically modified soybean products. The PRC has one of the strictest bio-safety regulations in the world, requiring safety certificates and labeling of genetically modified products. However, with so much genetically modified soybeans being imported into the country, there is a question as to whether the PRC is able to keep it a genetically modified-free soybean zone. If the PRC is unsuccessful in keeping the PRC a genetically modified-free soybean zone and our soybeans are tainted through pollination, we will lose our competition edge and this would adversely affect our operations.

Our failure to comply with ongoing governmental regulations could hurt our operations and reduce our market share.

In China, the food industry is undergoing increasing regulations as environmental awareness increases in China. The trend is that the Chinese government toughens its regulations and penalties for violations of environmental regulations. New regulatory actions are constantly changing our industry. Although we believe we have complied with applicable government regulations, there is no assurance that we will be able to do so in the future.

Risks Related To Doing Business In China

We face the risk that changes in the policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and the profitability of such business.

All of our business operations are conducted in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The Chinese economy differs from the economies of most developed countries in many respects, including level of government involvement in economic activities, stage of national development, and control of foreign exchange.

While the Chinese economy has grown significantly in the past 20 years, the growth has been uneven, both geographically and among various sectors of the economy. Policies of the PRC government can have significant effects on the economic conditions of the PRC. The PRC government has confirmed that economic development will follow the model of a market economy. Under this direction, we believe that the PRC will continue to strengthen its economic and trading relationships with foreign countries and business development in the PRC will follow market forces. While we believe that this trend will continue, we cannot assure you that this will be the case. A change in policies by the PRC government could adversely affect our interests by, among other factors: changes in laws, regulations or the interpretation of laws and regulations, confiscatory taxation, restrictions on currency conversion, imports or sources of supplies, or the expropriation or nationalization of private enterprises. Although the PRC government has been pursuing economic reform policies for more than two decades, we cannot assure you that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the PRC’s political, economic and social life.

Recent PRC regulations relating to the establishment of offshore companies by PRC residents may subject our PRC resident shareholders to personal liability and limit our ability to inject capital into our PRC subsidiaries, limit our subsidiaries’ ability to distribute profits to us or otherwise adversely affect us.

China State Administration of Foreign Exchange, or the SAFE, issued a public circular on October 21, 2005 concerning the acquisition by an offshore company controlled by PRC residents of onshore assets in China. This circular requires that (1) a PRC resident shall register with a local branch of the SAFE before he or she establishes or controls an overseas special purpose vehicle, or SPV, for the purpose of overseas equity financing (including convertible debt financing); (2) when a PRC resident contributes the assets of or his or her equity interests in a domestic enterprise to an SPV, or engages in overseas financing after contributing assets or equity interests to an SPV, such PRC resident must register his or her interest in the SPV and any changes in such interest with a local branch of the SAFE; and (3) when the SPV undergoes a material change outside of China, such as a change in share capital or merger or acquisition, the PRC resident shall, within 30 days from the occurrence of the event that triggers the change, register such change with a local branch of the SAFE. Furthermore, PRC residents who are shareholders of SPVs established before November 1, 2005 are required to register with a local branch of the SAFE before March 31, 2006.

The beneficial owners of our company who are PRC residents are required to update their respective registrations with the local branch of the SAFE. However, we cannot assure you that these beneficial owners will update their registrations with the local branch of the SAFE in full compliance with the October 2005 SAFE circular. The failure or inability of beneficial owners of our company who are resident in the PRC to comply with the registration procedures set forth in the October 2005 SAFE circular may subject these beneficial owners to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute dividends to us or otherwise adversely affect our business.

Contractual arrangements through which we have established control of Yanglin may not be as effective in providing operational control as direct ownership. If Yanglin fails to perform its obligations under these contractual arrangements, we may have to legally enforce such arrangements and our business, financial condition and results of operations may be materially and adversely affected if these arrangements cannot be enforced.

We rely on contractual arrangements with Yanglin and its shareholders for operating our business. These contractual arrangements may not be as effective in providing us with control over Yanglin as direct ownership.

Under the current contractual arrangements, as a legal matter, if Yanglin fails to perform its obligations under these contractual arrangements, we may have to (i) incur substantial costs and resources to enforce such arrangements, and (ii) rely on legal remedies under PRC law, which we cannot be sure would be effective.

These contractual arrangements are governed by PRC law and provide for the resolution of disputes through either arbitration or litigation in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. If Yanglin fails to perform its obligations under these contractual arrangements, we may have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which we cannot be sure would be effective. In addition, the legal environment in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event that we are unable to enforce these contractual arrangements, our business, financial condition and results of operations could be materially and adversely affected.

Our Chief Executive Officer, Mr. Shulin Liu and his wife Mrs. Huanqin Ding, beneficially own approximately 91% of our common stock through their 100% holding in Winner State (BVI). Our loan in the amount of approximately $17 million to the domestic Chinese Yanglin Soybean Group Co. Ltd. is callable should Mr. Shulin Liu decide to sell his and/or his wife’s majority interest in Yanglin. This could cause disruption in our operations and as a consequence may adversely affect our financial condition and results of operation.

According to the Exclusive Purchase Option Agreement, Faith Winner (Jixian) (“WFOE”) has the exclusive purchase option to the equity and assets of Yanglin, any other party has no right to purchase any equity from Mr. Shulin Liu and his wife. If Mr. Shulin Liu and his wife breach the Exclusive Purchase Option Agreement to sell the equity, under the Loan Agreement, repayment should be made in its entirety or in part, at WFOE’s option and upon 10 days written notice. Yanglin may choose two ways to repay the debt, either (i) in cash, or (ii) by a transfer of equity interests of Yanglin or all its assets (at the price of $17 million with any excess treated as interests). If Yanglin chooses to repay the debt in cash, it may cause disruption in its operations due to lack of the working capital.

Conflict of interest that exists as a result of Mr. Liu’s role as our chief executive officer and our majority shareholder, and his role as a majority shareholder of Yanglin and therefore Yanglin may not repay the loan which would cause disruption in our business and adversely affect our financial condition and results of  operations.

Mr. Shulin Liu with his wife, Mrs. Huanqin Ding, beneficially own approximately 91% of our common stock through their 100% holding in Winner State (BVI). Mr. Liu is also our chief executive officer.  Mr. Liu with his wife beneficially own approximately 91% of Yanglin’s equity interest.  Thus, there is conflict of interest as a result of Mr. Liu’s role as our chief executive officer and our majority shareholder, and his role as a majority shareholder of Yanglin.  As a consequence, Yanglin may not repay the loan made on September 24, 2007.  Even though we may choose to foreclose on the equity interests of Yanglin or all its assets and become the owner of Yanglin  under Article 1 of the Exclusive Purchase Option Agreement, there is the risk that the equity interests of Yanglin or all its assets will not be sufficient to repay the loan or that we may not be able to foreclose on the equity interests of Yanglin or all its assets at all, which would cause disruption in our business and adversely affect our financial condition and results of operations.

The approval of the China Securities Regulatory Commission, or the CSRC, may be required in connection with this Prospectus under a recently adopted PRC regulation. Any requirement to obtain prior CSRC approval could delay the effectiveness of this Prospectus and a failure to obtain this approval, if required, could have a material adverse effect on the rights of our current and prospective stockholders, and would adversely affect the value of our common stock.

On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, or SASAC, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC and SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the New M&A Rule, which became effective on September 8, 2006. The New M&A Rule purports to require, among other things, offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and directly or indirectly controlled by PRC companies or individuals to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. The application of their new PRC regulation is unclear. On December 14, 2006, the CSRC published a notice on its official website specifying the documents and materials required to be submitted by SPVs seeking CSRC approval of their overseas listings, or the Related Clarification.

However, the CSRC has not promulgated any guidance on the application and acceptance procedures for these matters. If the CSRC or other PRC regulatory authorities subsequently determine that we need to obtain the CSRC’s approval for this offering, we may face sanctions by the CSRC or such other PRC regulatory authorities. In such event, these regulatory authorities may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, require us to divest ourselves of any interests we hold in Yanglin, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, the rights of our current and prospective stockholders, as well as on the value of our common stock.

Our business is largely subject to the uncertain legal environment in China and your legal protection could be limited.

The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used. The overall effect of legislation enacted over the past 20 years has been to enhance the protections afforded to foreign invested enterprises in China. However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involves uncertainties. These uncertainties could limit the legal protections available to foreign investors, such as the right of foreign invested enterprises to hold licenses and permits such as requisite business licenses. In addition, all of our executive officers and our directors are residents of China, and substantially all the assets of these persons are located outside the U.S. As a result, it could be difficult for investors to effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against us or any of these persons.

You may experience difficulties in effecting service of legal process and enforcing judgments against us and our management in China.

Substantially all of our assets and our subsidiaries are located in China. In addition, all of our directors and officers reside within China, including our certified public accountant (“CPA”), Albert Wong & Co. As a result, it may not be possible to effect service of process within the United States or elsewhere outside of China upon most of our directors and officers and our CPA, including with respect to matters arising under the U.S. federal securities laws or applicable state securities laws. Moreover, China is not a party to any treaties providing for reciprocal enforcement of judgments of courts with the United States or most other western jurisdictions. As a result, recognition and enforcement in China of judgments of a court in the United States or any other jurisdictions mentioned above in relation to any matter may be difficult or impossible. In addition, you will have difficulties in bring an original action in a Chinese court to enforce liabilities against our directors, officers and our CPA based upon the U.S. federal securities laws.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

China only recently has permitted provincial and local economic autonomy and private economic activities. Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy, or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we hold in Chinese properties.

Inflation in China may inhibit our activity to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. While inflation has been more moderate since 1995, high inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

The majority of our revenues will be settled in Renminbi, and any future restrictions on currency exchanges may limit our ability to use revenue generated in Renminbi to distribute dividend or make other payments in U.S. dollars. Normally the revenue will be reinvested in China. If we distribute dividend or  make other payments in U.S. dollars to the shareholders, PRC Foreign Investment Companies Laws require us to provide relevant documents such as tax payment evidence and resolutions of the board of the directors.  In addition, PRC bureaucracy may hinder the process even if all documents are in order. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the Renminbi for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents at those banks in China authorized to conduct foreign exchange business. In addition, conversion of Renminbi for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi.

The fluctuation of the Renminbi may materially and adversely affect your investment.

The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and Renminbi, and between those currencies and other currencies in which our sales may be denominated. For example, to the extent that we need to convert U.S. dollars into Renminbi for our operational needs and should the Renminbi appreciate against the U.S. dollar at that time, our financial position, the business of the company, and the price of our common stock may be harmed. If we decide to convert our Renminbi into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.

We may not be able to distribute our assets upon liquidation and dividend payment will be subject to restrictions under Chinese foreign exchange rule

Our assets are predominately located inside China. Under the laws governing foreign investment enterprises in China, dividend distribution and liquidation are allowed but subject to special procedures under the relevant laws and rules. Any dividend payment will be subject to the decision of the board of directors and subject to foreign exchange rules governing such repatriation. Any liquidation is subject to both the relevant government agency’s approval and supervision as well the foreign exchange control. The foreign exchange control authority may or may not approve the repatriation of funds out of China if any funds left after liquidation. See “Statutory Reserves -Page 37”.

We may be treated as a resident enterprise for PRC tax purposes as the Enterprise Income Tax Law became effective on January 1, 2008, which may subject us to PRC income tax for any dividends we receive from our subsidiaries and PRC income tax withholding for any dividends we pay to our non-PRC shareholders.

The Enterprise Income Tax Law provides that enterprises established outside of China whose “de facto management bodies” are located in China are considered “resident enterprises” and will generally be subject to the uniform 25.0% enterprise income tax rate as to their global income, including income we receive from our subsidiaries. The term “de facto management bodies” is not defined under the Enterprise Income Tax Law and it is currently unclear in which situations a non-PRC enterprise’s “de facto management body” is located in China. All of our management is currently based in China, and if a majority of the members of our management team continue to be located in China after the effective date of the Enterprise Income Tax Law, we may be considered a PRC resident enterprise and therefore subject to PRC enterprise income tax at the rate of 25% on our worldwide income, which will include any dividend income we receive from our subsidiaries. If we are required under the Enterprise Income Tax Law to pay income tax for any dividends we receive from our subsidiaries, our revenues could decrease significantly.

If we fail to obtain the recognition of Key Leading Enterprise by the State Administration of Agriculture, the higher tax rate of 25% will be applied to us.

We have been exempted completely from enterprise income tax because Yanglin has been recognized as the Key Leading Enterprise in the industrialization of Agriculture Industry (“KLE in AC”). On August 1, 2008, State Administration of Agriculture and other seven government authorities promulgated the Circular on the Announcement of the Fourth List of Key leading Enterprise in the industrialization of Agriculture Industry (Nong Jing Fa (2008) No.3), which indicates that the review of the qualification of KLE in AC shall be extended until the end of the Year 2009. Therefore, Yanglin will still enjoy complete exemption from Income Tax  until the end of Year 2009.  However, our status as KLE in AC may not be extended beyond the end of Year 2009 and the new tax rate of 25% will be applied to us and our revenues could decrease significantly.

We have limited business insurance coverage in China, which could harm our business.

We are exposed to many risks, including equipment failures, natural disasters, industrial accidents, power outages, and other business interruptions. We do not carry business interruption insurance and as a result, we may be required to pay for financial and other losses, damages and liabilities, including those caused by natural disasters and other events beyond our control, out of our own funds, which could have a material adverse effect on our business, financial condition and results of operations.

Our property and equipment insurance does not cover the full value of our property and equipment, which leaves us with exposure in the event of loss or damage to our properties or claims filed against us. We currently do not carry any product liability or other similar insurance. We cannot assure you that we would not face liability in the event of the failure of any of our products. This is particularly true given our plan to significantly expand our sales into international markets, like the United States, where product liability claims are more prevalent.

Except for property and automobile insurance, we do not have other insurance such as business liability or disruption insurance coverage for our operations in the PRC. We do not maintain a reserve fund for warranty or defective products claims. Our costs could substantially increase if we experience a significant number of warranty claims. We have not established any reserve funds for potential warranty claims since historically we have experienced few warranty claims for our products so that the costs associated with our warranty claims have been low. If we experience an increase in warranty claims significantly, it would have a material adverse effect on our financial condition and results of operations.

Any future outbreak of severe acute respiratory syndrome or avian influenza in China, or similar adverse public health developments, may severely disrupt our business and operations.

A renewed outbreak of severe acute respiratory syndrome, the Avian Flu or another widespread public health problem in China, where all of our manufacturing facilities are located and where all of our revenues are derived from, could have a negative effect on our operations. In addition, there have been confirmed human cases of avian influenza in PRC, Vietnam, Iraq, Thailand, Indonesia, Turkey, Cambodia and other countries which have proven fatal in some instances. If such an outbreak or any other similar epidemic were to spread in China, where our operations are located, it may adversely affect our business and operating results. Such an outbreak could have an impact on our operations as a result of quarantines or closures of our manufacturing facilities or the retail outlets, which would severely disrupt our operations, the sickness or death of our key officers and employees, and a general slowdown in the Chinese economy.

Risks Related To The Market For Our Stock

Our Common Stocks subject to price volatility and may result in losses for investors.

The stock market has experienced significant price and volume fluctuations that have particularly affected the trading prices of equity securities of many companies that have business operations exclusively in China. These fluctuations have often been unrelated or disproportionate to the operating performance of many of these companies. Any negative change in the public’s perception of these companies could decrease our stock price regardless of our operating results. The market price of our common stock has been and may continue to be volatile. We expect our stock price to be subject to fluctuations as a result of a variety of factors, including factors beyond our control.

These factors include without limitation actual or anticipated variations in our quarterly operating results, announcements of technological innovations or new products or services by us or our competitors, announcements relating to strategic relationships or acquisitions, additions or terminations of coverage of our common stock by securities analysts, statements by securities analysts regarding us or our industry, conditions or trends in the our industry, and changes in the economic performance and/or market valuations of other soybean product companies.

The prices at which our common stock trades will affect our ability to raise capital, which may have an adverse affect on our ability to fund our operations.

Our common stock may be considered to be a “penny stock” and, as such, the market for our common stock may be further limited by certain SEC rules applicable to penny stocks.

To the extent the price of our common stock remains below $5.00 per share or we have net tangible assets of $2,000,000 or less, our common shares will be subject to certain “penny stock” rules promulgated by the SEC. Those rules impose certain sales practice requirements on brokers who sell penny stock to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000). For transactions covered by the penny stock rules, the broker must make a special suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to the sale. Furthermore, the penny stock rules generally require, among other things, that brokers engaged in secondary trading of penny stocks provide customers with written disclosure documents, monthly statements of the market value of penny stocks, disclosure of the bid and asked prices, disclosure of the compensation to the brokerage firm, and disclosure of the sales person working for the brokerage firm. These rules and regulations adversely affect the ability of brokers to sell our common shares and limit the liquidity of our securities.

We do not intend to pay cash dividends in the foreseeable future.

We do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business. In addition, the terms of any future debt or credit facility may preclude us from paying any dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of potential gain in your investment for the foreseeable future.

Our chief executive officer could exert significant influence over our significant corporate decisions and may act in a manner that advances his best interests and not necessarily those of other stockholders.

Our Chief Executive Officer, Mr. Shulin Liu and his wife Mrs. Huanqin Ding, beneficially own approximately 91% of our common stock through their 100% holding in Winner State (BVI). As a result, Mr. Liu may be able to influence significantly the outcome of all matters requiring stockholder approval, including the election and removal of directors and any merger, consolidation, or sale of all or substantially all of our assets and he may act in a manner that advances his best interests and not necessarily those of other stockholders, including investors in this offering, by, among other things: delaying, deferring or preventing a change in control of us; entrenching our management and/or our board of directors; impeding a merger, consolidation, takeover or other business combination involving us; discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us; or causing us to enter into transactions or agreements that are not in the best interests of all stockholders.

There is currently a very limited trading market for our common stock

Our common stock is quoted on the OTCBB. However, our bid and asked quotations have not regularly appeared on the OTCBB for any consistent period of time. There is no established trading market for our common stock and our common stock may never be included for trading on any stock exchange or through any other quotation system (including, without limitation, the NASDAQ Stock Market). You may not be able to sell your shares due to the absence of a trading market.

We will incur increased costs as a result of changes in laws and regulations relating to corporate governance matters.

As a public reporting company, we will need to comply with the Sarbanes-Oxley Act of 2002 and the related rules and regulations adopted by the SEC, including expanded disclosures, accelerated reporting requirements and more complex accounting rules. Compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and other requirements will increase our costs and require additional management resources. Additionally, these laws and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. We are presently evaluating and monitoring developments with respect to these laws and regulations and cannot predict or estimate the amount or timing of additional costs we may incur to respond to their requirements.

We may not be able to achieve and maintain an effective system of internal control over financial reporting, a failure which may prevent us from accurately reporting our financial results or detecting and preventing fraud.

We will be subject to reporting obligations under the U.S. securities law. Beginning with our annual report on Form 10-K for the fiscal year ending December 31, 2007, we will be required to prepare a management report on our internal control over financial reporting containing our management’s assessment of the effectiveness of our internal control over financial reporting. In addition, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal controls over our financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective our independent registered public accounting firm may still decline to attest to the effectiveness or may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future.

We may require additional capital, which may not be available on commercially reasonable terms, or at all.

Capital raise through the sale of equity securities may result in dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. Financing may be unavailable in amounts or on terms acceptable to us, or at all. Failure to obtain such additional capital could have an adverse impact on our business strategies and growth prospects.

Our future capital raising and the conversion of our outstanding shares of preferred stock and warrants may dilute our shareholders’ equities.

If we need to obtain external financing, our capital raising could require us to sell additional equity or debt securities or obtain credit facilities. The sale of additional equity or equity-linked securities could result in additional dilution to our then existing shareholders. In addition the conversion of outstanding shares of preferred stock and exercise of warrants into common stock may dilute our then existing shareholders’ equities. Certain registration rights have been granted to holders of the preferred stock and warrants. Pursuant to the registration rights agreement, certain holders of the preferred stock and warrants have the demand rights to require us to register the shares common stock held by these holders. Therefore, as our existing shareholders, your share equities may be diluted upon the conversion of outstanding shares of preferred stock, exercise of warrants and sale of common stock pursuant to the registration rights agreement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause the results of Yanglin Soybean, Inc. to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact could be deemed forward-looking statements, including any projections of revenue, expenses, earnings or losses from operations, or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning product research, development and commercialization timelines; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include risks that are described under the heading “Risk Factors” and elsewhere in this prospectus and that are otherwise described from time to time in our Securities and Exchange Commission reports filed after this prospectus.

Because the factors referred to in the preceding paragraph could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements we make, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and new factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholders. All net proceeds from the sale of the common stock covered by this prospectus will go to the selling stockholders.

DIVIDEND POLICY

We have neither declared nor paid dividends on our common stock since our inception and do not plan to pay dividends in the foreseeable future. Any determination in the future to pay cash dividends will depend on our financial condition, capital requirements, result of operations, contractual limitations and other factors deemed relevant by the board of directors.

MARKET PRICE INFORMATION

Our stock is currently quoted on the OTCBB and our trading symbol is "YSYB.OB”. There has never been any established public market for shares of our common stock. As of May 28, 2009, we have 20,000,003 shares of common stock issued and outstanding held by approximately 360 shareholders and 10,000,000 shares of Preferred Stock issued and outstanding held by approximately 10 shareholders. We have authorized and issued 10,000,000 Series A Convertible Preferred Stock and authorized 10,000,000 Series B Convertible Preferred Stock but have not issued any Series B Preferred Stock.

The following table sets forth for the period indicated the prices of our common stock quoted on the OTCBB, as reported and summarized by the OTCBB prices are based on inter-dealer bid and asked prices, without markup, markdown, commissions, or adjustments and may not represent actual transactions.

CALENDAR QUARTER ENDED	HIGH		LOW
March 31, 2007	0	*	0	*
June 30, 2007	0	*	0	*
September 30, 2007	0	*	0	*
December 31, 2007	$4.50		$2.50
March 31, 2008	$3.25		$3.25

CALENDAR QUARTER ENDED	HIGH	LOW
June 30, 2008	$5.50	$2.85
September 30, 2008	$5.50	$4.90
December 31, 2008	$5.25	$2.50
March 31, 2009	$4.90	$3.25
Until May 26, 2009	$4.90	$3.00

* There was almost no trading activity of the company’s common stock on and before September 30, 2007.

ENFORCEABILITY OF CIVIL LIABILITIES

There is uncertainty as to whether the courts of China would:

•
recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in China against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

The recognition and enforcement of foreign judgments are primarily provided for under Chinese Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of Chinese Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. Currently, there are no treaties providing for reciprocity arrangements between the United States and the PRC for the recognition or enforcement of U.S. court judgments in the PRC. In addition, in the event that foreign judgments contravene the basic principles of the laws of the PRC, endanger state sovereignty or security, or are in conflict with the public interest of the PRC, PRC courts will not recognize and enforce such foreign judgments.

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the following selected consolidated financial data in conjunction with “Management's Discussion and Analysis of Financial Condition and Results of Operations,” the financial statements and related notes, and the other financial information included in this prospectus.

Consolidated Statement of Operations	The year ended Dec. 31, 2004 ($)	The year ended Dec. 31, 2005 ($)	The year ended Dec. 31, 2006 ($)	The year ended Dec. 31, 2007 ($)	The year ended Dec. 31, 2008 ($)	The three months ended Mar. 31, 2009 ($)
	(audited)	(audited)	(audited)	(audited)	(audited)	(unaudited)
Sales Revenue (net of discounts, returns and allowances)	26,325,611	38,430,465	88,078,494	155,206,867	250,728,674	43,032,326
Other sales	-	-	-	-	-	-
Cost of sales	(24,557,296)	(35,132,664)	(79,862,179)	(142,568,658)	(229,838,842)	(44,174,348)
Gross profit / (loss)	1,768,315	3,297,801	8,216,315	12,638,209	20,889,832	(1,142,022)
Selling expenses	(54,553)	(43,094)	(63,209)	(146,411)	(249,812)	(69,246)
General and administrative expenses	(902,258)	(1,103,262)	(1,078,184)	(1,812,450)	(5,552,223)	(1,018,180)
Income / (loss) from operations	811,504	2,151,445	7,074,922	10,679,348	15,087,797	(2,229,448)
Interest expense, net	(100,455)	(150,370)	(219,032)	(394,705)	(677,015)	(21,780)
Other income	211,168	-	-	39,385	797	29
Other expense		-	-	-	(31,113)	-
Income / (loss) before taxation	922,217	2,001,075	6,855,890	10,324,028	14,380,466	(2,251,199)
Income tax	-	-	-	-	-	-
Net Income / (loss)	922,217	2,001,075	6,855,890	10,324,028	14,380,466	(2,251,199)
Basic earnings per share	0.046	0.100	0.343	0.516	0.72	(0.11)
Diluted earnings per share	0.046	0.100	0.343	0.069	0.38	(0.06)

Consolidated Balance Sheets	The year ended Dec. 31, 2004 ($)	The year ended Dec. 31, 2005 ($)	The year ended Dec. 31, 2006 ($)	The year ended Dec. 31, 2007 ($)	The year ended Dec. 31, 2008 ($)	The three months ended Mar. 31, 2009 ($)
	(audited)	(audited)	(audited)	(audited)	(audited)	(unaudited)
Current Assets	13,069,478	9,911,883	11,272,054	35,828,927	46,386,564	49,414,732
Total Assets	20,454,198	27,090,833	35,245,747	70,732,531	82,549,237	84,552,325
Current Liabilities	6,350,104	10,634,636	11,050,319	15,587,625	9,243,080	13,420,075
Total Liabilities	6,670,729	10,908,533	11,512,096	16,044,732	9,677,758	13,841,400
Total Stockholders’ Equity	13,783,469	16,182,300	23,733,651	54,687,799	72,871,479	70,710,925

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATION

The following discussion of our financial condition and results of operations should be read in conjunction with our audited consolidated financial statements and the notes to those financial statements appearing elsewhere in this prospectus. This discussion contains forward-looking statements that involve significant risks and uncertainties. As a result of many factors, such as those set forth under "Forward Looking Statements" and "Risk Factors" and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Company Overview

We are a leading non-genetically modified (non-GM) soybean processor in the PRC. We currently manufacture ordinary soybean oil, salad oil and soybean meal in bulk package, which are sold throughout China to our customers directly or through distributors. Most of our customers (approximately 80%) are located in Northern China.

Our manufacturing process includes sifting, crushing, heating and pressing soybeans, extracting and separating oil from crushed soybeans, and cleansing, hydrating and packaging of oil as well as drying and packaging soybean meal. Currently, our main products include ordinary soybean oil, salad oil and soybean meal. We plan to broaden our product line to include high end products such as squeezed oil, powdered soy oil and protein concentrates, textured protein and defatted soybean powder, while greatly enlarging the production capacity of salad oil. We have installed the equipment for manufacturing squeezed oil and expanded the production line for salad oil and have started production of these products at the end of 2007. The production facilities for powdered soy oil have been built and are now in the trial production and “debugging” phase. The pilot production of protein concentrates began in late 2008, with small quantities of commercial grade product provided to customers. Defatted soy powder will be launched in 2009, and the production line of textured protein will also be put into operation in 2009.

We sell our products under the “Yanglin” brand name primarily to various geographic regions of the PRC through our various distribution channels. In the fiscal year ended December 31, 2008, we processed approximately 420,000 tons of soybeans and generated total revenues amounting to approximately $250.7 million with net income amounting to $14.4 million.

Our goal is to become the market leader in the non-GM soybean industry of China, and we believe that we can accomplish this objective in the near future. We are now considering future expansion and an acquisition plan, with the intention of significantly increasing our processing capacity. The plan is still in a preliminary stage, but this will be a vital step in achieving our objective. We are also making great efforts to improve and strengthen our management and internal control over financial reporting. We have engaged Ernst & Young as a consultant on our Sarbanes-Oxley compliance project, and Ernst & Young’s project team has finished their review of our internal control over financial reporting. By the end of 2008, we were close to successfully completing the project . This project is a great opportunity to reinforce our capability to protect the interests of the company and its shareholders while improving management effectiveness and efficiency.

Organizational History

Yanglin Soybean Inc. (f/k/a, Victory Divide Mining Company, the “Company”) was incorporated in the state of Nevada on May 26, 1921. Prior to October 3, 2007 the company had only nominal operations and assets.

On October 3, 2007, the Company executed a reverse-merger with Faith Winner Investments Limited (“Faith Winner (BVI)”) by an exchange of shares whereby the Company issued 18,500,000 common shares at $0.001 par value in exchange for all Faith Winner (BVI) shares.

Faith Winner (BVI) formed Faith Winner (Jixian) Agriculture Development Company (“Faith Winner (Jixian)” or “WFOE”), then Faith Winner (BVI) and WFOE entered into a series of agreements with Heilongjiang Yanglin Soybean Group Co., Ltd. (“Yanglin”) including but not limited to management, loan, purchase option, consignment, trademark licensing, non-competition, etc. As a result of such arrangements WFOE gained control of all of Yanglin’s assets, management and business as if Yanglin were a wholly-owned subsidiary of WFOE, so WFOE is deemed to control Yanglin as a Variable Interest Entity as required by FASB Interpretation No. 46 (revised December 2003) Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.

However, the shareholders of Yanglin, Mr. Shulin Liu with his wife, Mrs. Huanqin Ding, also have effective control over Faith Winner (BVI) and WFOE as our subsidiaries, because they beneficially own approximately 91% of our common stock through their 100% holding in Winner State (BVI) and thus have a controlling interest in us.

Pursuant to those agreements, WFOE made a loan of $17 million and intended to satisfy Yanglin’s working capital needs in the future (the “Loan”). In return, the Company obtained the management control of Yanglin and an exclusive right to acquire all of the equity of Yanglin. The rights of existing shareholders of Yanglin are assigned by the consignment of equity interests to Faith Winner (BVI). The exclusive purchase agreement as amended on April 3, 2009 and the loan agreement restrict both Yanglin and its shareholders from significant decisions including but not limited to any amendments of articles of assocaiton or rules of the Company, any change in registered capital, any transfer, mortgage or disposal of Yanglin’s assets or income in a way that would affect WFOE’s security interest, entering any material contract (exceeding RMB5 million in value) and distributing any dividends to the shareholders. Pursuant to the consigned management agreement between WFOE and Yanglin, Yanglin agreed to entrust the business operations of Yanglin and its management to WFOE until WFOE formally acquires all equity or substantially all the assets of Yanglin. Under the consigned management agreement as amended on April 3, 2009, WFOE will provide financial, technical and human resources management services to Yanglin which will enable WFOE to control Yanglin's operations, assets and cash flows. In turn, it will be entitled to 5% of Yanglin’s revenue on a yearly basis.

Under the Registered Trademark Transfer Agreement, Yanglin agreed to transfer to WFOE all of its rights in connection with the two trademarks, including without limitation the title of the trademarks and right to license ( the “Transferred Trademark”) for a purchase price of $1,000,000, which is subject to a purchase price adjustment based on the minimum appraised value on intellectual property (“IP”) rights allowed under PRC laws and regulations for such transfer. Under the Trademark Licensing Agreement, WFOE agreed to grant an exclusive license to Yanglin, for a term of 10 years, to use the Transferred Trademark for an annual licensing fee equal to 1% of Yanglin’s revenue of that year. The license fee and the management fee aforesaid – total of 6% of the revenue of Yanglin- entitled to WFOE are designed to approximate Yanglin’s annual net profit before tax. Any excess profit in Yanglin will not be distributed as dividend according to the contractual arrangements until WFOE exercises the Exclusive Purchase Option Agreement to acquire all shareholders’ equity interest of Yanglin. If the 6% of licence and management fees exceed the net profit before tax of Yanglin, the amount entitled to WFOE is limited to the actual annual net profit before tax of Yanglin under the contracts.

According to the exclusive purchase option agreement, the WFOE has the exclusive purchase option to purchase all or part of Yanglin’s shareholders’ equity interest in Yanglin when and as permitted under PRC laws and regulations and any other party has no right to purchase any equity from the shareholders of Yanglin. The agreement provides that, unless otherwise required under PRC laws and regulations, the consideration for the equity transfer or the asset transfer under the agreement will be $17 million or such greater amount required by the then applicable Chinese law and regulations (the “Option Price”). Under the loan agreement and the exclusive purchase option agreement, the money received as the Option Price by the shareholders of Yanglin upon execution of the option shall be contributed to Yanglin and used to satisfy the repayment of the Loan, that is, any amount of money received by Yanglin’s shareholders shall be paid back to WFOE as the repayment of Loan on behalf of Yanglin. Therefore, the actual consideration of acquisition of  the direct investment in Yanglin is exactly the amount of the Loan. Under such contractual arrangements, all of assets and equity including any residual profits of Yanglin are totally controlled by WFOE and will be formally captured upon exercise of the exclusive purchase option.

The reverse-merger also included an equity financing of $21,500,000 by the issuance of 10,000,000 Series A Convertible Preferred Stock at $2.15 per share to 10 accredited investors.

The Company, through its subsidiaries and Yanglin, (hereinafter, collectively referred to as “the Group”), is now in the business of manufacturing, distribution, and selling of non-genetically modified soybean oil, soybean salad oil, and soybean meal throughout the Province of Heilongjiang and other parts of China.

On January 17, 2008, the Company changed its name from “Victory Divide Mining Company” to Yanglin Soybean, Inc.”

Major Performance Factors

Revenue

We derive our revenue mainly from the sales of 3 main products, namely ordinary soybean oil, salad oil and soybean meal. The revenue may be affected by the following factors:
•	Processing capacity of soybean;
•	Pricing of soybean oil, salad oil and soybean meal; and,
•	Market demand

Processing capacity of soybean. Our current annual processing capacity of soybean is 520,000 metric tons, which is sufficient for our current level of operations.

Pricing of soybean oil, salad oil and soybean meal. Generally, we determine the price of our products based on market price and our cost, while there is an overall trend towards price increases to compensate for inflation and strong demand for soybean products. We believe that our price is usually more competitive than those of our major competitors, which are mostly state owned enterprises (SOEs), because we have higher operating efficiencies and better cost controls.

Market demand. The growth potential of our revenue depends on the market demand for our products. As the total market demand for these products is more than sufficient to absorb our production, and our products have been recognized as high quality and competitively priced, we can sell substantially all of our production volume, and we believe that there is a considerable growth potential for our sales revenue, especially after we expand our production capacity and when our new high-end products, which will be sold at higher prices, are put into the market.

Cost of Sales

Cost of sales generally consists of four major parts: raw materials, labor, production overhead and manufacturing related depreciation. Raw materials mainly refers to soybean, and it accounts for the most significant part of the cost of sales (COS), over 90%. Labor cost is relatively low and only makes up less than 1% of COS. Production overhead includes auxiliary materials, utility expenses, machinery maintenance costs, inspection costs and other related expenses. Depreciation costs are applied to manufacturing facilities and equipment, such as production lines, steam generators, factory buildings, etc.

Cost of sales is mainly determined by the following factors, directly or indirectly:
•	The availability and price of raw materials, especially soybeans; and,
•	Output ratio and operating efficiency of production facilities.

The availability and price of raw materials, especially soybeans. Raw material cost accounts for the major portion of our cost of sales, and soybean is the only major raw material, so its price fluctuation will have a material impact on our cost. The price of soybeans may be affected by a series of factors, including the production volume of soybeans, the weather, government policies, and the transactions of soybeans on domestic and international commodity markets. Meanwhile, if there is a shortage in the supply of raw materials, our production facilities will have to operate at lower than the achievable maximum efficiency. As our processing volume represents a relatively small portion of the total soybean supply of Heilongjiang Province, let alone the whole of China, we expect that this factor will have little influence over our cost.

Output ratio and operating efficiency of production facilities. Output ratio is the ratio between the input of raw materials, mostly soybeans, and the output of finished products. The more units of finished products we can produce using a single unit of raw material, the higher the output ratio. As the labor, production overheads and manufacturing related depreciation expenses are mostly of a fixed nature, generally speaking, the more we produce, the lower the unit cost. Our output ratio and operating efficiency are continuously being raised, due to the recent purchase and renovation of facilities and equipment, the enhanced competence and proficiency of our staff and the improvement of our management skills.

Gross Profit

Gross profit is the result of the combined effects of the following factors: (a) the selling price of our products, (b) the sales volume and the individual profit margin of each product, and (c) the cost of sales. As we are a middle stream processor, and the profit margin of middle stream processing is usually relatively stable, our gross profit ranges between 7% to 9% over the past 4 years.

Operating Expenses

Operating expenses consist of selling expenses and general & administrative expenses. Generally speaking, operating expenses occupy only a small portion of total costs and expenses.

Selling expenses generally include business development expenses, sales meeting expenses, loading and handling, advertising, sales-related staff salaries and welfare expenses, and travel expenses. We expect that these expenses will rise considerably in the following years, as we will be recruiting more sales staff and expanding our sales network, establishing new sales channels, plus  investing in promotion and advertising to promote and sell our new products.

General & administrative expenses cover the depreciation of office buildings and equipment, office expenses & supplies, management & administrative salaries, etc. These expenses are generally more of a fixed nature. There may be an increase in these expenses, as we will restructure our organizational structure and improve our management systems. As a public company, we need to maintain our internal control over financial reporting to comply with the Sarbanes-Oxley Act, which involves substantial redesign and restructure of our internal control system and processes.  We expect that this will cause a material increase in our management expenses.

Income Tax

We are a company incorporated in the State of Nevada and Faith Winner (BVI) is incorporated under the laws of the British Virgin Islands, and we conduct all our operations under certain contractual arrangements with Yanglin, a PRC company.

Although we are subject to United States taxation, we do not anticipate incurring significant United States income tax liability for the foreseeable future because:

•	We do not conduct any material business or maintain any branch office in the United States;

•	the earnings generated from our non-U.S. operating companies are generally eligible for a deferral from United States taxation until such earnings are repatriated to the United States; and,

•
we believe that we will not generate any significant amount of income inclusions under the income imputation rules applicable to a United States company that owns "controlled foreign corporations" for United States federal income tax purposes.

Therefore, we have made no provision for U.S. federal income taxes or tax benefits on the undistributed earnings and/or losses.

Yanglin, a PRC company, has income tax liabilities in the PRC. PRC enterprise income tax is calculated based on taxable income determined under PRC accounting principles. In accordance with Income Tax Law applicable to domestic companies, we are generally subject to an enterprise income tax rate of 25%.

However, as Yanglin has been recognized as a Key Leading Enterprise in the Industrialization of Agriculture Industry by a collection of government agencies, including the National Development and Reform Commission, the Department of Finance and the Department of Agriculture, we enjoy a complete exemption from income taxes. Our status is reviewed every two years, and the next review has been postponed by the government until the end of 2009.

Results of Operations

The following table shows the operating results for the three months ended March 31, 2009 and March 31, 2008.

Consolidated Statement of Operations	The three months ended Mar. 31, 2009 ($) (unaudited)	The three months ended Mar. 31, 2008 ($) (unaudited)

Sales Revenue (net of discounts, returns and allowances)	43,032,326	65,275,858
Other sales	-	-
Cost of sales	(44,174,348)	(58,438,980)
Gross Profit	(1,142,022)	6,835,346
Selling expenses	(69,246)	(54,425)
General and administrative expenses	(1,018,180)	(692,812)
Income from operations	(2,229,448)	6,089,641
Interest expense	(93,505)	(248,923)
Interest income	71,725	18,284
Other income	29	-
Other expense	-	-
Income before income taxs	(2,251,199)	5,859,002
Income tax	-	-
Net Income	(2,251,199)	5,859,002
Foreign currency translation adjustment	90,645	2,402,012
Comprehensive income	(2,160,554)	8,261,014

Three Months Ended March 31, 2009 Compared with Three Months Ended March 31, 2008

Net Sales

	For the Three Months Ended March 31		Period to Period Change
Item	2009 Amount ($)	2008 Amount ($)	Amount ($)%
Soybean meal	29,515,153	37,875,995	(8,360,842)	(22.1)
Soybean oil	11,594,584	19,962,842	(8,368,258)	(41.9)
Salad Oil	1,922,589	7,437,021	(5,514,432)	(74.1)
Total Net Sales	43,032,326	65,275,858	(22,243,532)	(34.1)

Net sales were $43,032,326 for the three months ended March 31, 2009, a decrease of $22,243,532 or 34.1% from $65,275,858 for three months ended March 31, 2008. The decreases of the net sales of soybean meal, soybean oil and salad oil for the three months ended March 31, 2009 as compared with those for the same period of 2008 were 22.1%, 41.9% and 74.1%, respectively. This decrease was caused by a series of factors, but primarily due to the Chinese government’s national reserve purchase of soybeans.

For several years, China has been importing genetically-modified (GM) soybeans from the U.S. and South America. Such soybeans have been imported in large volumes reaching the peak from October 2008 to February 2009, exceeding 3 million tons each month during the period. The imported beans are sold at a price substantially lower than domestically produced soybeans, about $78, or 18.2% lower per ton on average. This had a serious negative impact on the domestic soybean producers and on the price level of domestic soybeans. In addition, this had a significant negative impact on the Chinese domestic market of imported-soybean byproducts as such imported-soybean byproducts can be sold at lower prices than domestic soybean byproducts.

In response to the phenomena, the Chinese government launched a national strategic reserve purchase program in late 2008, especially in China’s major soybean-producing area, Heilongjiang Province, in order to sustain the prices of domestic non-GM soybeans and protect the interests of the soybean-producing farmers. In this purchase program, the government purchased over 3 million tons of soybeans by January 2009, and also extended the deadline of this purchase program to the end of June 2009, with the goal of purchasing another 3 million tons of soybeans. The government offered the domestic soybean farmers a price approximately $52, or 12.1% per ton higher than the average market price in our local area. Thus the local price level of soybean was raised, and we experienced difficulty in purchasing soybeans at competitive prices. Thus, we incurred losses under the double effects of the higher price for raw materials and the lower price for our soybean products. Due to this market phenomenon, our losses increased as we increased our soybean production. Under such a severe situation, the Company reduced its processing and production volume to reduce losses.

In the three months ended March 31, 2009, we processed 95,343 metric tons of soybeans and produced 76,505 tons of soybean meal, 14,145 tons of soybean oil and 1,925 tons of salad oil, compared to 106,400 metric tons of soybeans, 85,096 tons of soybean meal, 13,492 tons of soybean oil and 4,458 tons of salad oil respectively for the three months ended March 31, 2008, resulting in growth rates of -10.4%, -10.1%, 4.8% and -56.8%, respectively.

Consequently, in the three months ended March 31, 2009, we sold 76,353 tons of soybean meal, 14,246 tons of soybean oil and 2,224 tons of salad oil, achieving growth rates of -9.9%, 7.7% and -50.0%, respectively, over the three months ended March 31, 2008, when we sold 84,700 tons of soybean meal, 13,226 tons of soybean oil and 4,451 tons of salad oil. So there has been a large decrease in sales revenue.

We expect that the difficult situation may last for a considerable period in the future, because the government has prolonged the deadline of its national reserve purchase program until the end of June 2009, with the objective of purchasing another 3 million tons of soybeans. Whether or not the situation may change depends on a series of factors, including the government’s reaction to the demands of domestic soybean processors, and the change in the production volume and hence supply to the Chinese market of imported soybeans from the U.S. and South America. We will adjust our policies in response to the changes in the situation, and will increase our processing and production volume to increase sales revenues when the markets are restored to normal status and become profitable for us.

On the other hand, we believe that there are several effects from the current soybean market situation that may be beneficial to us. As many domestic processors have ceased production due to the current difficulties, the supply of soybean products in the marketplace has been reduced significantly. Thus, we will face less competition. In addition, the demand for animal feed, of which soybean meal is a major source, which is usually low during the first quarter of 2009, will rise in May, when demand for fish and other aquatic products start to increase, and reach its peak in the third quarter.

Cost of Sales and Gross Profit

	For The Three Months Ended March 31				Period to Period
	2009	% of Sales	2008	%of Sales	Change
	Amount ($)	Revenue	Amount ($)	Revenue	Amount ($)%
Soybean meal	(30,115,761)	102.0	(34,945,118)	92.3	4,829,357	(13.8)
Soybean oil	(12,088,009)	104.3	(17,120,390)	85.8	5,032,381	(29.4)
Salad Oil	(1,970,578)	102.5	(6,373,472)	85.7	4,402,894	(69.1)
Cost of Sales	(44,174,348)	102.7	(58,438,980)	89.5	14,264,632	(24.4)

Soybean meal	(600,608)	(2.0)	2,930,877	7.7	(3,531,485)	(120.5)
Soybean oil	(493,425)	(4.3)	2,842,452	14.2	(3,335,877)	(117.4)
Salad Oil	(47,989)	(2.5)	1,063,549	14.3	(1,111,538)	(104.5)
Gross (Loss)/ Profit	(1,142,022)	(2.7)	6,836,878	10.5	(7,978,900)	(116.7)

Our cost of sales for the three months ended March 31, 2009 decreased by $14,264,632 or 24.4% as compared to the three months ended March 31, 2008, from $58,438,980 to $44,174,348, while the ratio of cost as a percentage to net sales increased materially to 102.7% from 89.5% over the same period. We recorded a gross loss of $1,142,022 in the three months ended March 31, 2009, in comparison to a gross profit of $6,836,878 in the three months ended March 31, 2008, and gross profit margin decreased from 10.5% to -2.7% period over period. The main reasons for the changes in the cost of sales and gross profit were the negative impact of imported soybeans and the national reserve purchase program conducted by the Chinese government, as described above.

As described above, the Company responded to the soybean market’s situation by reducing purchase and production volume, and as a result, our cost of sales was lowered. This policy, however, could only minimize gross loss instead of increasing our gross profit. Meanwhile, to reduce costs of raw materials, we have been purchasing soybeans that do not meet the government’s strict standards (the government requires that the water content of soybeans be lower than 13%, while we have purchased soybeans with water content of 17% to 18)%, because the purchase price of such soybeans were closer to past market prices. However, the high water content of such soybeans decreased the output of soybean oil, which decreased our gross margin.

We expect that our cost of sales and gross profit, if any, may remain at relatively low levels during the remaining first half of 2009. At the same time, we anticipate that gross margins may improve in the later part of 2009, as we estimate that soybean production in the U.S. will only increase slightly in 2009, while soybean production in South America will be reduced  during the same time period. Consequently, there may be less imported soybeans in China’s market after harvest season in 2009 and, as a result, these imports and the imported-soybean byproducts may be at higher prices in China’s market, which will increase the competitiveness of our soybean products.

To counter the current difficulties, we have taken and will take a combination of measures, including purchasing soybeans with higher water content as mentioned above. We will also implement strict cost-saving measures. Along with other domestic processors, we are now lobbying the government to grant subsidies to soybean processors for using domestically-produced soybeans, so that we can be competitive and profitable in the current market.

Operating Expenses

	For The Three Months Ended March 31				Period to Period
	2009	% of Sales	2008	% of Sales	Change
	Amount ($)	Revenue	Amount ($)	Revenue	Amount ($)%
Selling Expenses	(69,246)	0.2	(54,425)	0.1	14,821	27.2
General & Administrative Expenses	(1,018,180)	2.4	(692,812)	1.1	325,368	47.0
Total Operating Expenses	(1,087,426)	2.5	(747,237)	1.1	340,189	45.5

Selling expenses for the three months ended March 31, 2009 increased by $14,821 or 27.2% as compared to the three months ended March 31, 2008. This increase was mainly due to the increase in the utilization fees of the dedicated sub-railway used for transporting our products to the main railway system. As a percentage of net sales, selling expenses increased from 0.1% to 0.2% period over period.

General and administrative expenses for the three months ended March 31, 2009 increased by $325,368 or 47.0% over the three months ended March 31, 2008. The increase was primarily due to two reasons: the one-time loss of about $229,912 for the disposal of fixed assets and the increase in depreciation expenses due to the addition of equipment used for management and administration purposes. As a percentage of net sales, general and administrative expenses increased from 1.1% for the three months ended March 31, 2008 to 2.4% for the three months ended March 31, 2009. Apart from increase in absolute value, such change in ratio was due to the decrease of sales revenue over the period.

We expect that although selling expenses may remain stable in the remaining first half of 2009, as we will not likely increase sales volume during this period (please refer to the sections “Net Sales” ,  “Cost of Sales and Gross Profit” above), selling expenses will increase over the coming years. Therefore, we plan to expand our sales network and develop new sales channels. General and administrative expenses may also increase, because we will change our organizational structure to prepare for future expansion. In addition, as we are preparing to be listed on NASDAQ, there will be increased expenses related to our financial reporting, compliance, internal controls and corporate governance systems in compliance with relevant rules and regulations.

Income from Operations and Net Income

	For The Three Months Ended March 31				Period to Period
	2009	% of Sales	2008	%of Sales	Change
	Amount ($)	Revenue	Amount ($)	Revenue	Amount ($)%
Income from operations	(2,229,448)	(5.2)	6,089,641	9.3	8,319,089	(136.6)
Interest expenses, net	(21,780)	0.1	(230,639)	0.4	208,859	(90.6)
Other income, net of expenses	29	0.0	0	0.0	(29)	100.0
Income tax	-	-	-	-	-	-
Net income	(2,251,199)	(5.2)	5,859,002	9.0	(8,110,201)	(138.4)

Income from operations fell by 136.6% or $8,319,089 for the three months ended March 31, 2009, to a loss of $2,229,448, as compared to a profit of $6,089,641 for the three months ended March 31, 2008, primarily due to the decrease in sales revenue and in gross margin (please refer to the sections “Net Sales” and “Cost of Sales and Gross Profit” above). At the same time, operating margin fell from 9.3% to a negative 5.2%. We estimate that this ratio may fall in the second quarter of 2009, due to the continued impact of imported soybeans and the government purchase program, but it is possible that the margin may improve later in 2009 due to the reasons described above in the “Cost of Sales and Gross Profit” section.

Net interest expenses decreased by $208,859 or 90.6% from the three months ended March 31, 2008 to the three months ended March 31, 2009. As a percentage of net sales, net interest expense was only 0.1% for the three months ended March 31, 2009, compared to 0.4% for the three months ended March 31, 2008. The changes were mainly due to the decrease of bank borrowings, reduced working capital needs, and the significant drop in interest rates.

Since we have been recognized as a “Key Leading Enterprise” in the agriculture industry by the Chinese government, we enjoy a complete exemption from income taxes. This status is usually reviewed in every two years, and the next review has currently been scheduled for the end of 2009.

Net income decreased by $8,110,201 or 138.4% from the three months ended March 31, 2008 to the three months ended March 31, 2009. During the same period, net profit margin fell from 9.0% to a negative 5.2%. This was due to the same reasons as described above.

Liquidity and Capital Resources

Generally, we finance our business with cash flows from operations and short-term bank loans and we use shareholders’ equity investment and retained earnings to meet capital expenditures.

Working capital mainly consists of raw materials purchases, salaries, production overhead (auxiliary materials, utilities, etc.) and finance expenses. Raw materials (soybean) purchases comprise of the majority of our working capital.

Because we usually pay cash to our suppliers upon purchase of soybeans, there is a greater need for cash during  harvest seasons. Our pattern of operations is as follows: (i) we will keep a large cash reserve by early October, which is harvest time, and take short-term loans from banks at that time (ii) we will build up a substantial inventory of soybeans so that for the period until the end of the year and for the following half year, we will have sufficient raw materials to maintain smooth operations and convert finished products to cash, and (iii) we will repay the short-term loans that we had taken by end of June or July the following year.

Our working capital requirements may be influenced by a few factors, including the fluctuation of raw material prices, cash flow, competition, our relationships with suppliers or customers, the availability of credit facilities and financing alternatives, none of which can be predicted with high level of certainty.

Operating Activities

Three Months Ended March 31, 2009 Compared with Three Months Ended March 31, 2008

Cash used in operating activities for the three months ended March 31, 2009 was $956,043, while cash provided by operating activities for the three months ended March 31, 2008 was $810,879. This change was mainly due to the increase in the cost of inventories, especially those of raw materials.

As described above, at the end of 2008, the Chinese government conducted a national strategic reserve purchase program of soybeans, which was designed to uphold the price of domestically produced non-GM soybeans. Consequently, we had to input more cash resources to procure raw materials, reaching $2.4 million in the three months ended March 31, 2009. We also spent $1 million more cash in prepaid Value Added Taxes (“VAT”), which mostly comprises the incoming VAT included in the gross purchase price of the soybean we have purchased.

Due to the decrease in purchasing volume, we released $3.2 million from advances to suppliers, which was used to secure the supply of raw materials.

Generally, our cash flows are stable, as we sell mostly on a cash basis, with ignorable trade receivables, and usually, our products are sold just a few days after they are produced. For the three months ended March 31, 2009, our cash flows were affected negatively by the increasing costs of raw materials. We expect that this will continue in the second quarter of 2009, but the cash flow status may be improved later in the year, as it is possible that we may be able to increase our revenue and profit (please refer to the section “Net Sales” and “Cost of Sales and Gross Profit” above).

Investing Activities

Three Months Ended March 31, 2009 Compared with Three Months Ended March 31, 2008

Net cash used in investing activities for the three months ended March 31, 2009 was $197,424, compared to net cash provided by investing activities $173,331 for the three months ended March 31, 2008. This increase was primarily due to the completion of the majority of our construction projects, including the renovation of our Plant 2, and the corresponding payments for the plant and equipment during this period. All net cash used in the three months ended March 31, 2009 was payment for plant and equipment.

We satisfied the demand for cash used in capital investments with a short-term bank loan, supplemented by our cash reserves.

Financing Activities

Three Months Ended March 31, 2009 Compared with Three Months Ended March 31, 2008

Net cash provided by financing activities was $3,929,694 for the three months ended March 31, 2009, compared to net cash used in financing activities of $11,233 for the three months ended March 31, 2008. This change was primarily due to our bank borrowing of $6,572,615 and repayment of $2,642,921 of bank loans due.

Loans

The balance of short-term bank loans was $10,663,784 at March 31, 2009, compared to the balance of short-term bank loans was $6,711,214 at December 31, 2008. This was caused by the additional bank loans made in the first three months of 2009, used to satisfy the needs for purchasing soybeans with higher average cost (please refer to the section “Cost of Sales and Gross Profit” above).

The balance of our long-term bank loan was about $421,325 at March 31, 2009, plus a current portion of $55,240, payable within one year of the balance sheet date.

Currently we have a credit line of up to RMB 190 million, or about USD 27.76 million, based on our credit rank AA granted by Agricultural Development Bank. We believe that this would be sufficient for our future working capital needs at the current operation and capacity level.

The credit line has the following material terms:

1.
The term of the credit line is for one year, and the interest rate is 6.93%. subject to adjustment;   The Company/borrower shall purchase insurance for pledged assets, with the Bank as the first beneficiary of insurance proceeds.

2.	The loans borrowed within this credit line can only be used to purchase crops. In Yanglin’s case, the loans can only be used to purchase soybeans.
3.
When Yanglin applies to actually borrow the funds, the Bank shall confirm the conditions and/or circumstances of the loan, and report to the appropriate higher officers within the Bank to verify, examine and approve such applications, before actually releasing any money to Yanglin under the maximum credit line.

4.	When the People’s Bank of China adjusts the interest rate of loans, the Bank has the right and discretion to adjust the interest rate of loans accordingly.
5.	The loans would be secured by Yanglin’s assets, i.e., building, machinery and land use rights.

7.	The other material terms are: Secured loan shall have preference over credit loan; The Company shall purchase insurance for pledged assets, with the bank having first priority.

Future Cash Commitments

We have no future cash commitments as at March 31, 2009.

Critical Accounting Policies and Estimates

Management's discussion and analysis of its financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with United States generally accepted accounting principles. Our financial statements reflect the selection and application of accounting policies that require management to make significant estimates and judgments. See note 1 to our consolidated financial statements, "Summary of Significant Accounting Policies and Organization". We believe that the following reflect the more critical accounting policies that currently affect our financial condition and results of operations:

Method of accounting

The Company maintains its general ledger and journals with the accrual method accounting for financial reporting purposes.  The financial statements and notes are representations of management.  Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of its financial statements.

The share exchange transaction has been accounted for as a recapitalization of Yanglin Soybean Inc. where the Company (the legal acquirer) is considered the accounting acquiree and Faith Winner (BVI) (the legal acquiree) is considered the accounting acquirer. As a result of this transaction, the Company is deemed to be a continuation of the business of Faith Winner (BVI).

Accordingly, the accompanying financial statements are those of the accounting acquirer, Faith Winner (BVI). The historical stockholders’ equity of the accounting acquirer prior to the share exchange has been retroactively restated as if the share exchange transaction occurred as of the beginning of the first period presented.

Principles of consolidation

The consolidated financial statements, which include the Company and its subsidiaries, are complied in accordance with generally accepted accounting principles in the United States of America. All significant inter-company accounts and transactions have been eliminated. The consolidated financial statements include 100% of assets, liabilities, and net income or loss of those wholly-owned subsidiaries.

Name of Company	Place of incorporation	Attributable interest

Faith Winner Investments Ltd	British Virgin Islands	100%

Faith Winner (Jixian) Agriculture Development Company	PRC	100%

Heilongjiang Yanglin Soybean Group Co. Ltd	PRC	100%
*Deemed variable interest entity member

Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.  Management made these estimates using the best information available at the time the estimates were made; however actual results could differ materially from those estimates.

Economic and political risks

The Group’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Group’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Group’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

Land use rights

Land use rights are stated at cost less accumulated amortisation.  Amortisation is provided over the respective useful lives, using the straight-line method.  Estimated useful lives range from 22 to 50 years.

Railway use rights

Railway use rights are stated at cost less accumulated amortization. Amortization is provided over the respective useful lives, using the straight-line method. Estimated useful life is 10 years.

Property, plant and equipment

Property, plant and equipment are carried at cost less accumulated depreciation.  Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Buildings	10 - 35 years
Machinery and equipment	3.5 - 30 years
Office equipment	4 - 20 years
Motor vehicles	6 - 10 years

The costs and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income when incurred, whereas significant renewals and betterments are capitalized.

Accounting for the impairment of long-lived assets

The long-lived assets held and used by the Group are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of changes in technologies or situation in the industry.  Determination of recoverability of assets to be held and used is done by comparing the carrying amount of an asset to the future net undiscounted cash flows to be generated by the asset.

If such assets are considered to be impaired, the impairment losses to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less estimated costs of disposal.

During the reporting years, there was no known impairment losses.

Inventories

Inventories consist of finished goods, and raw materials, and are stated at the lower of cost or market value. Substantially all inventory costs are determined using the weighted average basis. Finished goods are comprised of direct materials, direct labor and an appropriate proportion of production overheads.

Trade receivables

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An allowance for doubtful accounts is maintained for all customers after considering a variety of factors, including the length of time past due, significant one-time events and the company’s historical experience.  Bad debts are written off as incurred.

Cash and cash equivalents

The Company considers all highly liquidate investments purchased with original maturities of three months or less to be cash equivalents.

Foreign currency translation

The accompanying financial statements are presented in United States Dollars.  The reporting currency of the Group is the U.S. Dollar (USD). Faith Winner (Jixian) and Yanglin use its local currency, Renminbi (RMB), as its functional currency. Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the end of period exchange rates. Translation adjustments resulting from this process are included in accumulated other comprehensive income in stockholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations from transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

The PRC government imposes significant exchange restrictions on fund transfers out of the PRC that are not related to business operations. These restrictions have not had a material impact on the Group because it has not engaged in any significant transactions that are subject to the restrictions.

The exchange rates used to translate amounts in RMB into USD for the purposes of preparing the consolidated financial statements were as follows:

	March 31, 2009	December 31, 2008	March 31, 2008
Twelve months ended	-	6.8542	-
RMB : USD exchange rate
Three months ended	6.8456	-	7.0222
RMB : USD exchange rate
Average three months ended	6.8466	-	7.1757
RMB : USD exchange rate

RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into USD at the rates used in translation.

Revenue recognition

Revenue represents the invoiced value of goods sold recognized upon the delivery of goods to customers. Revenue is recognized when all of the following criteria are met: Persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the seller’s price to the buyer is fixed or determinable, and collection is reasonably assured.

Costs of sales

Cost of sales consists primarily of direct material costs, direct labor cost, direct depreciation and related direct expenses attributable to the production of products.  Written-down inventory to the lower of cost or market value is also reflected in cost of revenues.

Advertising

The Group expenses all advertising expenses as incurred.

Shipping and handling

All shipping and handling costs are expensed as incurred.

Research and development

All research and development costs are expensed as incurred.

Retirement benefits

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to the statements of income as incurred.

Income taxes

The Group accounts for income tax using an asset and liability approach and allows for recognition of deferred tax benefits in future years.  Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Group is able to realize their benefits, or that future realization is uncertain.

Statutory reserves

As stipulated by the PRC’s Company Law and as provided in the Faith Winner (Jixian), and Yanglin’s Articles of Association, Faith Winner and Heilongjiang Yanglin’s net income after taxation can only be distributed as dividends after appropriation has been made for the following:

(i)	Making up cumulative prior years’ losses, if any;
(ii)
Allocations to the “Statutory surplus reserve” of at least 10% of net income after taxation, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital, which is restricted for set off against losses, expansion of production and operation or increase in registered capital;

(iii)	Allocations to the discretionary surplus reserve, if approved in the shareholders’ general meeting.

On December 31, 2001, Heilongjiang Yanglin established a statutory surplus reserve as well as a statutory common welfare fund and commenced to appropriate 10% and 5%, respectively of the PRC net income after taxation to these reserves.

Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners.  Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. The Group’s current component of other comprehensive income is the foreign currency translation adjustment.

Recent accounting pronouncements

In March 2008, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 161 “Disclosures about Derivative Instruments and Hedging Activities”. SFAS 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company is currently evaluating the impact of SFAS 161 on its consolidated financial statements but does not expect it to have a material effect.

In April 2008, the FASB issued FASB Staff Position (FSP) FAS 142-3, Determination of the Useful Life of Intangible Assets, which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets. This Staff Position is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. Application of this FSP is not currently applicable to the Company as the Company’s intangible assets consist of land used rights which has a fixed useful life of 47 years.

In May 2008, the FASB issued SFAS No. 163, Accounting for Financial Guarantee Insurance Contracts, an interpretation of FASB Statement No. 60 (SFAS 163). This statement clarifies accounting for financial guarantee insurance contracts by insurance enterprises under FASB Statement No. 60, Accounting and Reporting by Insurance Enterprises. SFAS 163 is effective for fiscal years and interim periods within those years, beginning after December 15, 2008. As the Company does not issue financial guarantee insurance contracts, it does not expect the adoption of this standard to have an effect on its financial position or results of operations.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP. SFAS 162 directs the GAAP hierarchy to the entity, not the independent auditors, as the entity is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. SFAS 162 is effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to remove the GAAP hierarchy from the auditing standards. SFAS 162 is not expected to have a material impact on the Company’s financial statements.

Tabular Disclosure of Contractual Obligations

Payments due by period
Contractual obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
[Long-Term Debt Obligations]	$476,565	$55,240	$120,295	$135,441	$165,589
[Capital Lease Obligations]	-	-	-	-	-
[Operating Lease Obligations]	-	-	-	-	-
[Purchase Obligations]

The following table shows the operating results for the years ended December 31, 2008 and December 31, 2007.

Consolidated Statement of Operations	The year ended Dec. 31, 2008 ($)	The year ended Dec. 31, 2007 ($)
	(audited)	(audited)
Sales Revenue (net of discounts, returns and allowances)	250,728,674	155,206,867
Other sales		-
Cost of sales	(229,838,842)	(142,568,658)
Gross Profit	20,889,832	12,638,209
Selling expenses	(249,812)	(146,411)
General and administrative expenses	(5,552,223)	(1,812,450)
Income from operations	15,087,797	10,679,348
Interest expense, net	(677,015)	(394,705)
Other income	797	39,385
Other expense	(31,113)	-
Income before income taxes	14,380,466	10,324,028
Income tax	-	-
Net Income	14,380,466	10,324,028
Foreign currency translation adjustment	3,803,214	2,676,688
Comprehensive income	18,183,680	13,000,716

Year Ended December 31, 2008 Compared with Year Ended December 31, 2007

Net Sales

	For The Year Ended December 31		Period to Period Change
Item	2008 Amount ($)	2007 Amount ($)	Amount ($)%
Soybean meal	154,526,888	92,563,442	61,963,446	66.9
Soybean oil	70,374,106	47,071,641	23,302,465	49.5
Salad Oil	25,827,680	15,571,784	10,255,896	65.9
Total Net Sales	250,728,674	155,206,867	95,521,807	61.5

Net sales were $250,728,674 for the year ended December 31, 2008, an increase of $95,521,807 or 61.5% from $155,206,867 for the year ended December 31, 2007. This is primarily due to the increase in the market price of soybean products and partly due to the considerable increase in our processing and production volume and the resultant growth in sales volume. Our three main products, soybean meal, soybean oil and salad oil, achieved a year over year sales growth rate of 66.9%, 49.5% and 65.9%, respectively.

The price of processed soybean products continuously rose during 2008. The average selling price of soybean meal increased by $168 or 57.9% from $290 per ton for the year ended December 31, 2007 to $458 per ton for the year ended December 31, 2008. The price of soybean oil rose by $382 or 40.2% from $950 per ton to $1,332 per ton over the same period, while the price increase of salad oil over the period was $435 or 42.5%, from $1,024 per ton to $1,459 per ton. These increases are in line with the trend of material increases in soybean prices, which started in early 2007. The trend was primarily due to two reasons,  First,  farmers were disincentivized by the unusually low soybean prices by the end of 2006 and reduced soybean production. Second, soybean production volume was further decreased by the large scale drought in Heilongjiang, the major soybean farming area of China (please refer to the section “Cost of Sales and Gross Profit” for more details). The effects of these factors were transferred downstream and increased soybean prices, which increased the prices of soybean products at the same time, and thus made a major contribution to the growth in our sales revenue.

In the year ended December 31, 2007, we processed 421,314 metric tons of soybeans and produced 337,870 tons of soybean meal, 52,994 tons of soybean oil and 18,038 tons of salad oil, compared to 385,087 metric tons of soybeans, 308,069 tons of soybean meal, 49,576 tons of soybean oil and 15,238 tons of salad oil respectively for the previous year, resulting in growth rates of 9.4%, 9.7%, 6.9% and 18.4%, respectively.

In the year ended December 31, 2008, we sold 337,660 tons of soybean meal, 52,842 tons of soybean oil and 17,708 tons of salad oil, achieving growth rates of 5.6%, 6.6% and 16.4%, respectively, over the previous year ended December 31, 2007, when we sold 319,706 tons of soybean meal, 49,566 tons of soybean oil and 15,207 tons of salad oil. So we have sold almost everything we have produced in 2008, due to the demand for soybean products in the PRC market consistently exceeding total domestic supply.

We expect that the sales revenue growth rate will decrease in the early part of 2009, due to the surge in imported soybean and the resulting material increase in the supply volume of soybean products in the PRC,.The situation may improve later in 2009, as we will increase our processing and sales volume and formally introduce some of our high-end products that possess higher prices (please refer to the section “Company Overview” above for more details). In addition, we believe that the price of soybean products will increase as a result of the likely rise in soybean prices due to the expected materially lowered supply of imported soybean in the later part of 2009. (Please refer to the section “Cost of Sales and Gross Profit” for more details.)

Cost of Sales and Gross Profit

	For The Year Ended December 31				Period to Period Change
	2008	% of Sales	2007	%of Sales
	Amount ($)	Revenue	Amount ($)	Revenue	Amount ($)%
Soybean meal	(141,924,170)	91.8	(86,654,275)	93.6	55,269,895	63.8
Soybean oil	(64,571,952)	91.8	(42,075,631)	89.4	22,496,321	53.5
Salad Oil	(23,342,720)	90.4	(13,838,752)	88.9	9,503,968	68.7
Cost of Sales	(229,838,842)	91.7	(142,568,658)	91.9	87,270,184	61.2

Soybean meal	12,602,718	8.2	5,909,167	6.4	6,693,551	113.3
Soybean oil	5,802,154	8.2	4,996,010	10.6	806,144	16.1
Salad Oil	2,484,960	9.6	1,733,032	11.1	751,928	43.4
Gross Profit	20,889,832	8.3	12,638,209	8.1	8,251,623	65.3

Our cost of sales for the year ended December 31, 2008 increased by $87,270,184 or 61.2% as compared to the year ended December 31, 2007, from $142,568,658 to $229,838,842, while the ratio of cost as a percentage to net sales fell slightly to 91.7% from 91.9% over the same period. The main reasons for the changes in the cost of sales were the significant increase in the price of soybeans and the growth in processing and production volumes in 2008..

The rise in soybean prices was due to two reasons. First, the drought in the summer of 2007 caused soybean production volumes to fall significantly in Heilongjiang province, with some of Heilongjiang’s soybean production areas witnessing a 60% fall in production. Second, the continuously low price of soybeans in 2006 and prior years discouraged farmers from producing soybeans.

As a result, soybean planting areas in China were 12% less in 2007 than in 2006. The reduction in supply resulted in the average unit cost of soybeans rising to about $538 per ton for the year ended December 31, 2008 from $405 per ton for the year ended December 31, 2007, an increase of approximately 32.8%. The price increase trend started in early 2007 and lasted until the third quarter of 2008. During this period, the purchase price of soybean in our local area increased from $318 per ton at the beginning of 2007 to $439 per ton around September 20, 2007, before the harvest season (when the price for soybeans is usually at its peak). Prices then reached a record high of $697 per ton in early July 2008, and decreased to $478 before the harvest season of 2008. In the fourth quarter of 2008, the Chinese government started to conduct a strategic reserve purchase of soybeans, buying soybean from farmers at higher than market price to encourage the farmers to continue to grow more soybeans. This campaign helped to keep soybean prices at a level higher then the market price. Such large scale price increases constituted the main reason for the increase in our cost of sales in 2008.

The fact that the ratio of cost as a percentage to net sales remained almost unchanged from 2007 to 2008 reflected the characteristics of our business as a middle stream processor. Our cost ratio and, hence our gross margin, is usually quite stable. Generally, the changes in the ratio of cost and gross margins are usually quite small, although there may be differences between various products due to the respective market status and trends of each product. For example, the cost ratio of soybean meal dropped from 93.6% in the year ended December 31, 2007 to 91.8% in the year ended December 31, 2008, reflecting the fact that the price of soybean meal grew in line with the increase in soybean prices. This was due to China’s recent strong demand for animal feed. The cost ratio of soybean oil and salad oil rose from 89.4% and 88.9% in 2007 to 91.8% and 90.4% in 2008, respectively, showing a lagging effect to the change in prices of soybean oil and salad oil in the market generally, which was caused by the influence of soybean oils made from imported soybeans.

As a result, overall gross margin improved by 0.2%, from 8.1% in the year ended December 31, 2007 to 8.3% in the year ended December 31, 2008, and gross profits enjoyed an increase of $8,251,623 or 65.3% over the same period. With respect to our individual products, the gross margin of soybean meal, soybean oil and salad oil changed from 6.4%, 10.6% and 11.1% in the year 2007 to 8.2%, 8.2% and 9.6% in the year 2008, respectively. The changes were in accordance with the changes and trends analyzed in the preceding paragraph.

We expect that gross margins may decline in early 2009, as a result of the national reserve purchase of soybeans conducted by the Chinese government at the end of 2008. The purchases were done at a price higher than market price and have increased the market price of soybeans, which will be reflected in the rising cost of materials in the first quarter of 2009 or perhaps even longer. At the same time, the large volume of cheap imported soybeans may tend to keep the overall price levels of soybean products low. Nevertheless, we also anticipate that gross margins may improve in the later part of 2009. This is due to the fact that it is estimated that soybean production in the US will only increase slightly in 2009, while soybean production in South America will be reduced over the same period. Consequently, there may be less imported soybeans in China’s market after harvest season in 2009 and, as a result, those imports and the soybean products made from them may be at higher prices in China’s market, which will help raise the overall market prices of soybean products, considering the strong and growing domestic demand.

Operating Expenses

	For The Year Ended December 31				Period to Period
	2008	% of Sales	2007	% of Sales	Change
	Amount ($)	Revenue	Amount ($)	Revenue	Amount ($)%
Selling Expenses	(249,812)	0.1	(146,411)	0.1	103,401	70.6
General & Administrative Expenses	(5,552,223)	2.2	(1,812,450)	1.2	3,739,773	206.3
Total Operating Expenses	(5,802,035)	2.3	(1,958,861)	1.3	3,843,174	196.2

Selling expenses for the year ended December 31, 2008 increased by $103,401 or 70.6% as compared to the year ended December 31, 2007. This was mainly due to the increase in sales-related shipping and handling expenses, which usually is directly related to sales volume. As a percentage of net sales, selling expenses remained stable at 0.1% year over year.

General and administrative expenses for the year ended December 31, 2008 rose by $3,739,773 or 206.3% over the year ended December 31, 2007. The increase was primarily due to two reasons. First, there were large management expenses related to our Sarbanes-Oxley compliance project launched in 2008 with Ernst and Young as our consultant. The related expenses cover items such as the professional fees of the consultant, investigating the internal control systems, drafting and implementation of procedures, and redesigning of business processes. Another important reason for the increase was the more than $3 million expenses of disposing fixed assets. As a percentage of net sales, general and administrative expenses rose from 1.2% for the year ended December 31, 2007 to 2.2% for the year ended December 31, 2008.

We expect that selling expenses will increase over the coming years as we launch the commercial sales of our new high end products, including soy protein concentrates and powdered soy oil. This is due to the fact that we will need to expand our sales network and develop new sales channels as well as conduct promotional campaigns. General and administrative expenses may also rise, because we will reorganize our organizational structure to prepare for future expansion. In addition, as we are now a public company and plan to file the application to transfer to the main board of NASDAQ, there will be increased expenses related to strengthening our reporting, compliance, internal controls and corporate governance systems to comply with the relevant laws and regulations applicable to a U.S. listed company.

Income from Operations and Net Income

	For The Year Ended December 31				Period to Period
	2008	% of Sales	2007	%of Sales	Change
	Amount ($)	Revenue	Amount ($)	Revenue	Amount ($)%
Income from operations	15,087,797	6.0	10,679,348	6.9	4,408,449	41.3
Interest expenses, net	(677,015)	0.3	(394,705)	0.25	282,310	71.5
Other income, net of expenses	(30,316)	0.01	39,385	0.03	69,701	177.0
Income tax			-
Net income	14,380,466	5.7	10,324,028	6.7	4,056,438	39.3

Income from operations rose by 41.3% or $4,408,449 for the year ended December 31, 2008, to $15,087,797, as compared to $10,679,348 for the year ended December 31, 2007, primarily due to the increase of 61.5% in sales revenue. At the same time, operating margin fell from 6.9% to 6.0%, as a result of the material general and administrative expenses related to compliance and the disposal of fixed assets. We estimate that this ratio may fall in early 2009, due to the impact of imported soybeans, the launch of new products and heavy compliance expenses (please refer to the section “Operating Expenses” above for more details), and improve later in 2009 due to the  the likely reduction in import volumes after the harvest of 2009 (please refer to the section “Cost of Sales and Gross Profit” for more details).

Net interest expenses increased by $282,310 or 71.5% from the year ended December 31, 2007 to the year ended December 31, 2008. As a percentage of net sales, net interest expense was 0.3% for the year ended December 31, 2008, compared to 0.25% for the year ended December 31, 2007. The increase was largely due to the repayment of interest  of a large short-term bank loan that was due in 2008.

Net other expenses were $30,316 for the year ended December 31, 2008, and consisted mostly of a donation to the earthquake areas in Sichuan Province. This compares with $39,385 of net other income for the year ended December 31, 2007, which was mainly a government subsidy.

Since we have been recognized as a “Key Leading Enterprise” in the industrialization of the agriculture industry by the Chinese government, we enjoy a complete exemption from income taxes. This status is usually reviewed in every two years, and the next review has currently been postponed and scheduled for the end of 2009.

Net income increased by $4,056,438 or 39.3% from the year ended December 31, 2007 to the year ended December 31, 2008. During the same period, net profit margin fell from 6.7% to 5.7%. This was related to the reasons previously discussed under the section Income from Operations.

Operating Activities

Year Ended December 31, 2008 Compared with Year Ended December 31, 2007

Cash generated from operating activities for the year ended December 31, 2008 was $30,834,483, while cash used in operating activities for the year ended December 31, 2007 was $4,866,156. This change was mainly due to the reduction of inventories, especially those of raw materials.

At the end of 2008, the Chinese government conducted a national strategic reserve purchase of soybeans, which was designed to uphold the price of domestically produced non-GM soybeans (please refer to the section “Cost of Sales and Gross Profit” for more details). The designated purchase price was about $58 per ton higher than market price. Consequently, we reduced our volume of purchase to avoid absorbing the high cost of raw materials. In the year ended December 31, 2008, we released nearly $15 million of cash from maintaining inventories, mostly raw materials.

Due to the pressure of the national strategic reserve purchase, we spent $4.4 million in advances to suppliers, in order to secure the supply of raw materials.

As a result of the reduced purchase volumes, we released about $1.68 million in cash from prepaid VAT and other taxes, which mostly comprises the incoming VAT included in the gross purchase price of the soybean we have bought.

Generally, our cash flows are stable, as we sell mostly on cash basis, with ignorable trade receivables, and usually, our products are sold just a few days after they are produced. We expect that this will continue in 2009, We expect that this will continue in 2009, as the sales of our products is still very robust and we can sell almost everything we produce, and we do not plan to change our mostly cash sales policy.

Investing Activities

Year Ended December 31, 2008 Compared with Year Ended December 31, 2007

Net cash used in investing activities for the year ended December 31, 2008 was $4,166,921, compared to $12,413,404 for the year ended December 31, 2007. The major reason for this reduction was that we have completed the majority of our construction projects, including the renovation of Plant 2 and the building of several production lines in 2007.

In the year ended December 31, 2008, we paid net cash of $135,534 for plant and equipment, and made payment of $4,176,943 for construction in progress.

We satisfied the demand for cash used in capital investments with a short-term bank loan, supplemented by our cash reserves.

Financing Activities

Recent Events

On October 3, 2007, we completed, at a price of $2.15 per share, a private placement of 10,000,000 shares of Series A Convertible Preferred Stock, with a par value $0.001 per share and attached warrants to purchase Common Stock. The gross proceeds of the offering was $21.5 million.

Year Ended December 31, 2008 Compared with Year Ended December 31, 2007

Net cash used in financing activities was $6,367,610 for the year ended December 31, 2008, compared to net cash provided of $22,926,970 for the year ended December 31, 2007. The major reason for this change in year 2008 was that we repaid $12,974,669 of a bank loan due, while we received a new loan of $6,607,059.

Loans

The balance of short-term bank loans was $6,711,214 at December 31, 2008, compared to $12,305,000 at December 31, 2007. This was caused by the decrease in demand for working capital, mainly due to reduced soybean purchases(please refer to the section “Cost of Sales and Gross Profit” in the comparison between the operational results of 2008 and 2007 above).

The balance of our long-term bank loan was about $434,678 at December 31, 2008, plus a current portion of $55,149, payable within one year of the balance sheet date.

As a result of our A credit ranking by the Agricultural Development Bank ( the “Bank”), Shuangyashan City Branch, we currently have a credit line of up to RMB190 million, or about USD27.7 million. We believe that this is sufficient for our working capital needs at current level of operations.

The credit line has the following material terms:

1.
The term of the credit line is for one year, and the interest rate is 6.93%. subject to adjustment;   The Company/borrower shall purchase insurance for pledged assets, with the Bank as the first beneficiary of insurance proceeds.

2.	The loans borrowed within this credit line can only be used to purchase crops. In Yanglin’s case, the loans can only be used to purchase soybeans.
3.
When Yanglin applies to actually borrow the funds, the Bank shall confirm the conditions and/or circumstances of the loan, and report to the appropriate higher officers within the Bank to verify, examine and approve such applications, before actually releasing any money to Yanglin under the maximum credit line.

4.	When the People’s Bank of China adjusts the interest rate of loans, the Bank has the right and discretion to adjust the interest rate of loans accordingly.
5.	The loans would be secured by Yanglin’s assets, i.e., building, machinery and land use rights.

Future Cash Commitments

We have no future cash commitments as at December 31, 2008.

The following table shows the operating results for the years ended December 31, 2006 and December 31, 2007.

Consolidated Statement of Operations	The year ended Dec. 31, 2006 ($)	The year ended Dec. 31, 2007 ($)
	(audited)	(audited)
Sales Revenue (net of discounts, returns and allowances)	88,078,494	155,206,867
Other sales	-	-
Cost of sales	(79,862,179)	(142,568,658)
Gross Profit	8,216,315	12,638,209
Selling expenses	(63,209)	(146,411)
General and administrative expenses	(1,078,184)	(1,812,450)
Income from operations	7,074,922	10,679,348
Interest expense, net	(219,032)	(394,705)
Other income	-	39,385
Other expense	-	-
Income before taxation	6,855,890	10,324,028
Income tax	-	-
Net Income	6,855,890	10,324,028
Foreign currency translation adjustment	675,461	2,676,688
Comprehensive income	7,531,351	13,000,716

Year Ended December 31, 2007 Compared with Year Ended December 31, 2006

Net Sales

	For The Year Ended December 31		Period to Period Change
Item	2007 Amount ($)	2006 Amount ($)	Amount ($)%
Soybean meal	92,563,442	58,770,932	33,792,510	57.5
Soybean oil	47,071,641	22,149,399	24,922,242	112.5
Salad Oil	15,571,784	7,158,163	8,413,621	117.5
Total Net Sales	155,206,867	88,078,494	67,128,373	76.2

Net sales revenue was $155,206,867 for the year ended December 31, 2007, an increase of $67,128,373 or 76.2% from $88,078,494 for the year ended December 31, 2006 . This is primarily due to the 24.7% increase in our processing volume and the resultant growth in sales volume, and the significant increase in the market price of soybean products. Three main products of ours, namely soybean meal, soybean oil and salad oil, achieved a year over year growth rate of 57.5%, 112.5% and 117.5% respectively.

In the year ended December 31, 2007, we processed 385,087 metric tons of soybeans and produced 308,069 tons of soybean meal, 49,576 tons of soybean oil and 15,238 tons of salad oil, compared to 309,161 metric tons of soybean, 245,948 tons of soybean meal, 38,700 tons of soybean oil and 11,863 tons of salad oil respectively for the previous year, achieving the growth rates of 24.6%, 25.3%, 28.1% and 28.4% respectively. In the year ended December 31, 2007, we sold 319,706 tons of soybean meal, 49,566 tons of soybean oil and 15,207 tons of salad oil, achieving the growth rates of 35.8%, 27.2% and 25.5% respectively over the year 2006 ended December 31, 2006 when we sold 235,338 tons of soybean meal, 38,960 tons of soybean oil and 12,118 tons of salad oil. We sold as much of our products as we could produce even though we increased our production volume in 2007. This is because the demand for soybean products in PRC market is large as compared to the total supply, and our sales also benefited from our efforts in capitalizing on the favorable reputation of our products among customers.

Meanwhile, the price of processed soybean products went up continuously during 2007, in line with the increasing soybean price. The average selling price of soybean meal increased by $40 or 15.9% from $250 per ton over the year ended December 31, 2006 to $290 per ton over the year ended December 31, 2007, while the price of soybean oil rose by $381 or 67.0% from $569 per ton to $950 per ton over the same period, and the price increase of salad oil over the period was $433 or 73.3%, from $591 per ton to $1,024 per ton. The comparison from another time spot perspective shows that The price of soybean oil rose from $840 per ton at the end of December of 2006 to $1,283 at the end of December of 2007, at a growth rate of 52.7%, and that of soybean meal jumped from $236 per ton at the end of December of 2006 to $417 per ton at the end of December of 2007, at a growth rate of 76.7%. This factor contributed to the significant increase in our sales revenue.

Cost of Sales and Gross Profit

	For The Year Ended December 31			Period to Period Change
	2007	% of Sales	2006	% of Sales
	Amount ($)	Revenue	Amount ($)	Revenue	Amount ($)%
Soybean meal	(86,654,275)	93.6	(53,256,342)	90.6	33,397,933	62.7
Soybean oil	(42,075,631)	89.4	(20,080,631)	90.7	21,995,000	109.5
Salad Oil	(13,838,752)	88.9	(6,525,206)	91.2	7,313,546	112.1
Cost of Sales	(142,568,658)	91.9	(79,862,179)	90.7	62,706,479	78.5

Soybean meal	5,909,167	6.4	5,514,590	9.4	394,577	7.2
Soybean oil	4,996,010	10.6	2,068,768	9.3	2,927,242	141.5
Salad Oil	1,733,032	11.1	632,957	8.8	1,100,075	173.8
Gross Profit	12,638,209	8.1	8,216,315	9.3	4,421,894	53.8

Our cost of sales for the year ended December 31, 2007 rose by $62,706,479 or 78.5% over the year ended December 31, 2006, from $79,862,179 to $142,568,658, while the ratio of cost as a percentage to net sales value rose to 91.9% from 90.7% over the period. The main reasons for these changes were the significant increase in the price of soybeans and the significant increase of processing and production volume in 2007.

The rise in soybean price was caused by two reasons. First, the drought in the summer of 2007 caused soybean production volume to fall significantly in Heilongjiang province, with some of Heilongjiang’s soybean production areas witnessing a 60% fall in volume. Second, the continuously low price in 2006 and prior years discouraged the farmers from planting soybean, and this caused a shrink in the growing area of soybean in China, i.e. 12% less in 2007 than in 2006. The reduction in supply resulted in the average unit cost of soybeans rising to about $405 per ton for the year ended December 31, 2007, from around $236 per ton for the year ended December 31, 2006, an increase of approximately 72%. The comparison from a time spot perspective shows that The purchase price in our local area rose from $298 per ton at the end of December of 2006 which is approximately 73.2% to $515 at the end of December of 2007.

The rise in the ratio of cost as a percentage to net sales value was the product of the difference between the growth rate of the price of soybean, which is the major raw material and the cost of which constitutes the majority of cost of sales, and those of the prices of soybean products. As stated above, the average purchase price of soybean rose by 72% from 2006 to 2007. During the same period, the average selling price of soybean oil and salad oil increased by 67% and 73.4% respectively, more than sufficient to compensate for the increase in raw material cost, so their respective ratio of cost as a percentage to net sales value fell by 1.3% and 2.3%. However, the increase in the average selling price of soybean meal of 2007 over 2006 was only 15.9%, obviously insufficient to cover the rise in raw material cost, so it caused a 3% increase in the ratio of its cost as a percentage to its net sales value. As the sales volume of soybean meal was far larger than the aggregate of soybean oil and salad oil, for example 319,706 tons of soybean meal was sold in 2007 as compared to 64,773 tons of soybean oil and salad oil sold in total in that year, soybean meal has a major factor in determining the overall cost structure, so the overall ratio of cost as a percentage to net sales value grew by 1.2% from 2006 to 2007.

The unusual rise in soybean price caused the rise in the ratio of cost as a percentage to net sales value and, consequently, the fall in gross profit margin, from 9.3% in 2006 to 8.1% in 2007, though the absolute amount of gross profit enjoyed an increase of $4,421,894 or 53.8% at the same time. The growth in absolute value was mainly due to the increase in sales volume and sales price.

We expect that the ratio of cost as a percentage to net sales value may drop in 2008, as the yearly average purchase price of soybean of 2008 is expected to stabilize and fall as compare to that of 2007. The reasons are: first the drought is an exceptional event at an unusual scale; second, the significant increase in soybean price in 2007 has provided strong motives for farmers to expand the growing area of soybeans. As a result, we believe that the gross profit margin will rise gradually in the future. There are other reasons for this expected increase in gross profit margin: (1) our enhanced ability to reduce the effect of the fluctuating soybean prices, including sourcing soybean from other soybean production areas within Heilongjiang and expanding our soybean storage facilities; (2) further improvements of our production efficiency.

Operating Expenses

	For The Year Ended December 31				Period to Period
	2007	% of Sales	2006	% of Sales	Change
	Amount ($)	Revenue	Amount ($)	Revenue	Amount ($)%
Selling Expenses	(146,411)	0.09	(63,209)	0.07	83,202	131.6
General & Administrative Expenses	(1,812,450)	1.17	(1,078,184)	1.22	734,266	68.1
Total Operating Expenses	(1,958,861)	1.27	(1,141,393)	1.29	817,468	72.8

Selling expenses for the year ended December 31, 2007 increased by $83,202 or 131.6% over the year ended December 31, 2006. This was mainly due to the increase in sales-related shipping and handling expenses, which usually is related to sales volume directly. Another reason was that we had recruited more sales persons while raising the overall salary level of sales staff. As a percentage of net sales, selling expenses increased from 0.07% of 2006 to 0.09% of 2007.

General and administrative expenses for the year ended December 31, 2007 rose by $ 734,266 or 68.1%, from $1,078,184 for the year ended December 31, 2006 , to $1,812,450 for the year ended December 31, 2007. The increase was primarily due to the management expenses, including legal, auditing, consulting and travel expenses, spent for the equity financing closed at October 3, 2007. As a percentage of net sales, general and administrative expenses fell from 1.22% for the year ended December 31, 2006 to 1.17% for the year ended December 31, 2007.

We expect that selling expenses will increase significantly in the following years when we launch our new high end products, as we need to expand our sales network and develop new sales channel, and to conduct much more promotion and advertising. General and administrative expenses may also go up, because we will reorganize our organizational structure to get ready for future expansion. In addition, there will be increased expenses spent in strengthening our reporting, compliance, internal controls and corporate governance systems to be compliant with relevant laws and regulations applicable to a U.S. listed company.

Income from Operations and Net Income

	For The Year Ended December 31				Period to Period
	2007	% of Sales	2006	% of Sales	Change
	Amount ($)	Revenue	Amount ($)	Revenue	Amount ($)%
Income from operations	10,679,348	6.9	7,074,922	8.0	3,604,426	50.9
Interest expenses, net	(394,705)	0.25	(219,032)	0.24	175,673	80.2
Other income, net of expenses	39,385	0.03	-	-	39,385	100
Income tax	-		-
Net income	10,324,028	6.7	6,855,890	7.8	3,468,138	50.6
Foreign currency translation adjustment	2,676,688	1.7	675,461	0.76	2,001,227	296.3
Comprehensive income	13,000,716	8.4	7,531,351	8.6	5,469,365	72.6

Income from operations rose 50.9% or $3,604,426 for the year ended December 31, 2007, at $10,679,348, over the year ended December 31, 2006, at $7,074,922, thanks to the increase by 76.2% in sales revenue. At the same time, operating margin fell from 8.0% to 6.9%, due to the unexpected significant rise in soybean price as described above, as soybean purchasing costs constitute the major portion of our costs, while the ratio of selling expenses and general and administrative expenses as a percentage of net sales is quite small. We expect to see this ratio rise slightly in the future, as soybean price is expected to fall and stabilize by end of this year , and there would be further improvement of operating efficiency due to accumulation of skills and experience and larger economy of scales because of increasing sales volume.

Net interest expense increased by $175,673 or 80.2% from the year ended December 31, 2006 to the year ended December 31, 2007. As a percentage of net sales, net interest expense was 0.25% for the year ended December 31, 2007, compared to 0.24% for the year ended December 31, 2006. The increase was largely due to the higher demand for short term bank loan as the source of working capital in accordance to the large increase in our production volume. At December 31, 2007, the balance of short term loan was $12,305,000, almost doubling over the balance at December 31, 2006, $6,523,825.

Other income was $39,385 for the year ended December 31, 2007, where there was no other income for the year ended December 31, 2006.

Since we have been recognized as a Key Leading Enterprise in the Industrialization of Agriculture Industry by the government, so we can enjoy a complete exemption from income taxes. We are confident that in the foreseeable future we will continue to enjoy this favorable policy due to our size of operations and status in this industry.

Net income increased by $ 3,468,138 or 50.6 % from the year ended December 31, 2006 to the year ended December 31, 2007. At the same time, net profit margin fell from 7.8% to 6.7%. This was for the same reason as income from operations, as there was unexpected significant rise in the price of soybean, our major raw material.

As the exchange rate of China’s currency, RMB, against US Dollar keeps increasing, the average rate had risen from 1USD to 7.98189RMB in 2006 to 1USD to 7.61720RMB in 2007, so we have achieved $2,676,688 of foreign currency translation gains for the year ended December 31, 2007, compared to $675,461 for the year ended December 31, 2006. Due to this reason, the comprehensive income for the year ended December 31, 2007 reached $13,000,716, an increase of $5,469,365 or 72.6% over $7,531,351 for the year ended December 31, 2006. And such gains sufficiently compensated for the significant increase in soybean price, as the ratio of comprehensive income as a percentage of net sales for the year ended December 31, 2007 reached 8.4%, a little bit lower than 8.6% for the year ended December 31, 2006.

However, the change of foreign exchange rate can be affected by a series of complicated factors, including but not limited to, the government’s policy, the trend on global money market, the general economic status of the countries, etc., so we cannot estimate, with any reasonable certainty, the effect of these fluctuations on our future business, product pricing, results of operations or financial conditions, but the fluctuation of the RMB may materially and adversely affect your investment if the current trend of appreciation of RMB is reversed.

Liquidity and Capital Resources

Generally, we finance our business with cash flow from operations and short-term bank loans and we use shareholders’ equity investment and retained earnings to meet capital expenditures.

Working capital mainly consists of raw materials purchases, salaries, production overhead (auxiliary materials, utilities, etc.) and finance expenses. Raw materials (soybean) purchases constitute the majority of our working capital.

Because we usually pay cash to our suppliers upon purchase of soybeans, there is a greater than normal need for cash around harvest season. Our pattern of operations is as follows: (i) we will keep a large cash reserve by early October, which is harvest time, and take short-term loans from banks at that time (ii) we will build up a substantial inventory of soybeans so that for the period till the end of the year and for the following half year, we will have sufficient raw materials to maintain smooth operations and convert finished products to cash, and (iii) we will repay the short-term loans that we had taken by the end of June or July the following year.

Our working capital requirements may be influenced by quite a few factors, including the fluctuation of raw material prices, cash flow, competition, our relationships with suppliers or customers, the availability of credit facilities and financing alternatives, none of which can be predicted with high level of certainty.

Operating Activities

Year Ended December 31, 2007 Compared with Year Ended December 31, 2006

Cash used in operating activities for the year ended December 31, 2007 was $4,866,156, while cash generated from operating activities for the year ended December 31, 2006 was $7,268,151. This drop was caused by the unusual and exceptionally significant rise in soybean price in year 2007 (please refer to section “Cost of Sales and Gross Profit” above in the comparison between the operating results of 2007 and 2006).

As mentioned above, the reduction in supply resulted in the fact that t he average unit cost of our soybeans rose to about $405 per ton for the year ended December 31, 2007, from around $236 per ton for the year ended December 31, 2006, a growth rate of 72%. And the comparison of soybean prices from another angle shows that the purchase price in our local area rose from $298 per ton at the end of December of 2006 by 73.2% to $515 at the end of December of 2007. However, overall speaking, the rise in the average selling price of soybean products could not compensate for the increase in raw material cost (please refer to section “Cost of Sales and Gross Profit” above in the comparison between the operating results of 2007 and 2006).

Meanwhile, the demand for soybean had also increased greatly over the year. In the year ended December 31, 2007, we processed 385,087 tons metric tons of soybeans, compared to 309,161 metric tons of soybean of the previous year, achieving a growth rate of 24.6%. And to counter the supply shortage in 2007 and to prepare ourselves for satisfying higher production volume in 2008, we had built up significant stocks. At the end of 2006, our inventory level of soybeans was less than 17,800 tons, and it rose to over 35,000 tons at the end of 2007, an increase of 157%. The combined effect of these 2 factors resulted in a 321% growth in the cost of inventories maintained at the end of 2007, standing at $15.5 million, compared to only less than $3.7 million at the end of 2006.

For the above reasons, we had to spend a great more amount of cash on procuring and maintaining our inventories. In the year ended December 31, 2007, $9,712,307 cash was used in procuring and maintaining inventories. In addition, $5,508,012 cash was used as advances to suppliers. We used to pay almost ignorable advances to suppliers. However, due to the material fall in soybeans supply, we have to pay large advances to major suppliers to secure the supply of raw materials.

Our view is that the cash outflow in operating activities of 2007 was of a temporary and exceptional nature, and it was an isolated event, so it cannot be reasonably used to estimate the trend of our operational results in the future. The draught in 2007 was an unforeseeable event at an exceptional scale, and the rise of soybean price has put strong stimulation on farmers to grow soybeans, the availability of soybean and thus its price will be stabilized and its long-term trend is a falling one. Generally speaking, our cash flows are healthy and stable, as we have very large sales revenue and we sell mostly on cash basis, with ignorable A/R. Actually the situation has been improved greatly since the beginning of 2008. In the first 2 months, we have already achieved a net cash inflow from operations of about $1.65 million. We are confident to achieve a good cash flow from our operations in 2008.

Other major adjustments affecting cash flows from operating activities of 2007 are:
(1)	An addition of $182,708 due to the collection of accounts receivables.
(2)	A reduction of $1,667,452 of prepaid VAT and other taxes, as they increased in line with purchase volume of raw materials.
(3)	An addition of $714,295 due to decrease in other receivables.
(4)	A reduction of $730,106 for decrease in accounts payables.
(5)	A reduction of $698,636 for decrease in other payables.
(6)	An addition of $152,225 due to increase in customers deposits.

Investing Activities

Year Ended December 31, 2007 Compared with Year Ended December 31, 2006

Net cash used in investing activities for the year ended December 31, 2007 was $12,413,404, compared to $9,519,203 for the year ended December 31, 2006. The major item of investing activities in 2007 was $11,702,842 payment for construction in progress, which was primarily spent for the renovation of Plant No.2 and the construction of the production lines for new high end products and the related facilities in that plant.

We satisfied the demand for cash used in capital investment mostly with the proceeds from the equity financing completed on October 3, 2007 (please refer to section “Recent Events” in financing activities below), supplemented by our own cash reserves.

Financing Activities

Recent Events

On October 3, 2007, we completed, at a price of $2.15 per share, a private placement of 10,000,000 shares of Series A Convertible Preferred Stock, par value $0.001 per share and attached warrants to purchase Common Stock. The gross proceeds of the offering was $21.5 million.

Year Ended December 31, 2007 Compared with Year Ended December 31, 2006

Net cash provided by financing activities was $22,926,970 for the year ended December 31, 2007, compared to $2,222,504 for the year ended December 31, 2006. The major items for 2007 are:
(1)	$17,849,093 of proceeds from issue of share capital and warrants. This was the proceeds from the private placement mentioned above.
(2)	$11,815,365 of bank borrowings. This was short-term bank loan to satisfy working capital needs.

Loans

The balance of short-term bank loans was $12,305,000 at December 31, 2007, compared to $6,523,825 at December 31, 2006. This increase was mainly due to the huge increase in demand for working capital, caused mainly by both the increase need for raw materials to satisfy the material growth of processing volume and the exceptional and unexpected rise in soybean price (please refer to the section “Cost of Sales and Gross Profit” in the comparison between the operational results of 2007 and 2006 above).

The balance of our long-term bank loan was about $457,107 at December 31, 2007, plus a current portion of $47,433, payable within one year of balance sheet date.

Currently we have a credit line of up to RMB 190 million, or about USD 27.09 million using current exchange rate of 1USD to 7.0130RMB, based on our credit rank AA granted by Agricultural Development Bank. We believe that this would be sufficient for our future working capital needs at the current operation and capacity level.

The credit line has the following material terms:

1.
The term of the credit line is for one year, and the interest rate is 6.93%. subject to adjustment;   The Company/borrower shall purchase insurance for pledged assets, with the Bank as the first beneficiary of insurance proceeds.

2.	The loans borrowed within this credit line can only be used to purchase crops. In Yanglin’s case, the loans can only be used to purchase soybeans.
3.
When Yanglin applies to actually borrow the funds, the Bank shall confirm the conditions and/or circumstances of the loan, and report to the appropriate higher officers within the Bank to verify, examine and approve such applications, before actually releasing any money to Yanglin under the maximum credit line.

4.	When the People’s Bank of China adjusts the interest rate of loans, the Bank has the right and discretion to adjust the interest rate of loans accordingly.
5.	The loans would be secured by Yanglin’s assets, i.e., building, machinery and land use rights.

Critical Accounting Policies and Estimates

Management's discussion and analysis of its financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with United States generally accepted accounting principles. Our financial statements reflect the selection and application of accounting policies that require management to make significant estimates and judgments. See note 1 to our consolidated financial statements, "Summary of Significant Accounting Policies and Organization". We believe that the following reflect the more critical accounting policies that currently affect our financial condition and results of operations:

Method of accounting

The Company maintains its general ledger and journals with the accrual method accounting for financial reporting purposes.  The financial statements and notes are representations of management.  Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of its financial statements.

The share exchange transaction has been accounted for as a recapitalization of Yanglin Soybean Inc. where the Company (the legal acquirer) is considered the accounting acquiree and Faith Winner (BVI) (the legal acquiree) is considered the accounting acquirer. As a result of this transaction, the Company is deemed to be a continuation of the business of Faith Winner (BVI).

Accordingly, the accompanying financial statements are those of the accounting acquirer, Faith Winner (BVI). The historical stockholders’ equity of the accounting acquirer prior to the share exchange has been retroactively restated as if the share exchange transaction occurred as of the beginning of the first period presented.

Principles of consolidation

The consolidated financial statements, which include the Company and its subsidiaries, are complied in accordance with generally accepted accounting principles in the United States of America. All significant inter-company accounts and transactions have been eliminated. The consolidated financial statements include 100% of assets, liabilities, and net income or loss of those wholly-owned subsidiaries.

Name of Company	Place of incorporation	Attributable interest

Faith Winner Investments Ltd	British Virgin Islands	100%

Faith Winner (Jixian) Agriculture Development Company	PRC	100%

Heilongjiang Yanglin Soybean Group Co. Ltd	PRC	100%
*Deemed variable interest entity member

Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.  Management made these estimates using the best information available at the time the estimates were made; however actual results could differ materially from those estimates.

Economic and political risks

The Group’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Group’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Group’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

Land use rights

Land use rights are stated at cost less accumulated amortisation.  Amortisation is provided over the respective useful lives, using the straight-line method.  Estimated useful lives range from 22 to 50 years.

Railway use rights

Railway use rights are stated at cost less accumulated amortisation. Amortisation is provided over the respective useful lives, using the straight-line method. Estimated useful life is 10 years.

Property, plant and equipment

Property, plant and equipment are carried at cost less accumulated depreciation.  Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Buildings	10 - 35 years
Machinery and equipment	3.5 - 30 years
Office equipment	4 - 20 years
Motor vehicles	6 - 10 years

The costs and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income when incurred, whereas significant renewals and betterments are capitalized.

Accounting for the impairment of long-lived assets

The long-lived assets held and used by the Group are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of changes in technologies or situation in the industry.  Determination of recoverability of assets to be held and used is done by comparing the carrying amount of an asset to the future net undiscounted cash flows to be generated by the asset.

If such assets are considered to be impaired, the impairment losses to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less estimated costs of disposal.

During the reporting years, there was no known impairment losses.

Inventories

Inventories consist of finished goods, and raw materials, and are stated at the lower of cost or market value. Substantially all inventory costs are determined using the weighted average basis. Finished goods are comprised of direct materials, direct labor and an appropriate proportion of production overheads.

Trade receivables

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An allowance for doubtful accounts is maintained for all customers after considering a variety of factors, including the length of time past due, significant one-time events and the company’s historical experience.  Bad debts are written off as incurred.

Cash and cash equivalents

The Company considers all highly liquidate investments purchased with original maturities of three months or less to be cash equivalents.

Foreign currency translation

The accompanying financial statements are presented in United States Dollars.  The reporting currency of the Group is the U.S. Dollar (USD). Faith Winner (Jixian) and Yanglin use its local currency, Renminbi (RMB), as its functional currency. Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the end of period exchange rates. Translation adjustments resulting from this process are included in accumulated other comprehensive income in stockholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations from transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

The PRC government imposes significant exchange restrictions on fund transfers out of the PRC that are not related to business operations. These restrictions have not had a material impact on the Group because it has not engaged in any significant transactions that are subject to the restrictions.

The exchange rates used to translate amounts in RMB into USD for the purposes of preparing the consolidated financial statements were as follows:

	2008	2007
Year end RMB : USD exchange rate	6.8542	7.3141
Average yearly RMB : USD exchange rate	6.9623	7.6172

RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into USD at the rates used in translation.

Revenue recognition

Revenue represents the invoiced value of goods sold recognized upon the delivery of goods to customers. Revenue is recognized when all of the following criteria are met: Persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the seller’s price to the buyer is fixed or determinable, and collection is reasonably assured.

Costs of sales

Cost of sales consists primarily of direct material costs, direct labor cost, direct depreciation and related direct expenses attributable to the production of products.  Written-down inventory to the lower of cost or market value is also reflected in cost of revenues.

Advertising

The Group expenses all advertising expenses as incurred.

Shipping and handling

All shipping and handling costs are expensed as incurred.

Research and development

All research and development costs are expensed as incurred.

Retirement benefits

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to the statements of income as incurred.

Income taxes

The Group accounts for income tax using an asset and liability approach and allows for recognition of deferred tax benefits in future years.  Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Group is able to realize their benefits, or that future realization is uncertain.

Statutory reserves

As stipulated by the PRC’s Company Law and as provided in the Faith Winner (Jixian), and Yanglin’s Articles of Association, Faith Winner and Heilongjiang Yanglin’s net income after taxation can only be distributed as dividends after appropriation has been made for the following:

(i)	Making up cumulative prior years’ losses, if any;
(ii)
Allocations to the “Statutory surplus reserve” of at least 10% of net income after taxation, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital, which is restricted for set off against losses, expansion of production and operation or increase in registered capital;

(iii)
Allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company's “Statutory common welfare fund”, which is restricted for capital expenditure for the collective benefits of the Company's employees; and

(iv)	Allocations to the discretionary surplus reserve, if approved in the shareholders’ general meeting.

On December 31, 2001, Heilongjiang Yanglin established a statutory surplus reserve as well as a statutory common welfare fund and commenced to appropriate 10% and 5%, respectively of the PRC net income after taxation to these reserves.

Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners.  Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. The Group’s current component of other comprehensive income is the foreign currency translation adjustment.

Recent accounting pronouncements

In December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 160, "Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”. SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2009. The Company is currently evaluating the impact of SFAS 160 on its consolidated financial statements but does not expect it to have a material effect

In December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 141(R), "Business Combinations”.  SFAS 141(R) establishes principles and requirements for how the acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, an any noncontrolling interest in the acquiree, recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  SFAS 141(R) is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008.  As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2009.  The Company is currently evaluating the impact of SFAS 141(R) on its consolidated financial statements but does not expect it to have a material effect.

In March 2008, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 161 “Disclosures about Derivative Instruments and Hedging Activities”. SFAS 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company is currently evaluating the impact of SFAS 161 on its consolidated financial statements but does not expect it to have a material effect.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP. SFAS 162 directs the GAAP hierarchy to the entity, not the independent auditors, as the entity is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. SFAS 162 is effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to remove the GAAP hierarchy from the auditing standards. SFAS 162 is not expected to have a material impact on the Company’s financial statements.

Tabular Disclosure of Contractual Obligations

Payments due by period
Contractual obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-Term Debt Obligations	$489 , 827	$55,149	$123,719	$113,507	$197,452
Capital Lease Obligations	-	-	-	-	-
Operating Lease Obligations	-	-	-	-	-
Purchase Obligations	-	-	-	-	-

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Quantitative And Qualitative Disclosures About Market Risk

Market risk is the risk of loss to future earnings, to fair values or to future cash flows that may result from changes in the price of a financial instrument. The value of a financial instrument may change as a result of changes in interest rates, exchange rates, commodity prices, equity prices and other market changes. Our cash and cash equivalents are held for working capital purposes and consist primarily of bank deposits. We do not enter into investments for trading or speculative purposes.

Interest Rate Risk

Our exposure to interest rate risk primarily relates to the interest income generated by excess cash invested in demand deposits. We have not used derivative financial instruments in our investment portfolio in order to reduce interest rate risk. Interest earning instruments carry a degree of interest rate risk. We have not been exposed nor do we anticipate being exposed to material risks due to changes in interest rates.

Foreign Currency Risk

Our business is operated in the PRC, and its value is effectively denominated in Renminbi. The fluctuation of foreign exchange rate between U.S. dollars and Renminbi could affect the value of our common stock. Our revenues and expenses are primarily denominated in Renminbi, and so our exposure to foreign exchange risks should generally be limited. We do not have material monetary assets and liabilities denominated in U.S. dollars, although to the extent that we do in the future, the fluctuation of foreign exchange rate would affect the value of these monetary assets and liabilities denominated in U.S. dollars. Generally, appreciation of Renminbi against U.S. dollars will devaluate the assets and liabilities denominated in U.S. dollar, while devaluation of Renminbi again U.S. dollars will appreciate the assets and liabilities denominated in U.S. dollar. In China, very limited hedging transactions are available to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to successfully hedge our exposure at all.

The conversion of RMB into foreign currencies, including U.S. dollars, has been based on rates set by the People’s Bank of China. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an appreciation of the RMB against the U.S. dollar by approximately 6% during 2007 and approximately 12% since the change of the policy to the end of 2008. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar. We use the U.S. dollar as the reporting currency for our financial statements. Fluctuations in exchange rates, primarily those involving the U.S. dollar, may affect our costs and operating margins as well as our net income reported in U.S. dollars. For example, to the extent that we need to convert U.S. dollars into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we receive from the conversion. Assuming we had converted the U.S. dollar denominated cash balance equivalent to US$ 33,180,175 as of March 31, 2009 into RMB at the exchange rate of US$1.00 for RMB 6.8359, the respective People’s Bank of China rates as of March 31, 2009, this cash balance would have been RMB 226.8 million. Assuming a further 10% appreciation of the RMB against the U.S. dollar, this cash balance would have decreased to RMB 206.2  million as of March 31, 2009. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of making payments for dividends for business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us.

Commodity Price Risk

We engage in manufacturing of non-genetically modified soybean-based products in the PRC. Our main raw materials are commodities. Our exposure to commodity price risk is directly related to fluctuations of PRC domestic market and indirectly related to that of international market. For example, the soybean price went up from RMB 1.23 per 500 grams at the beginning of the last year to RMB 2.13 per 500 grams at the end of 2007, and in early March 2008 it has climbed to as high as RMB 2.75 per 500 grams, due to both the shortage in soybean supply caused by a severe drought in 2007 and farmers’ cutting growing areas of soybeans brought by the continuously low price level by the end of 2006. However, due to current economic crisis, the price dropped to RMB 1.75 per 500 grams as of May 25, 2009. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to commodity price risk.

BUSINESS

Organizational History

Yanglin Soybean, Inc. (formerly known as Victory Divide Mining Company, the “Company”) was incorporated in the state of Nevada on May 26, 1921. Our original Articles of Incorporation were oriented toward mining operations. Our Common Stock traded on the San Francisco Mining Exchange and on the OTCBB. We operated a number of mining properties and in 1980, we became inactive and trading in our Common Stock ceased. We have had no operations, assets or liabilities since 1980 and accordingly, were deemed to be a "blank check" or shell company that is, a development stage company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or other acquisition with an unidentified company or companies, or other entity or person. Our Articles of Incorporation were restated and amended on June 29, 2006 to reflect our objective of finding a merger partner.

On October 3, 2007, the Company completed a reverse-merger with Faith Winner Investments Limited (“Faith Winner (BVI)”) whereby the Company issued 18,500,000 common shares at par value $0.001 per share in exchange for all of the outstanding shares of Faith Winner (BVI) shares.

Faith Winner (BVI) formed Faith Winner (Jixian) Agriculture Development Company (“Faith Winner (Jixian)” or “WFOE”), entered into a series of agreements with Heilongjiang Yanglin Soybean Group Co., Ltd. (“Yanglin”) including but not limited to management, loan, purchase option, consignment, trademark licensing, non-competition, etc. As a result of entering the abovementioned agreements, WFOE is deemed to control Yanglin as a Variable Interest Entity as required by FASB Interpretation No. 46 (revised December 2003) Consolidated of Variable Interest Entities, an Interpretation of ARB No. 51.

The contractual agreements were utilized instead of a direct acquisition of Yanglin’s assets because current PRC law which took effect on September 8, 2006 does not specifically establish the approval procedures and detailed implementation regulations for a non-PRC entity’s equity to be used as consideration to acquire a PRC entity's equity or assets. This makes it highly uncertain, if not impossible, for a non-PRC entity to use its equity to acquire a PRC entity. If acquisition of a PRC entity using foreign equity were possible, we could have acquired 100% of the stock of Yanglin by paying the price of $17 million with any excess treated as interests pursuant to Amendment to Exclusive Purchase Option Agreement dated April 3, 2009.

We have completed the following required transactions contemplated in the contractual agreements: WFOE’s registered capital verification process in PRC, WFOE’s transmission to Yanglin the full purchase price for the intellectual property, including the trademark purchase and the principal amount of a loan made under the contractual agreements, WFOE’s approval for the transfer of intellectual property from Yanglin and WFOE’s obtaining a business license from local branch of PRC’s State Administration of Industry and Commerce as an operating company.

The reverse-merger also included an equity financing of $21,500,000 by the issuance of 10,000,000 Series A Convertible Preferred Stock at $2.15 per share to 10 accredited investors.

The Company, through its subsidiaries and Yanglin (hereinafter, collectively referred to as “the Group”), is now in the business of manufacturing, distribution, and selling of non-genetically modified soybean oil, salad oil, and soybean meal in China.

On January 17, 2008, the Company changed its name from “Victory Divide Mining Company” to Yanglin Soybean, Inc.”

Our Industry

We are a leading non-genetically modified (non-GM) soybean processor in the PRC. We currently manufacture soybean oil in bulk package and soybean meal which are sold throughout China our customers directly or through distributors. Most of our customer (approximately 80%) are located in Northern China.

Our manufacturing process includes sifting, crushing, heating and pressing soybeans, extracting and separating oil from crushed soybeans, and cleansing, hydrating and packaging oil as well as drying and packaging soybean meal. Currently, our main products include soybean oil, salad oil and soybean meal. We plan to broaden our product line to include high end products such as squeezed oil, powdered oil, protein concentrates, textured protein, and defatted soybean powder, while greatly enlarging the production capacity of salad oil. We have installed the equipment for manufacturing squeezed oil and expanded the production line for salad oil and have started production of these products at the end of 2007. The production facilities for powdered soy oil have been built and are now in trial production and the “debugging” phase. The pilot production of protein concentrates began in late 2008, with small quantities of commercial grade product provided to customers. Defatted soy powder will be launched in 2009, and the production line of textured protein will also be put into operation in 2009.

The Soybean Processing Industry

Soybean processing is a traditional industry. Typically, soybeans are ground and refined into soybean oil and protein meal, which in turn are processed into refined oils, animal feed, proteins and more value-added products such as foods, pharmaceuticals and cosmetics.

(i) Soybean Oil and Soybean Salad Oil

Soybean oil is obtained by the extraction of oil from soybean seeds. Soybean oil contains various vitamins, minerals and unsaturated fatty acids which are essential to the well-being of the human body. It is an important ingredient in products such as salad dressings, margarine, paint and medicines. The price, adaptability and performance of soybean oil make it appropriate for a broad range of food, chemical and medical manufacturing applications. Soybean oil refers to Grade IV oil, as compared to the more refined salad oil. Both oils are for human consumption.

(ii) Soybean Meal

Soybean meal is manufactured by grinding soybean flakes which remain after removal of most of the oil from soybeans by a solvent or mechanical extraction process. Soybean meal is an important raw material used in the animal feed and farming industry due to its high protein content, low fat composition and edible characteristics. Given the PRC’s closer proximity to customers in the Asian region, there is a growing demand for PRC produced soybean meal from countries such as Korea and Japan. This in turn has led to an increase in demand for our soybean meal products.

Growth in the Soybean Industry

Apart from being a food commodity, soybean oil is also used in the cosmetics, pharmaceutical and medical industries.  As soybean oil consumption in the PRC has been rapidly increasing, the PRC has imported soybean oil from other countries, such as Argentina, Brazil and the USA.

World Vegetable Oil Consumption 2006

	Million Short Tons	Million Metric Tons
Palm	42.0	38.1
Soybeans	39.3	35.7
Rapeseed	19.7	17.8
Sunflower seed	11.3	10.2
Peanut	5.4	4.9
Cottonseed	5.2	4.8
Palm Kernel	4.8	4.3
Coconut	3.6	3.3
Olive	3.2	2.9
Total	134.5	122.0

Source: USDA

World Protein Meal Consumption 2006

	Million Short Tons	Million Metric Tons
Soybeans	166.7	151.3
Rapeseed	30.2	27.4
Cottonseed	16.4	14.9
Sunflower seed	12.7	11.5
Peanut	6.3	5.7
Fish	6.0	5.5
Palm Kernel	6.1	5.5
Copra	1.9	1.7
Total	246.3	223.4

Source: USDA

In the past few years, the soybean industry has seen a period of sustained growth. We believe that the soybean industry in the PRC has significant potential for further growth and we, through Yanglin, are well positioned to take advantage of such growth. Soybeans are grown for their oil and protein and are used to manufacture various products including soybean oil and soybean meal. According to the Food and Agriculture Organization of the United Nations, global consumption of oils and fats has been steadily increasing, rising at an average rate of approximately 3-4%.

Non-Genetically Modified Soybean Products

Genetically modified soybean plants are widespread in the world’s leading soybean producing countries (such as Brazil, Argentina and the United States) and genetically modified soybeans comprise a very large proportion of the world’s soybean production. Conversely, most of the soybean food products exported from the PRC is primarily made from non-genetically modified soybeans that are cultivated and grown in the PRC.

We believe that a growing number of consumers prefer their food products to be made from non-genetically modified raw materials, and food products include soybean based products. Such non-genetically modified soybean products are perceived to be “green” and hence more desirable to certain classes of consumers than genetically modified soybean products, especially with respect to soy protein and other value-added soybean products. Furthermore, we believe that as a result of the increasing affluence and sophistication of the consumers in different regions, they have also become more aware of potential health issues arising from the consumption of genetically modified soybean products and are willing to pay a premium for non-genetically modified soybean products.

As a producer of non-genetically modified soybean products, we believe we are well positioned to take advantage of such growth.

Government Support for the Soybean Industry

In addition, there has been strong government support for the development of our industry. In recent years, the PRC government has sought to differentiate soybean exports from the PRC from those from other international exporters of soybeans such as the United States and Argentina. Specifically, the PRC government has take measures to promote industries and enterprises, such as our business operations, that produce non-genetically modified soybean food products. In 2003, the PRC Ministry of Agriculture announced a plan to develop the PRC’s northeastern region (including the Heilongjiang province where we are located) into the world’s largest non-genetically modified soybean production centre for export within five years.

In addition, the Heilongjiang provincial government has introduced a number of measures to develop its organic farming industry such as improving its local agriculture infrastructure and promoting the development of large industrial groups that produce green and organic food products.

Over the past five years, Heilongjiang's green food industry has grown significantly and has become an important growth sector in Heilongjiang’s burgeoning economy. Further, we believe that the proportion of “deep-processed” soybean food products produced by the PRC will increase and is expected to grow significantly, particularly with the completion of the PRC’s largest non-genetically modified soybean deep-processing base by 2010.

We believe that these various government initiatives at national and local level will have a positive impact on the further development of our business operations.

Our Competitive Advantages

We believe that we have several competitive advantages:

•	Our products have favorable brand-name recognition due to the superior quality and our proven track record in the industry;

•
We are strategically located to access cheaper and more stable soybean supply. Jixian County, where the company is headquartered, is in heart of the Three Rivers Plains, a major soybean production area, and Yanglin has established long-term relationship with the local farmers and suppliers;

•	We have an extensive sales network covering most areas of China and have negotiated better arrangements with distributors to save costs and to promote higher efficiency;

•
Our business is better managed and our operations are more efficient compared to many larger state-owned soybean processors. Our costs are lower, margins are higher and we are in better financial conditions;

•
We believe that we do not face direct competition from international conglomerates such as Archer Daniels Midlands and Cargill as they produce predominantly genetically modified soybean products whereas Yanglin produce non-genetically modified soybean products which appeal to more health-conscious customers;

•	Both our management and workers have great skills and experience in the soybean industry. Many of them worked in the industry for more than 20 years.

Our Strategy

Increase Our Sources of Supply

Due to the increasing market demand, we expect our business to grow significantly in the next few years. We believe that our need for soybean supply will only increase. In order to increase our raw material supplies, we intend to expand the soybean cultivation area supplying us through the development of further supply arrangements with other private and state-owned farms within the Heilongjiang province. Currently, we have access to soybeans produced in approximately 164,745 acres of farmland and we plan to increase our access in the next few years in other locations by signing up more soybean farmers and through other arrangements.

Expand Capacity by Building New Plants or through Acquisitions

To meet the demand for soybean products, we plan to increase our capacity. We intend to expand our production facilities by acquiring some additional factories. We expect that these acquisitions will allow us to increase our current annual soybean processing capacity to over 1 million tons of soybeans or even higher over the next few years.

Expansion of our Sales Network

We currently sell more volume of products in northern China than any other parts of China and currently do not have many sales offices in the South. We plan to expand our sales and marketing network by establishing more sales offices within the PRC. In addition, we are negotiating with potential agents in Southeast Asia and Russia. Our plan is to expand internationally into countries such as Singapore, Malaysia, Canada and the United States.  We intend to use Chinese export agents to manage currency risks.

  Expansion of our Product Line

We believe that value added soybean products will yield higher profit margins for our operations. We intend to expand our product lines to include the following high-end soybean products:

(i) Powdered Soybean Oil

Powdered soybean oil is manufactured by processing soybean oil and soybean salad oil together with corn syrup and other raw materials. Powdered soybean oil not only retains the nutritional value of liquid soybean oil, but also has a long shelf life and can be easily packaged and transported. In addition, powdered soybean oil can be used as a cheap substitute for milk or powdered milk because it can be easily dissolved or mixed with other ingredients in water to produce a mixture that has a strong fragrance similar to that of milk, as well as containing beneficial proteins and minerals.

(ii) Textured Protein

Textured protein products are manufactured from soy protein. Textured protein products are hydrated in the production process and accordingly have a symmetrical, consistent and smooth texture and specific structure. Textured protein can be added to food products to impart a taste that is similar to that of meat. Therefore, textured protein can be used as a food substitute for beef and pork. In addition, textured protein contains anti-oxygenation ingredients that could prolong the shelf-life of certain food products.

(iii) Defatted Soybean Powder

Defatted soybean powder is manufactured from specially-extracted soy meal and has a high protein content (higher than 50 percent). Defatted soybean powder can be added to fish, noodles, meat, dairy products and candy to improve the quality and taste of food. Further, defatted soybean powder can prolong shelf life and reduce cost.

(iv) Squeezed Oil

Squeezed oil is made by extracting crude soybean oil from selected soybeans through traditional methods of refining and hydration in order to remove the acids in the oil. Squeezed oil is readily absorbed by the human body and contains no cholesterol. It possesses vitamins such as A, D, and E, as well as other nutrients which have been shown to help growth, improve immunity and prevent hypertension and arteriosclerosis.

(v) Concentrated Soy Protein

Concentrated soy protein has a high protein content of up to 98% and contains no cholesterol. Concentrated soy protein can be used as an ingredient in food products to improve their texture and nutritional value. Concentrated soy protein is used as an ingredient in a wide range of food products, including nutritional supplements, seafood, processed meats, frozen food, nutritional beverages, cream soups, sauces and snacks.

Our Current Products

Our current products include the following:

Product	Use	Major Customers	2008 Volume (tons)
Soybean Oil	Cooking	Hou Xinglin, Yingkou Bohai Oil Industries Co. Ltd.	52,842
Salad Oil	Cooking	Yingkou Bohai Oil Industries Co. Ltd., Gu Changchun	17,708
Soybean Meal	Animal Feed	Jilin Zhuoyue Animal Feed Factory	337,660

We sell our products under the “Yanglin” brand name to various geographic regions of the PRC through our various distribution channels (see “Sales and Marketing” below) and directly to our customers primarily within the PRC market. In the fiscal year ending 2008, we processed approximately 420,000 tons of soybeans and generated total revenues amounting to approximately $250.7 million with net income amounting to $14.4 million. Within the 2008 production volume of our main products, namely soybean meal, soybean oil and salad oil, soybean meal occupied a major share of about 83%, while soybean oil and salad oil combined made up of approximately 17% of our production volume.

Our Suppliers of Soybeans

Maintaining a stable supply of raw materials (soybeans) is one of the key components for our success. We purchase all of our soybean supplies from various farms in the Heilongjiang province. We have established and maintained good relationships with these farms.

The following is a list of our top ten major suppliers of soybeans for the financial year ended December 31, 2008:

Supplier	Amount Purchased (in US$)	% of Total Purchases (%)
Cui Binyan	9,054,611	4.4%
Duan Xufeng	8,694,515	4.2%
Tang Lijun	8,398,688	4.1%
Jiang Minghui	8,093,791	3.9%
Wang Li	7,664,558	3.7%
Baoqing North Granary	7,605,785	3.7%
Bian Chaofeng	7,564,136	3.7%
Guo Hongjun	7,286,556	3.5%
Chi Cui’e	7,128,677	3.4%
Lin Baosen	7,122,672	3.4%

Note: the amounts are converted from RMB value using the yearly average rate of 2008, 1USD = 6.9623RMB.

Our top ten suppliers together made up an aggregate of 38% of our total supply of soybeans, but our biggest supplier only supplied about 4.4% of our total supply. We believe this diversification of supply is beneficial to us as it increases our bargaining power and prevents us from being over-reliant on any single supplier.

We have implemented unique arrangements with soybean suppliers. Through our affiliate company, Heilongjiang Yanglin Group Seed Co. Ltd., we supply these farmers with “Yanglin” soybean seeds which provide higher oil yield. Pursuant to annual supply contracts, the farmers sell the harvested soybeans back to us. We extend favorable commercial terms to these farmers, such as low price and credit payment terms, for them to purchase “Yanglin” soybean seeds, and offer favorable price, which is higher than average market price, and cash-upon-delivery payment terms to the farmers for our purchases of the harvested soybeans grown from “Yanglin” soybean seeds. These arrangements ensure that we maintain good relations with our suppliers, enjoy a stable supply of soybeans that meet our high quality standards at competitive rates, and allow us to maintain a low rate of expenditure on raw materials.

To further ensure a consistent supply of soybeans and to increase its volume, we intend to enter into similar supply agreements with other soybean farmers in the PRC.

The Supplier of “Yanglin” Soybean Seeds

Heilongjiang Yanglin Group Seed Co, Ltd. is owned and managed by Mr. Shulin Liu, our chief executive officer.

Heilongjiang Yanglin Group Seed Co., Ltd has developed several strains of non-genetically modified soybean seeds (collectively, “Yanglin” seeds”). The Yanglin “East Nong 42” and the “Black Nong 44” boast high protein and fat content. It has also developed the high oil content “Yang 02-01”, “Yang 03-02” and “Yang 03-03” soybean seeds, the high protein content “Yang 03-656” soybean seeds and the high protein and high yielding “Yang 03-149” soybean seeds.

A brief summary of the characteristics of each strain of soybean seed is set forth below:

Soybean	Oil Content	Protein Content	Status of Development
“East Nong 42”	19.33%	45% - 46.4%	Completed
“Black Nong 44”	21.56% -22.61%	38.56% -46.69%	Completed
“Yang 02-01” (high oil)	22.3%-22.6%	37.8%-40.2%	Received governmental approval
“Yang 03-02” (high oil)	21.9%-22.7%	37.2%-41.5%	In trial phase
“Yang 03-03” (high protein)	21.7%-22.1%	38.4%-45.9%	In trial phase
“Yang 03-656” (high protein)	19.8%-20.6%	39.7%-45.3%	In trial phase
“Yang 03-149” (high protein)	20.3%-21.9%	41.5%-44.7%	In trail phase

Major Customers

Our customers are primarily distributors of soybean oil and soybean meal, with some of them being soybean food processors and animal feed manufacturers. The following is a list of our top ten major customers for fiscal year 2008. All of our major customers are located in the PRC.

Customers	Type of Product	Fiscal 2007 Sales (USD)	% of Total Sales (%)
Yingkou Bohai Grease Industrial Co. Ltd.	Soybean Oil	24,078,664	9.6%
Gu Changchun	Soybean Meal	8,461,130	3.4%
Hou Xinglin	Soybean Meal	7,175,525	2.9%
Zhao San	Soybean Meal	6,914,165	2.8%
Huang Zujian	Soybean Meal	6,912,752	2.8%
Li Zhengqian	Soybean Meal	6,697,392	2.7%
Lin Xiwu	Soybean Meal	6,420,336	2.6%
Wang Chunyu	Soybean Meal	6,405,120	2.6%
Wang Xihe	Soybean Meal	5,905,945	2.4%
Jilin Zhuoyue Animal Feed Factory	Soybean Meal	5,832,863	2.3%

Note: the amounts are converted from RMB value using the yearly average rate of 2008, 1USD = 6.9623 RMB

Our sales are widely diversified among our customers. Our largest customer accounts for only 9.6% of our total sales in fiscal 2008 while our top ten customers accounted for about 33.8% of our net sales in fiscal 2008. As such, we are not dependent on any single customer and have accordingly maintained our bargaining position in relation to our customers. Holding such a diversified customer base, we have mitigated the commercial risk and associated impact of the loss of sales from any single customer. As we begin to expand our product offering to include “high end” soybean products, our customer base will accordingly change to include more industrial users and some retail consumers.

Sales of Products by Type and Locations

The following table shows the breakdown of sales volume by customer type for fiscal year 2008.

	Salad Oil			Soy Oil			Soy Meal
Type	Volume (Tonnes)	Number of customers	%	Volume (Tonnes)	Number of customers	%	Volume (Tonnes)	Number of customers	%
Distributor	17,708	64	100	52,842	93	100	337,660	64	100
Food Manufacturer
Animal Feed Manufacturer
Others
Total	17,708	64	100	52,842	93	100	337,660	64	100

All our sales are primarily made to customers within the PRC, although some of our products may be exported by some of the distributors to countries such as Japan, Korea, Russia and India. The geographical distribution of our sales in the PRC for fiscal 2008 is shown below.

	Sales Revenue (Salad Oil)		Sales Revenue (Soybean Oil)		Sales Revenue (Soybean Meal)
Province	Volume (Tonnes)	Value (USD)	Volume (Tonnes)	Value (USD)	Volume (Tonnes)	Value (USD)
Heilongjiang	6,590	9,612,783	21,384	28,479,808	149,200	68,285,578
Jilin	1,589	2,317,456	6,263	8,340,771	56,611	25,905,799
Liaoning	5,808	8,470,600	13,236	17,627,088	29,570	13,531,548
Inner Mongolia	862	1,257,172	3,108	4,139,090	15,278	6,991,376
Shanghai		-	1,155	1,538,175	1,631	746,363
Jiangsu	331	482,743	814	1,084,047	1,939	887,307
Shanxi	268	390,861	1,804	2,402,483	19,798	9,059,776
Henan		-	303	403,521	9,719	4,447,518
Sha’anxi		-	363	483,426	7,117	3,256,815
Zhejiang	518	755,470	1,248	1,662,028	10,445	4,779,744
Guangxi	270	393,778	1,210	1,611,422	5,995	2,743,376
Sichuan	466	679,631	1,029	1,370,374	16,369	7,490,629
Hebei	1,006	1,467,187	925	1,231,872	13,988	6,401,058

Note: the amounts are converted from RMB value using the yearly average rate of 2008, 1USD = 6.9623RMB.

Our Competitors

Our competitors are the non-genetically modified soybean processors operating in the PRC. Our main competitor is Heilongjiang 93 Oil and Fat Co., Ltd., an integrated state-owned enterprise which is located in Heilongjiang, Dalian and Tianjin. The rest of our competitors are smaller state-owned enterprises.

Position	Company	Estimated Annual Non- GM Production Capacity (in Tonnes)	Estimated Market Share
1	Heilongjiang Jiushan 93 Group (SOE)	600,000	6.7%
2	Yanglin Soybean Group, Ltd	520,000	5.0%
3	Shandong Gaotang Lanshan Group (SOE)	200,000	2.2%
4	Henan Xuchang Vegetable Oil Company (SOE)	100,000	1.1%
5	Qitaihe City Nature Oil Company	100,000	1.1%
6	Shandong Guanxian Vegetable Oil Company	100,000	1.1%
7	Jiamusi Zhenda Company	90,000	1.0%

Source: Information from respective companies' websites and Yanglin estimates

Generally, we do not compete with companies that are engaged primarily in the manufacturing of genetically modified soybean products, especially international agriculture conglomerates. Currently, most major producers of genetically modified soybean products are state-owned enterprises and joint ventures of global agriculture companies. Their operations are mostly located in the coastal cities in Southern China, which enables them to conveniently import genetically modified soybean from the U.S., Brazil, Argentina and other countries in bulk volume at acceptable prices. The market for their products is also mainly in the southern parts of China. Meanwhile our supply sources, production facilities and customers are mostly in Northern China, where there is abundant supply of non-genetically modified soybean. There is a geographical division between the market for genetically modified soybean products and that for non-genetically modified soybean products. Thus, we generally do not have direct competition with our genetically modified counterparts.

Sales and Marketing

Apart from our high product quality, our marketing efforts have also contributed to our success in the PRC markets. Presently, our main method of selling our products is direct marketing, supplemented with indirect marketing. Given that we are located in the Heilongjiang province, we are in close proximity to our suppliers and customers and, thus, are able to communicate with them directly (as opposed to going through the Dalian Commodities Exchange).

We have sales offices in more than 5 cities in the PRC with approximately 40 independent distributors spread over approximately 27 provinces. These provinces include locations in the northeastern, northwestern and southern regions of the PRC. Furthermore, we have a dedicated in-house sales team with 10 salespersons. Their duties include monitoring the soybean industry, collecting market and price information, developing and managing distributors, providing recommendations for our marketing and sales strategy and pricing policies, filling sales orders and after-sale services.

The following map illustrates the geographical coverage of our sales and distribution network within the PRC:

In addition to our direct marketing efforts in the PRC, and as part of our international expansion plans, we plan to appoint sales agents in North America, Europe, Russia, Japan, Korea and other countries in southeast Asia in the near future.

Advertising

We advertise our products through various forms of media, including billboards alongside highways. We are now building our own business website at the domain name www.yanglin.com.cn.

In addition, our marketing team develops and maintains a unified and distinctive image throughout all of our corporate publicity materials, including our corporate billboard advertisements, media publicity and corporate branding.

Publicity

We hold an annual conference with distributors and potential customers to promote our products. We regularly attend exhibitions in different regions to market our products.We plan to maintain and strengthen our existing customer relations through symposiums, guided tours of the company and direct correspondences that provide further information of our product offering. We will also strengthen communications with the relevant government departments in order to keep abreast of new policies and guidelines. This will enable us to adapt quickly to any changes, better seize business opportunities and develop new markets.

Delivery of Products

Approximately 70% of our products are transported to our customers by railways, thanks to our easy access to the PRC railroad network (see “Our Competitive Advantages”). The costs of transportation are borne by our customers and are pre-paid in advance ahead of delivery of the products. The remainder of our products is collected from our facilities by our customers.

Pricing and Terms

Prices of our products are determined based on the daily spot market price, which is determined by the average of ex-works prices of local producers and the quotation on commodities exchanges. We distinguish between long-term customers and short-term customers and provide rebate policies accordingly. Our short-term customers (typically customers we have been dealing with for less than a year) are required to pay us the full retail price in cash in advance of delivery of their ordered products. For our long-term customers, we may offer credit terms as well as certain preferential terms to them depending on the size of their orders. Since we are paid with cash in advance most of the time, there are almost no accounts receivables.

The current prices for our products, as of March 31, 2009 are: (excluding VAT)

Products	Price (USD/metric ton)
Soybean oil (Grade IV)	$840
Salad oil	$892
Soybean meal	$381

Based on March 31, 2009 exchange rate of 1US$ = 6.8456 RMB.

For the past three years, the price of soybean meal has been in the range of $232 per metric ton to $601 per metric ton (converted at the above mentioned foreign exchange rate 1US$ = 6.8456 RMB; the same rate is used hereinafter). By comparison, the price range of soybean oil has been in the range of $634 per metric ton to $2250 per metric ton, while the price range of salad oil was from $705 per metric ton to $2327 per metric ton. The prices of our products are determined by taking into account the costs of labor as well as the seasonality of demand in the soybean market. Traditionally, the prices of our raw materials are lowest during the soybean harvest period between October and December. Our prices then peak from January to February because of the New Year and Spring Festival.

Intellectual Property

Yanglin has registered the following trademarks in the PRC, which are currently used for all of our products:

Trademark	Country of Registration	Class	Registration Number	Date of Registration	Validity Period
“Yanglin”logo	PRC	29	1587278	June 14, 2001	From June 14, 2001 to June 13, 2011
“Yanglin”logo	PRC	31	1586742	June 14, 2001	From June 14, 2001 to June 13, 2011

Class 29 is for meat, fish, poultry and game; meat extracts, preserved, dried and cooked fruits and vegetables; jellies, jams, fruit sauces; eggs, milk and milk products; edible oils and fats. Class 31 is for agricultural, horticultural and forestry products and grains not included in other classes; live animals, fresh fruits and vegetables; seeds, natural plants and flowers; foodstuffs for animals, malt.

Employees

Currently we have 472 employees, most of whom are involved in production and operations.

The functional breakdown of our full-time employees as at December 31, 2007 and 2008 was:

	FY2007	FY2008
Production and operations	291	291
Sales	10	10
Management	165	171
Total number of employees	466	472

Along with staff incentive policies, we provide social security to every employee who signs a long term contract with us, and we have paid all social security fees as required by laws and regulations.

We have a system of periodic performance reviews that are conducted annually.

Insurance

We have the following insurance policies:

Description of Policy	Term	Coverage ($)	Premium ($)	Insured
China Pingan Property Insurance Co. Ltd., 21900004601010800092	July 9, 2008 to July 9, 2009	4,623,476	6,372	The assets of Plant 3
China Pingan Property Insurance Co. Ltd., 21900005801100800002	July 9, 2008 to July 9, 2009	350,150	2,068	The assets of Plant 3

Note: the amounts in the column Coverage are converted from RMB value using the year end rate of 2008, 1USD = 6.8542 RMB, and those in the column Premium are converted from RMB value using the yearly average rate of 2008, 1USD = 6.9623 RMB.

Government Regulations

We are subject to various government regulations, such as Food Sanitation Law, Environment Protection Law and Fire Prevention Law, and to national standards for food issued by the national Food and Drug Administration. We have obtained the Sanitation Admission certificate from the local Sanitation Bureau as well as the industrial production permit, and our facilities are regularly inspected by local authorities.

In addition, we have been issued an ISO 9001-2000 Certificate by the Beijing Zhongjing Kehuan Quality Authorization Co. Ltd and a Certificate of Class A Green Food by the China Center of Development of Green Food.

Environmental Compliance

We are subject to the PRC environmental laws, rules and regulations governing our type of manufacturing facility. We have complied with the prescribed standard of environmental protection as evidenced by a certificate issued by the Jixian Environment Protection Bureau dated February, 2007.

The treatment of our waste water is subject to the PRC Environment Protection Law. Our process of treating waste water meets the strict requirement of this law.

Our Properties

We own and operate three soybean production factories in Jixian county in the Heilongjiang province. Our factories have a combined annual soybean processing capacity of 520,000 tons.

Factory No.1 manufactures salad oil, Grade IV soybean oil and soybean meal. Factory No. 2 manufactures Grade IV soybean oil and soybean meal. Our newest facility, Factory No.3, which was built in 2005, manufactures Grade IV soybean oil, soybean meal and salad oil. Our new, high end products, including defatted soy powder, soy protein concentrates and textured protein, will be manufactured in Factory No. 2. Powdered soy oil will be produced in Factory No. 3. We have finished building the production lines for salad oil and squeezed oil and put them into operations in the last quarter of 2007.

The following tables indicate the land area and annual production capacity of our production facilities:

Production Facility	Area		Capacity
Factory No. 1	27,000	m2	100,000
Factory No. 2	43,572	m2	120,000
Factory No. 3	45,596	m2	300,000

Annual Production Capacity for 2007 (Tonnes)	Actual Output for 2007 (Tonnes)	Utilization Rate for 2007	Annual Production Capacity for 2008 (Tonnes)	Actual Output for 2008 (Tonnes)	Utilization Rate for 2008
520,000	385,000	74%	520,000	420,000	81%

Note: The annual production capacity is based on 3 shifts (8 hours per shift) a day for 300 days a year.

We purchased the land use rights for the 45,596 m2 of land of Factory No. 3. The land use rights for Factory No. 1 and No. 2 are allocated by the local government at minimal cost.

Our machinery and equipment for soybean processing include conveyor belt, sifting machines, dyers; steamer, crushers; flaking machines, extractors; distillers; packaging machines; containers, etc. Our machinery has been kept in good conditions and with property insurance coverage.

  All land in the PRC is owned by the government and cannot be sold to any individual or entity. Instead, the government grants or allocates landholders a “land use right.” There are four methods to acquire land use rights:

•	grant of the right to use land;
•	assignment of the right to use land;
•	lease of the right to use land; and
•	allocated land use rights.

In comparison with Western common law concepts, granted land use rights are similar to life estates and allocated land use rights are in some way similar to leaseholds.

Granted land use rights are provided by the government in exchange for a grant fee, and carry the rights to pledge, mortgage, lease, and transfer within the term of the grant. Land is granted for a fixed term - generally 70 years for residential use, 50 years for industrial use, and 40 years for commercial and other use. The term is renewable in theory. Unlike the usual case in Western nations, granted land must be used for the specific purpose for which it was granted.

Allocated land use rights are generally provided by the government for an indefinite period (usually to state-owned entities) and cannot be pledged, mortgaged, leased, or transferred by the user. Furthermore, allocated land can be reclaimed by the government at any time. Allocated land use rights may be converted into granted land use rights upon the payment of a grant fee to the government.

In addition to the abovementioned land use rights, Yanglin has the following leased land use right:

Lessor	Location	Area (square meters)	Rental Fee (RMB)	Construction on Land	Term and Expiration
Jixian Industrial Company	Jixian County Hedong District	27,000	8,900,567	Workshop, warehouse	December 4, 2001 - December 3, 2051

Hongtai Oil Factory	Jixian County, Shuangfu Road East	43,572.1	8,714,400	Workshop, warehouse	November 1, 2006 – October 30, 2056

Jixian County Government	Jixian County	45,596	9,383,267.88	Workshop, warehouse	September 6, 2005 – September 5, 2055

Wansheng Village Commission	Wansheng Village Oil Pump Station West, Daoban Dong Qiang	3,844.6	100,000	Farmland	October 19, 2003 - October 18, 2053

Wansheng Village Commission	Hatong Expressway North, Wansheng Village	16,643.7	99,862.2	Farmland	April 1, 2004 – December 31, 2028

Mr.Liu Fengyu, Ms. Tian Shubai	Jian San Jiang Administration Daxing Farm 24 Group Nan.	1,000,000	1,100,000	Farmland	January 1, 2005 - December 31, 2026

We have embarked on the process to convert the allotted land use rights for Factory No. 1, Factory No. 2, Wansheng Village and Jiansan Farm into granted land use rights. The conversion will involve a payment of a “transfer fee” to the Jixian County Land Bureau.

Yanglin also owns the following buildings, comprising Factory No. 3:

Location	Area (square meters)	Nature of building	Function	Certificate

Bei No.4, Nongfeng Village (Factory No. 3)	1658.46	Private Asset	Office, garage	Ji Fang Quan Zheng Fanrong Zi No. 00033652

Bei No.4, Nongfeng Village ( Factory No. 3)	9224.93	Private Asset	Workshop	Ji Fang Quan Zheng Fanrong Zi No. 00036015

Factory No. 3	1401.47	Private Asset	Boiler room	Ji Fang Quan Zheng Fanrong Zi No. 00033653

Hedong 51A (Factory No. 1)	5772	Private Asset	Office, electricity distribution room, workshop, storage room.	Ji Fang Quan Zheng Shagang Zi No. 000278

Legal Proceedings

We know of no material, active, pending or threatened proceeding against us or our subsidiaries, nor are we, or any subsidiary, involved as a plaintiff or defendant in any material proceeding or pending litigation.

Management

Our Directors and Executive Officers

We have provided below certain information about our executive officers and directors. Our directors serve one-year terms or until their successors are elected. Officers serve at the pleasure of the board of directors.

Name	Age	Position
Shulin Liu	44	Chief Executive Officer/Director
Shaocheng Xu	33	Chief Financial Officer
Yang Miao (resigned March 2009)	36	Director
Zongtai Guo	50	Director and Chief Operating Officer
Albert McLelland (since March 2009)	50	Director
Michael Marks (since March 2009)	36	Director
Xiao Feng (since March 2009)	52	Director
Yulin Liu	51	President and General Manager of Heilongjiang Yanglin Soybean Group Co. Ltd
Shuhua Xia	56	Accounting Supervisor of Heilongjiang Yanglin Soybean Group Co. Ltd

The following is a summary of the biographical information of our directors and officers:

Shulin Liu, is founder, Chairman and Chief Executive Officer of Yanglin. Mr. Liu is involved in Yanglin’s overall management and is responsible for establishing strategic directions. From 2002 to present, Mr. Liu has been the Chief Executive Officer, Chairman and Director of Yanglin when its name was changed. From 2001 to 2002, he jointly established Jixian County Golden Land Oil Company Limited (predecessor to Yanglin) with Ms. Huanqin Ding and Mr. Shulin Liu and had been the Chief Executive Officer, Chairman and a Director. From 1996-2000, he was manager of Jinxian County Longfu Food & Oil Trade Co. Ltd., Xiwang Feed Company, Jixian County Tianlin Food & Oil Co. Ltd in Jixian County. From 1992 to 1996, Mr. Liu was appointed General Manger of Jixian Construction Material Food and Oil Trading Company. Prior to that, from 1983-1992, Mr. Liu assumed the positions of supervisor at the Shuangyashan Jixian County Land Authority, supervisor of the Minerals Resources Management Station, and manager of Labor Service Company of Land Bureau of Jixian County. From 1980 to 1983, Mr. Liu worked as a government officer in Shuangyashan Jixian County, Fuli Town. He is also the Vice Chairman of the Soybean Association of Heilongjiang Province and a director of the National Soybean Association of China. Mr. Liu holds a Master degree in Enterprise Management from Heilongjiang University.

Shaocheng Xu, was appointed as Yanglin’s Chief Financial Officer in March 2007. Previously, he worked as a financial consultant in Dow Jones Business Consultants, Inc. from August 2006 to March 2007 and as the Internal Control Supervisor at Citigroup Asia Pacific Operations Center from July 2005 to August 2006. From September 2004 to July 2005, he was studying for a Master of Professional Accounting with the Shanghai University of Finance and Economics and will soon obtain the degree. From September 2001 to September 2004, he was the corporate management coordinator for United Automotive Electronics Systems Co., Ltd. From August 1999 to September 2001, he worked as a senior customer services representative in Shanghai Eastern Rohm and Haas Corp. From July 1997 to August 1999, he was the Manager Assistant in Shanghai Foreign Aviation Corp. Mr. Xu received his Bachelor of Arts in English from Foreign Affairs College of China in 1997. He is currently still studying for a Master of Accounting with the Shanghai University of Finance and Economics. Mr. Xu is also soon to be qualified as a Professional Accountant with the Association of Chartered Certified Accountants (ACCA) of the United Kingdom.

Zongtai Guo, joined Yanglin as its Vice President and Chief Operating Officer in 2006. Mr. Guo is responsible sales, operations and assists Mr. Shulin Liu, Yanglin’s President and Chief Executive Officer, in the strategic planning and the development of Yanglin. Prior to joining Yanglin, Mr. Guo was the Vice President of Qingdao Haoke Family Products Company (daily housekeeping products company, such as soap and detergent)between 2004 and 2005.From 2001 to 2004, he was an Assistant Manager at Heilongjiang Sanjiang Food Company (manufacturing soybean products). He also worked in Shanghai Yikun Food Company as its General Manager from 1999 to 2001. From 1994 to 1999, Mr. Guo also worked in various companies such as Hainan Longhua Company and China Xingnan Company and Heilongjiang Eight One Farm University as their Finance Manager. He graduated from Bayi Agriculture Development University of Heilongjiang Province, majoring degree in Enterprise Management and became a qualified accountant in the PRC in 1993.

Mr. Albert McLelland was appointed as a director since March 2009. He has been senior managing director of AmPac Strategic Capital LLC (AmPac) since 2003. He is also a founder and managing director of AmPac-TDJ LLC. Prior to founding AmPac, Albert was responsible for cross-border transactions practice of PricewaterhouseCoopers’ (PwC) Financial Advisory Services. Albert possesses extensive investment and merchant banking experience. He has built two Asian based financial service firms in 1980-1990’s. He also ran corporate finance at CEF Taiwan Limited. Albert began his investment banking career at Shearson Lehman underwriting bond issues. Albert holds an MBA degree from the University of Chicago and a Master of International Affairs from Columbia University. He did his undergraduate studies at the University of South Florida and also studied Mandarin at the National Normal University in Taiwan.

Mr. Michael Marks was appointed as a director since March 2009.  He is the President and Director of Middle Kingdom Alliance Corp., a special purpose acquisition corporation listed on Over-The-Counter Bulletin Board. Until December 2007 he was a managing director and principal of Sonnenblick Goldman Asia Pacific Limited, a firm that provides advisory services in real estate investments. Previously, Mr. Marks served as a director of Horwath Asia Pacific from January 2002 to December 2005 and was the Chief Executive Officer and Director at B2Globe Limited from May 2001 to August 2002. Mr. Marks received both Bachelor’s and Master’s Degrees in Commerce from the University of the Witwatersrand in Johannesburg, South Africa in 1994 and 1997, respectively, and also received a Bachelor’s Degree in Psychology from the University of South Africa in 1998. In 1997, Mr. Marks qualified as a Chartered Accountant in South Africa, and in 1999 as a Fellow of the Association of International Accountants in the United Kingdom.

Mr. Xiao Feng was the President of Soybean Research & Development Center of Heilongjiang Province since November 2005.  He has also been the Vice President of Northeastern Agriculture University since September 2007.  He was the section chief for Development and Planning in Science & Technology division of Heilongjiang Provincial government from March 1998 to November 2005.  He obtained his Medical Doctor’s degree from Harbin Medical University in 1983.

Yulin Liu, was appointed Yanglin’s President and General Manager in March 2007. He is responsible for Yanglin’s day-to-day operations. Mr. Liu has a strong background in financial management. From May 2005 to February 2007, he was President of Industrial and Commercial Bank of China, Dianchang Branch.and from January 2002 to May 2005, he was the President of Industrial and Commercial Bank of China, Jianshan Branch. Prior to that, he was the vice president of Industrial and Commercial Bank of China, Jixian County between 1989 and 2001, and he worked as chief internal auditor of the Central Bank of Jixian County between 1986 and 1989. Mr. Liu graduated from Harbin Senior Finance College, majoring in Finance.

Shuhua Xia, joined Yanglin as Chief Accountant in 2003. Ms. Xia is primarily responsible for Yanglin’s accounting and financial operations as well as its reporting requirements. Prior to joining Yanglin, Ms. Xia was the Finance Manager of Jixian Drying Tobacco Leaf Factory from 1991-2002. She also held various positions in Jixian Steel and Iron Factory including Finance Manager from 1986 to 1990, and Finance Supervisor from 1970 to 1983. Between 1983 and 1986, Ms. Xia pursued and obtained a Junior College degree from Jiamusi Engineering College.

There are no family relationships among our directors and executive officers except that Yulin Liu is the first cousin of Shulin Liu. There is no arrangement or understanding between or among our executive officers and directors pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current board of directors.

Our directors and executive officers have not, during the past five years:

•	had any bankruptcy petition foiled by or against any business of which was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time,

•	been convicted in a criminal proceeding and is not subject to a pending criminal proceeding,

•
been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities; or

•
been found by a court of competent jurisdiction (in a civil action), the Securities Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacate

EXECUTIVE COMPENSATION

The Company’s executive compensation program is designed to pay key management personnel competitive remuneration based on the authority, responsibility and accountability of the position held by the individual.

The following is a summary of the compensation paid by the company to its executive officers for years 2008 ended December 31, 2008, 2007 ended December 31, 2007 and for 2006 ended December 31, 2006. No other executive officers received compensation in excess of $100,000 for the years of 2008, 2007 and 2006. We did not engage in any benchmarking of compensation to set the compensation to our executive officers.

Compensation Table

Name & Principal Position	Year	Salary (1)	Bonus	Non-Equity Incentive Plan Compensation	All other Compensation	Total
	2006	$40,090	0	0	0	$40,090
Shulin Liu	2007	$31,508	0	0	0	$31,508
(President and Chief Executive Officer )	2008	$34,472	0	0	0	$34,472
Shaocheng Xu	2007	$18,905	0	0	0	$18,905
(Chief Financial Officer )(2)	2008	$20,683	0	0	0	$20,683
	2006	$7,517	0	0	0	$7,517
Zongtai Guo	2007	$23,631	0	0	0	$23,631
(Chief Operational Officer )	2008	$25,854	0	0	0	$25,854
	2006	$0	0	0	0	$0
Glenn A. Little (President, Chief Executive Officer Officer and Chief Financial) (3)	2007	0	0	0	0	0
Yulin Liu	2007	$23,631	0	0	0	$23,631
(President and General Manager of Heilongjiang Yanglin Soybean Group Co. Ltd)(4)	2008	25,854	0	0	0	$25,854

(1)	The relevant exchange rates for financial years 2006, 2007 and 2008 are $1 to RMB 7.98189, $1 to RMB 7.6172 and $1 to RMB 6.96225.

(2)	Shaocheng Xu, was appointed as Yanglin’s Chief Financial Officer in March 2007.

(3)	Mr. Little was appointed President, Chief Executive Officer and Chief Financial Officer in February 2006. He resigned from these positions effective October 3, 2007.

(4)	Yulin Liu, was appointed Yanglin’s President and General Manager in March 2007 and is the first cousin of Shulin Liu.

Material Terms of Employment

Each of the executive officers has signed a three-year employment contract with Yanglin effective September 2007 until September 2010. In addition to their salary compensation, the executive officers are entitled to social insurance benefits according to PRC laws and regulations.

Termination of Employment

Yanglin can terminate the employment contract with the executive officers with immediate effect without any prior notice under the following circumstances: serious violation of Yanglin’s rules and disciplines by the executive officers, serious dereliction of duties by the executive officers; executive officers being prosecuted under Chinese criminal law.

Yanglin can terminate the employment contract with the executive officers with 30 days’ prior written notice under the following circumstances: unfit to perform for the jobs or any new jobs after non-work-related injury; unfit to perform for the jobs despite additional training; unable to reach an agreement regarding the employment between the executive officers and Yanglin due to major change of circumstances.

Compensation Discussion & Analysis

Yanglin strives to provide its named executive officers (as defined in Item 402 of Regulation S-K) with a competitive base salary that is in-line with their roles and responsibilities.

It is not uncommon for PRC private corporations in that locality to have base salaries as the sole and only form of compensation. The base salary level is established and reviewed based on the level of responsibilities, the experience and tenure of the individual and the current and potential contributions of the individual. The base salary is compared to the list of similar positions within comparable peer companies and with consideration of the executive’s relative experience in his or her position.  Base salaries are reviewed periodically and at the time of promotion or other changes in responsibilities.

We plan to implement a more comprehensive compensation program, which takes into account other elements of compensation, including without limitation, short and long term compensation, cash and non-cash, and other equity-based compensation such as stock options. Such compensation program shall be comparative to our peers in the industry and aimed to retain and attract talented individuals.

We will also consider forming a Compensation Committee comprising predominantly of independent directors to oversee the compensation of our named executive officers.

Grants of Plan-Based Awards

The Company currently does not have any award plans. No options were granted to any officer in 2008.

Outstanding Equity Awards at Fiscal Year End
The Company currently does not have an equity compensation plan. No options or shares of stock were granted to any officer in 2008.

Option Exercises and Stock Vested

No options were exercised and no shares of stock were vested in 2008.

Pension Benefits

The Company does not have any pension plans for its officers.

Nonqualified Deferred Compensation

There was no nonqualified deferred compensation for the officers in 2008.

Potential Payment Upon Termination or Change in Control

The Company currently does not have payment arrangements for its officers upon termination or change in control.

Board Composition and Committees:

Our Board has 5 members. Messrs McLelland, Marks and Feng are independent directors.  We have an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Audit Committee has at least one member, Mr. Albert McLelland, who meets the definition of a “financial expert” under SEC rules and whom the Board has determined to be “independent”.

Audit Committee. The Audit Committee is currently comprised of Messrs. Albert McLelland, Xiao Feng and Michael Marks with Mr. Albert Mclelland as the chairman, each of whom are “independent” as that term is defined by SEC rules and under the NASDAQ listing standards. The Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the work of any registered public accounting firm employed by the Company (including resolution of disagreements between management and the accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or other services. The Audit Committee has the ultimate authority and responsibility to evaluate and, where appropriate, replace the registered public accounting firm. The Audit Committee has the authority to review and approve transactions between the Company and its directors, officers and affiliates.

Compensation Committee. The Compensation Committee is responsible for the administration of all salary, bonus and incentive compensation plans for our officers and key employees. The members of the Compensation Committee are Messrs. Michael Marks, Albert McLelland and Xiao Feng, with Mr. Marks as the chairman. All of whom are “independent” directors.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for preparing the list of candidates to fill the expiring terms of directors on our Board of Directors. The committee submits the list of candidates to the Board of Directors who determines which candidates will be nominated to serve on the Board of Directors. The nominees are then submitted for election at the annual meeting of stockholders. The committee also submits to the entire Board of Directors, a list of candidates to fill any interim vacancies on the Board of Directors resulting from the departure of a member of the Board of Directors for any reason prior to the expiration of his term. In recommending candidates for the Board of Directors, the committee keeps in mind the functions of this body.

The committee considers various criteria, including the ability of the individual to meet SEC and NASDAQ “independence” requirements, general business experience, general financial experience, knowledge of the company’s industry (including past industry experience), education, and demonstrated character and judgment. The committee will consider director candidates recommended by a stockholder if the stockholder mails timely notice to the secretary of the Company at its principal offices, which notice includes (i) the name, age and business address of such nominee, (ii) the principal occupation of such nominee, (iii) a brief statement as to such nominee’s qualifications, (iv) a statement that such nominee consents to his or her nomination and will serve as a director if elected, (v) whether such nominee meets the definition of an “independent” director under the SEC rules and under NASDAQ listing standards and (vi) the name, address, class and number of shares of company stock held by the nominating stockholder.

Any person nominated by a stockholder for election to the Board of Directors will be evaluated based on the same criteria as all other nominees. The committee also oversees our adherence to our corporate governance standards. The members of the committee are Messrs. Xiao Feng, Michael Marks and Albert McLelland, with Xiao Feng as the chairman.

The Board had 3 meetings during last fiscal year.  All members attended at least 75% of the meetings.

Compensation of Directors

We have a compensation program for our independent directors, including such elements as an annual retainer and stock options. The details of such compensation program have been negotiated with each such director.
The following are the details of the compensation of the independent directors:

Albert McLelland’s annual compensation is $55,000 in cash only.

Michael Marks’s annual compensation is $35,000 in cash plus 20,000 stock options.

Xiao Feng’s annual compensation is RMB 10,000 (about $1,466) in cash only.

Certain Relationships and Related Transactions

Consulting Agreement

On October 3, 2007, we entered into a consulting agreement (“Consulting Agreement”) with our ex-President, Chief Executive Officer and Chief Financial Officer, Glenn A. Little. Pursuant to the Consulting Agreement, the services to be performed by Mr. Little include providing advice, information and true and correct copies of documents regarding our historical records and operations to our auditors, attorneys, officers and directors, and signing such documents as they may reasonably request and providing information to the extent the requested information is reasonably available to Mr. Little. In consideration thereof, Mr. Little will be paid the sum of $550,000; provided, however, that as a condition to the making of the foregoing payment, he shall have: (i) delivered a resignation from all officer positions effective upon delivery, (ii) delivered a resignation as director which shall be effective on the tenth (10th) day after we mail a Schedule 14f-1 to our shareholders of record; and (iii) appointed Mr. Shulin Liu as our director and Chief Executive Officer and Mr. Shaocheng Xu as our Chief Financial Officer. Mr. Little completed the provision of the services and was paid $550,000 as provided in the Consulting Agreement on October 4, 2007.

Share Exchange Agreement

On October 3, 2007, we acquired Faith Winner (BVI) in a share exchange transaction with Winner State (BVI), Fang Chen, Yang Miao and Ying Zhang. Both Faith Winner (BVI) and Winner State (BVI) are companies incorporated in the British Virgin Islands. Winner State (BVI), Fang Chen, Yang Miao and Ying Zhang were collectively the owners of 100% of the outstanding voting stock of Faith Winner (BVI) (such shares, the “Faith Shares”; and such transaction, the “Share Exchange”).

In the Share Exchange, we received the Faith Shares from Winner State (BVI), Fang Chen, Yang Miao and Ying Zhang and in exchange we issued and delivered to them 18,500,000 of our newly -issued shares of $0.001 par value common stock. The Share Exchange was effected pursuant to the terms of an agreement among us and Winner State (BVI), Fang Chen, Yang Miao and Ying Zhang executed on the date of the Share Exchange (the “Share Exchange Agreement”).

As a result of the consummation of the Share Exchange Agreement, (i) we ceased to be a shell company as that term is defined in Rule 12b-2 under the Exchange Act, (ii) Faith Winner (BVI) is now our wholly-owned subsidiary, and (iii) through its newly-acquired subsidiary, Faith Winner (Jixian) Agriculture Development Company or WFOE, we now indirectly control, through a series of contractual arrangements, the business of Yanglin.

Mass Harmony Financial Consulting Agreement

On November 2, 2006, Yanglin entered into a Financial Consulting Agreement (the “MHA Agreement”) with Mass Harmony Asset Management Limited (“MHA”). Pursuant to the MHA Agreement, Yanglin is to pay MHA an aggregate of RMB 300,000 (approximately US$ 39,891), half of which is payable within five business days upon the execution of the MHA Agreement, and the balance is due within five business days after the closing of a reverse merger.

Additionally. MHA is also to receive 1% of the issued and outstanding common stock of the Company post-private placement (including the underlying common stock of the Series A Preferred Stock) and warrants to purchase common stock of the Company valued at 5% of the dollar amount of private placement at an exercise price of 140% of the Series A Preferred Stock price. i.e. 500,000 warrants.

The services MHA shall render, pursuant to the MHA Agreement includes initial due diligence on Yanglin, preparing Yanglin’s business plan and assisting in the corporate restructuring and financial documentation. Our incumbent director, Yang Miao is the Managing Director and a shareholder of MHA. MHA and Yanglin has fully performed according to the Agreement and it has no further force and effect.

Contractual Arrangements between WFOE and Yanglin, or, PRC Restructuring Arrangements.

Winner State (BVI) (jointly owned by our CEO, Mr. Shulin Liu and his wife, Huanqin Ding), Yang Miao, a director of the Company, and other minor shareholders own 100% of the Company. The Company, in turn, owns 100% of Faith Winner (BVI) after the share exchange occurred on October 3, 2007. Faith Winner (BVI) owns 100% of Faith Winner (Jixian) Agriculture Development Company or WFOE. Shulin Liu together with his wife, Huanqin Ding, own 18,200,000 shares of common stock of the Company, or 91%. Because the Company is the 100% owner of Faith Winner (BVI), Shulin Liu and Huanqin Ding own 91% of Faith Winner (BVI). The same is true for WFOE. Yang Miao owns 100,000 shares of common stock of the Company, or 0.5%.

In connection with the share exchange transactions, WFOE executed a series of agreements with Yanglin, and as a result, WFOE acquired control over Yanglin’s business, personnel and finances as if it were a wholly owned subsidiary of WFOE (collectively, the "Restructuring Agreements").

In addition, the executive officers for WFOE and Yanglin are identical. Furthermore, Winner State (BVI), the Company, Faith Winner (BVI) and WFOE are holding companies. The actual business operation is carried out by Yanglin.

Consignment Agreements

Each of Yanglin’s two shareholders (our CEO Shulin Liu and his wife, Huanqin Ding) holding in the aggregate 100% of Yanglin’s equity interests (collectively, the “Yanglin Shareholders”), entered into a Consignment Agreement with Faith Winner (BVI) (each a “Consignment Agreement” and collectively, the “Consignment Agreements”). Pursuant to these Consignment Agreements, each such Yanglin Shareholder consigned all its rights and interests as a shareholder of Yanglin to Faith Winner (BVI), including without limitation, its right to elect directors and officers, obtain information about Yanglin, dispose of the consigned equity interests and other shareholder rights and interests. These agreements will remain effective until Faith Winner (BVI) or its designees have acquired 100% of the equity interest of Yanglin or substantially all assets of Yanglin. Prior to the termination of the Consignment Agreements, the Yanglin Shareholders are prohibited from disposing, encumbering, consigning or restructuring the consigned interests without the prior written consent of Faith Winner (BVI).

Exclusive Purchase Option Agreement

Under the Exclusive Purchase Option Agreement, the Yanglin Shareholders granted WFOE an exclusive option to purchase all or part of the Yanglin Shareholders’ equity interest in Yanglin and Yanglin granted WFOE an exclusive option to purchase all Yanglin’s assets, when and as permitted under PRC laws and regulations. The agreement was amended on April 3, 2009. The agreement provides that, unless otherwise required under PRC laws and regulations, the consideration for the equity transfer or the asset transfer under the agreement will be at the price of $17 million with excess as interests. Because we have insufficient cash, part of the assets are leased from Yanglin and when sufficient cash are available, Yanglin can transfer the leased assets to us.

Prior to the termination of the Exclusive Purchase Option Agreement, without the prior written consent of WFOE, Yanglin is restricted from, among other things, (i) supplementing or amending its articles of association or rules of the company in any manner, and changing its registered capital or shareholding structure in any manner, (ii) transferring, mortgaging or otherwise disposing of the lawful rights and interests to and in its assets or income, or encumbering its assets and income in any way that would affect WFOE’s security interest, (iii) incurring, assuming or guaranteeing any debts except those that are incurred during its normal business operation or agreed to by WFOE in advance, (iv) entering into any material contract (exceeding RMB5,000,000 in value), unless it is necessary for the company’s normal business operation; (v) providing any loan or guarantee to any third party; (vi) acquiring or consolidating with any third party, or investing in any third party; (vii) distributing any dividends to the shareholders in any manner, and, at WFOE’s request, shall promptly distribute all distributable dividends to the Yanglin Shareholders (collectively, the “restrictive provisions”).

This Agreement will remain effective until WFOE or its designees have acquired 100% of the equity interests of Yanglin or substantially all assets of Yanglin.

In accordance with covenant 3.1(k), WFOE shall be entitled to approve the dividend distribution of Yanglin to Yanglin’s shareholders, but only after WFOE’s  exercise of Exclusive Purchase Option to acquire 100% of Yanglin.  According to Article VI of the Consigned Management Agreement, WFOE, as amended on April 3, 2009, is entitled to profits of  5% of Yanglin’s annual revenue. In addition, in the event that the annual net income after tax is less than 6% of the annual revenue, Yanglin shall not be obligated to pay WFOE any shortfall.  In the event that the annual net income is greater than 6%, Yanglin shall maintain any excess on its books and shall not distribute any of such excess until after WFOE exercises its exclusive purchase option pursuant to the Exclusive Purchase Option Agreement.

Registered Trademark Transfer Agreement

Under the Registered Trademark Transfer Agreement, Yanglin agreed to transfer to WFOE all of its rights in connection with the two trademarks, including without limitation the title of the trademarks and right to license ( the “Transferred Trademark”) for a purchase price of $1,000,000, which is subject to a purchase price adjustment based on the minimum appraised value on intellectual property (“IP”) rights allowed under PRC laws and regulations for such transfer.

Trademark Licensing Agreement

Under the Trademark Licensing Agreement, WFOE agreed to grant an exclusive license to Yanglin, for a term of 10 years, to use the Transferred Trademark for an annual licensing fee equal to 1% of Yanglin’s revenue of that year.

Consigned Management Agreement

Pursuant to the Consigned Management Agreement between WFOE and Yanglin, as amended on April 3, 2009, Yanglin agreed to entrust the business operations of Yanglin and its management to WFOE until WFOE acquires all equity or substantially all the assets of Yanglin (as more fully described in the Exclusive Purchase Option Agreement description above). Under the Consigned Management Agreement, WFOE will provide financial, technical and human resources management services to Yanglin which will enable WFOE to control Yanglin's operations, assets and cash flow. In turn, it will be entitled to 5% of Yanglin’s revenue on a yearly basis, in addition to keeping the excesses over 6% on Yanglin’s books and not paying any shortfall below 6% as fully described under the heading “Exclusive Purchase Option Agreement” above.

Loan Agreement

Under the Loan Agreement, WFOE agreed to provide a loan to Yanglin in the principal amount of $17,000,000 to be used as working capital for its business operations. Repayment should be made in its entirety or in part, at WFOE’s option and upon 10 days written notice, either (i) in cash, or (ii) by a transfer of equity interests of Yanglin or all its assets (at the  price of $17,000,000 with any excess over such price to be the interests on the loan). The Loan Agreement also provides restrictive provisions substantially similar to those provided under the Exclusive Purchase Option Agreement as described above under “Exclusive Purchase Option Agreement” in this Section. As of May 28 , 2009, no amount of the loan principal, or any interest has been paid to WFOE. The loan carries no interest rate. Under the Bankruptcy Law of PRC, Yanglin would not be obligated to repay the loan if it incurs losses and files for bankruptcy.

The source of funds for WFOE to make payment under the Intellectual Property Transfer Agreement and to fund the Loan Agreement is the proceeds of the Private Placement offering described in this prospectus.

The Supplier of “Yanglin” Soybean Seeds by Heilongjiang Yanglin Group Seed Co, Ltd. is owned and managed by Mr. Shulin Liu, our chief executive officer.

We have been using a unique type of arrangements with soybean suppliers. Through our affiliate company, Heilongjiang Yanglin Group Seed Co. Ltd., we supply these farmers with “Yanglin” soybean seeds which provide higher oil yield. Pursuant to annual supply contracts, the farmers sell the harvested soybeans back to us. We extend favorable commercial terms to these farmers, such as low price and credit payment terms, for them to purchase “Yanglin” soybean seeds, and offer favorable price, which is higher than average market price, and cash-upon-delivery payment terms to the farmers for our purchases of the harvested soybeans grown from “Yanglin” soybean seeds. These arrangements ensure that we maintain good relations with our suppliers, enjoy a stable supply of soybeans that meet our high quality standards at competitive rates, and allow us to maintain a low rate of expenditure on raw materials.

However, we do not have direct relationship with and we do not make payment to Heilongjiang Yanglin Group Seed Co. Ltd., other than it is owned by Mr. Liu.

To further ensure a consistent and supply of soybeans and to increase its volume, we intend to enter into similar supply agreements with other soybean farmers in the PRC.

Procedures for Approval of Related Party Transactions

Our policy is that our board of directors is charged with reviewing and approving all potential related party transactions.   All such related party transactions are then required to be reported under applicable SEC rules.

In Chapter 4, Article 12 of our Related Party Transaction Procedure, it provides that:

The Company should take the following necessary prevention measures when it signs agreements with an affiliate, involving related parties transactions:
(1)	Any person should represent only one party

(2)	The affiliate should not interfere the Company’s decision

(3)	An affiliated director should be recused from voting or representing any other director to vote when reviewing related parties transactions in a directors’ meeting

(4)	An affiliated shareholder should be recused from voting when reviewing related parties transactions in a shareholders’ meeting.

According to Chapter 3, Articles 8 and 9 of our Related Party Transaction Procedure, the standards to be applied by our board of directors in reviewing and approving related party transactions are:

1.	An affiliate should be recused from voting in shareholders’ meeting.

2.	An affiliated director should not vote for such events in the meeting of directors.

3.	The board should judge whether the related parties transaction is beneficial to the Company, and may hire professional valuers or financial advisors to do so if necessary.

4.	Independent directors should express their view on major related parties transactions.

5.
The Company should take effective measures to prevent the affiliates from intervening the Company’s operations through monopolizing purchase or sales channels and damaging the legitimate interests of the Company and non-affiliated shareholders. The price of related parties transactions should not deviate from the standards applied in transactions with an independent third party. The Company should make sufficient disclosure to the pricing standards of related parties transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our voting securities following the closing of the Share Exchange Agreement and the Series A Convertible Preferred Stock Purchase Agreement by (i) any person or group owning more than 5% of each class of voting securities, (ii) each director, (iii) our chief executive officer and our top three most highly compensated officers and (iv) all executive officers and directors as a group as of May 28 , 2009.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)			Percentage of Class (1)
	Series A	Common Stock
Owner of More than 5% of Class

Vision Opportunity Master Fund Ltd 20 West 55th Street, 5th Floor, New York, NY 10019-5373	3,720,930			37.2%

Sansar Capital Special Opportunity Master Fund, LP (Cayman Master) Walkers SPV Ltd. Walkers House Mary Street 908GT Georgetown, Grand Cayman Cayman Islands	2,767,442			27.7%

Vicis Capital Master Fund 126 East 56th Streey, 7th Floor, New York, NY 10019-5373	2,093,023			20.9%

Vision Opportunity Master Fund Ltd 20 West 55th Street, 5th Floor, New York, NY 10019-5373 (8)		9,827,325	(2)	32.9%

Sansar Capital Special Opportunity Master Fund, LP (Cayman Master) (8)		6,918,605	(2)	25.7%

Vicis Capital Master Fund 126 East 56th Streey, 7th Floor, New York, NY 10019-5373 (8)		5,232,558	(2)	20.7%

Winner State Investments Limited No. 99, Fanrong Street, Jixian Town, Heilongjiang, the People’s Republic of China.		18,200,000	(3)(4)	91.0%

Directors and Executive Officers

Shulin Liu 99 Fanrong Street, Jixian County, Heilongjiang Province, People’s Republic of China 155900		9,100,000	(4)	45.5%

Glenn A. Little (5) 211 West Wall, Midland, TX 79701		399,000		2.0%
All Directors and Executive Officers		9,499,000		47.5%

(1)
On October 3, 2007, we entered and consummated a Series A Preferred Agreement for the sale of a total of 10,000,000 shares of our newly designated Series A Preferred Shares for the purchase price of $2.15 per share. Each entity’s number of Series A Preferred Shares were determined by dividing the amount of Purchase Price (as defined in the Series A Preferred Agreement) paid by such entity by the $2.15 per share price. Each share of Series A Preferred Stock is convertible into one share of our Common Stock. In determining the percent of preferred stock owned by a person or entity on May 28 , 2009, (a) the numerator is the number of shares of the class beneficially owned by such person or entity, and (b) the denominator is the total shares of that class outstanding on May 28 , 2009. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of its shares.

In addition, in determining the percent of common stock owned by a person or entity on May 28 , 2009, (a) the numerator is the number of shares of the class beneficially owned by such person and includes shares which the beneficial owner may acquire within 60 days upon conversion or exercise of a derivative security, and (b) the denominator is the sum of (i) the shares of that class outstanding on May 28 , 2009, (20,000,000 shares of Common Stock)and (ii) the total number of shares that the beneficial owner may acquire upon conversion or exercise of a derivative security within such 60 day period. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of the shares.

(2)
Each Series A Preferred Share is convertible, at the option of the holder, into one share of our Common Stock. Accordingly, in total, the Series A Preferred Shares are convertible into 10,000,000 shares of our Common Stock. Each share of Series B Preferred Share is convertible, at the option of the holder, into one share of our Common Stock. The share number of Common Stock is determined by assuming conversion of all Series A and Series B Preferred Shares, exercise of all warrants (A, B, J, C, and D) (series J warrants expired on April 2, 2009; series C and D warrants are conditioned on the exercise of series J warrants; the same is true hereafter) by the parties and then add all the numbers together, we would have the shares of our Common Stock for such parties. For example, for Vision Opportunity Master Fund Ltd, we add all the numbers from different columns from the table of footnote 6 below, and we would have 7,966,860 shares of Common Stock.

Pursuant to the Series A Preferred Agreement, the Purchasers shall also be issued (i) Series A Warrants to purchase the number of shares of our Common Stock equal to one hundred percent (100%) of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Shares purchased by each Purchaser and (ii) Series B Warrants to purchase the number of shares of Common Stock equal to fifty percent (50%) of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Shares purchased by each Purchaser.

Also, each Purchaser who purchases not less than $4 million worth of Series A Preferred shall also be issued (i) a Series J Warrant, to purchase such number of our newly designated Series B Preferred Shares, par value $0.001 per share, (ii) a Series C Warrant to purchase the number of shares of Common Stock equal to one hundred percent (100%) of the number of Series B Preferred Shares purchased by such Purchaser pursuant to the Series J Warrant, and (z) a Series D Warrant to purchase the number of shares of Common Stock equal to fifty percent (50%) of the number of Series B Preferred Shares purchased by such Purchasers pursuant to the Series J Warrant.

Pursuant to Section 3.27 of the Series A Preferred Agreement, at no time may a Purchaser of preferred shares convert their preferred shares into shares of our Common Stock if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock beneficially owned by such Purchaser at such time, the number of shares of Common Stock which would result in such Purchaser beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 4.99% of the then issued and outstanding shares of Common Stock; provided, however, that upon a Purchaser providing us with sixty-one (61) days notice that such Purchaser wishes to waive the cap, then the cap will be of no force or effect with regard to all or a portion of the preferred shares referenced in the waiver notice.

(3)
On October 3, 2007, we acquired Faith Winner (BVI) in a share exchange transaction with Winner State (BVI), Fang Chen, Yang Miao and Ying Zhang. Winner State (BVI), Fang Chen, Yang Miao and Ying Zhang are collectively the owners of 100% of the Faith Shares.

In the Share Exchange, we received the Faith Shares from Winner State (BVI), Fang Chen, Yang Miao and Ying Zhang and in exchange we issued and delivered to them 18,500,000 of our newly -issued shares of Common Stock. Winner State (BVI) received 18,200,000 shares of Common Stock.

(4)
Winner State (BVI) is jointly owned in equal shares by Mr. Shulin Liu, our Chief Executive Officer and his wife, Ms. Huanqin Ding. Accordingly, shares of Common Stock issued to Winner State (BVI) as a result of the consummation of the Share Exchange Agreement are beneficially attributed to Mr. Shulin Liu and Ms. Huanqin Ding based on their respective shareholder percentage ownership in Winner State (BVI) immediately prior to the Share Exchange. Mr Shulin Liu was appointed our director and Chief Executive Officer on October 3, 2007.

(5)	Mr. Glenn Little was appointed our President, Chief Executive Officer and Chief Financial Officer in February 2006. He resigned from these positions effective October 3, 2007.

(6)	As of May 28 , 2009, below is a breakdown of the current holdings of:

Name	Amount and Nature of Beneficial Ownership
	Preferred Stock		Common Stock	Warrants
	Series A	Series B		A	B
Vision Opportunity Master Fund Ltd	3,720,930	—	525,000	3,720,930	1,860,465
Sansar Capital Special Opportunity Master Fund, LP (Cayman Master)	2,767,442	—	—	2,767,442	1,383,721
Vicis Capital Master Fund	2,093,023	—	—	2,093,023	1,046,512

As of May 28 , 2009, we had outstanding (i) 20,000,000 shares of Common Stock, (ii) 10,000,000 shares of Series A Preferred Shares, which were issued in a private placement to the Purchasers under the Series A Preferred Agreement, (iii) Series A Warrants to purchase an aggregate of 10,000,000 shares of Common Stock at $2.75 per share, (iv) Series B Warrants to purchase an aggregate of 5,000,000 shares of Common Stock at $3.50 per share, (v) Series E Warrants to purchase 1,000,000 shares of Common Stock issued to Kuhns Brothers, Inc. and its designees under the Kuhns Bros Engagement Agreement at $2.58 per share and (ix) Series F Warrants to purchase 500,000 shares of Common Stock issued to Mass Harmony Asset Management Limited pursuant to the Mass Harmony Financial Consulting Agreement at $3.01 per share.

Each of Series A, B, E and F Warrants have five year terms.
SELLING STOCKHOLDERS

This prospectus relates to the offering and sale, from time to time, of up to 7,000,000 shares of our common stock issuable upon the conversion of the preferred stocks held by the selling shareholders named in the table below. The selling shareholders may convert their preferred stocks at any time in their sole discretion. All of the selling stockholders named below acquired their shares of Series A Convertible Preferred Stock directly from us in private placement transactions.

Set forth below is information, to the extent known to us, setting forth the name of each selling shareholder and the amount of Series A Convertible Preferred Stock owned by each (including shares that can be acquired on the exercise of outstanding warrants) prior to the offering, the shares to be offered, and the amount and percentage of shares to be owned by each (including shares that can be acquired on the exercise of outstanding warrants) after the offering. The percentages are calculated assuming the conversion of the Series A Convertible Preferred Stock and exercise of any class of warrants. The footnotes provide information about persons who have investment voting power for the selling shareholders and about material transactions between the selling shareholders and the Company.

The selling shareholders may sell all or some of the shares they are offering. The table below assumes that each selling shareholder converts all of its preferred stock, and each selling stockholder sells all of the shares registered pursuant to this prospectus. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.

	Shares Beneficially Owned Prior to the Offering (1)	Shares to be offered (common stock issuable upon conversion of series A preferred stock)	Shares Beneficially Owned After the Offering
Selling Shareholders	Number	Number	Number	Percent
Vision Opportunity Master Fund, Ltd. (1) (2) (3) (4) (5) (6) (7) (8)	18,283,985	2,604,651	15,679,334	23.76%
Sansar Capital Special Opportunity Master Fund, LP (Cayman Master) (1) (2) (3) (4) (5) (6) (7) (9)	13,208,245	1,937,209	11,271,036	17.08%
Vicis Capital Master Fund (1) (2) (3) (4) (10)	9,989,428	1,465,116	8,524,312	12.92%
Precept Capital Master Fund, GP (1) (2) (3) (4) (11)	581,395	162,791	418,604
Penn Footwear (1) (2) (3) (4) (12)	290,698	81,395	209,303	*
Crescent International Ltd. (1) (2) (3) (4) (13)	348,837	97,675	251,163	*
Benefit Grand Investments Limited(1) (2) (3) (4) (14)	581,395	162,791	418,604	*
Golden Bridge Asset Management (1) (2) (3) (4) (15)	1,162,790	325,581	837,209	1.27%
Leland C Ackerley (1) (2) (3) (4) (16)	290,698	81,395	209,303	*
Newberg Road Partners, LP (1) (2) (3) (4) (17)	290,698	81,395	209,303	*

* denotes less than 1%

1.	Includes shares of common stock issuable upon conversion of the series A preferred stock and shares that may be acquired on the exercise of presently exercisable warrants.

2.
Pursuant to Series A Convertible Preferred Stock Purchase Agreement dated as of October 03, 2007, the Company issued 10,000,000 units of Series A Convertible Preferred Stock at a purchase price of $2.15 per share.

3.
Pursuant to Series A Convertible Preferred Stock Purchase Agreement dated as of October 03, 2007, the Company issued 10,000,000 Series A Warrant with an exercise price of $2.75 per unit within 5 years term. A Series A Warrants to purchase the number of shares of Common Stock equal to one hundred percent (100%) of the number of shares of Common Stock issuable upon conversion of the Preferred Shares purchased by each purchaser.

4.
Pursuant to Series A Convertible Preferred Stock Purchase Agreement dated as of October 03, 2007, the Company issued 5,000,000 Series B Warrant with an exercise price of $3.50 per unit within 5 years term. A Series B Warrants to purchase the number of shares of Common Stock equal to fifty percent (50%) of the number of shares of Common Stock issuable upon conversion of the Preferred Shares purchased by each purchaser.

5.
Pursuant to Series A Convertible Preferred Stock Purchase Agreement dated as of October 03, 2007, the Company issued 7,801,268 Series J Warrant to purchasers who purchases not less than $4,000,000 preferred shares with an exercise price of $2.37 per unit. A Series J Warrant to purchase such number of Series B Convertible Preferred Shares. Series J Warrant shall expire eighteen (18) months following the October 3, 2007.

6.
Pursuant to Series A Convertible Preferred Stock Purchase Agreement dated as of October 03, 2007, the Company issued 7,801,268 Series C Warrant to purchasers who purchases not less than $4,000,000 preferred shares with an exercise price of $3.03 per unit within 5 years term. A Series C Warrant to purchase the number of shares of Common Stock equal to one hundred percent (100%) of the number of Series B Shares purchased by the purchaser.

7.
Pursuant to Series A Convertible Preferred Stock Purchase Agreement dated as of October 03, 2007, the Company issued 3,900,634 Series D Warrant to purchasers who purchases not less than $4,000,000 preferred shares with an exercise price of $3.85 per unit within 5 years term. A Series D Warrant to purchase the number of shares of Common Stock equal to fifty percent (50%) of the number of Series B Shares purchased by the purchasers.

8.	Adam Benowitz has dispositive powers with respect to the securities to be offered for resale

9.	Sunjay Motwani has dispositive powers with respect to the securities to be offered for resale

10.	Keith W. Hughes has dispositive powers with respect to the securities to be offered for resale

11.	D. Blair Baker has dispositive powers with respect to the securities to be offered for resale

12.	Jeff Davidowitz has dispositive powers with respect to the securities to be offered for resale

13.	Bachir Taleb-Ibrahimi has dispositive powers with respect to the securities to be offered for resale

14.	Xiangxu Zhang has dispositive powers with respect to the securities to be offered for resale

15.	James Hahn has dispositive powers with respect to the securities to be offered for resale

16.	Leland C. Acerley has dispositive powers with respect to the securities to be offered for resale

17.	Robert G. Ackerley has dispositive powers with respect to the securities to be offered for resale

Except as otherwise indicated above or in the footnotes to the table, the selling stockholders have not held any position or office or had any material relationship with our company or any of its subsidiaries within the past three years. The selling stockholders possess sole voting and investment power with respect to the shares shown, and no selling stockholder is a broker-dealer, or an affiliate of a broker-dealer.

The selling stockholders purchased the shares of series A preferred stock and warrants pursuant to the Series A Preferred Stock Purchase Agreement closed on October 3, 2007. The following describes the material terms of the Series A Preferred Stock Purchase Agreement and associated agreements closed on the same day:

Series A Convertible Preferred Stock Purchase Agreement (the “Series A Preferred Agreement”) and Series A Convertible Preferred Stock

On October 3, 2007, we issued 10,000,000 shares of our series A Convertible Preferred Stock in exchange for consideration of $21,500,000.00 to Vision Opportunity Master Fund, Ltd. and other purchasers.

The offers, sales, and issuances of the securities described above were deemed to be exempted from registration under the Securities Act in reliance on Section 4(2) of the Securities Act in that the issuance of securities to the recipients did not involve a public offering. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was either accredited investor or had adequate access, through employment, business or other relationships, to information about us.

Pursuant to the Series A Convertible Preferred Stock Agreement, the purchasers were issued (i) Series A warrants (“Series A Warrants”) to purchase an aggregate of 10,000,000 shares of common stock at $2.75 per share and (ii) Series B warrants (“Series B Warrants”) to purchase an aggregate of 5,000,000 shares of Common Stock at $3.50 per share.

Further, the purchasers who purchased not less than $4 million worth of Series A Preferred were also issued an aggregate of 7,801,268 Series J Warrants, 7,801,268 Series C Warrants and 3,900,634 Series D Warrants. The Series J Warrants are exercisable for shares of our newly designated Series B Convertible Preferred Stock, par value $0.001 per share, at $2.37 per share. Each of the Series B Convertible Preferred Shares is convertible into one share of our common stock. The Series C and D Warrants are not exercisable by their holders unless and until the Series J Warrants are exercised. The exercise prices of the Series C and Series D Warrants are $ 3.03 and $3.85 respectively.

Securities Escrow Agreement

On October 3, 2007, we entered into a securities escrow agreement with Vision Opportunity Master Fund, Ltd as representative of the Purchasers under the Series A Preferred Agreement, Winner State (BVI) and Loeb & Loeb LLP, as escrow agent.

As an inducement to the Purchasers to enter into the Series A Preferred Agreement, Winner State (BVI) agreed to place 10,000,000 shares of Common Stock belonging to it (“Escrow Shares”) with the escrow agent for the benefit of the Purchasers in the event the Company failed to achieve certain financial performance thresholds for the 12-month periods ending December 31, 2007 (“2007”) and December 31, 2008 (“2008”), respectively.

The earnings thresholds are: for 2007, earnings per share of $0.34 and cash earnings per share of $0.27 (the “2007 performance threshold”) and for 2008, earnings per share of $0.43 and cash earnings per share of $0.37 (the “2008 performance threshold”).

If our earnings per share for 2007 are less than 50% of the 2007 performance threshold, then the Escrow Shares (the “2007 Escrow Shares”) will be forfeited to the holders of the Series A Preferred Shares and distributed to them ratably according to the number of Series A Preferred Shares that each of them holds at that time. Within five (5) business days after the release of the 2007 Escrow Shares to the holders, Winner State (BVI) shall deposit into the escrow account maintained by the escrow agent, stock certificates evidencing another 10,000,000 shares of Common Stock.

If our earnings per share for 2007 are at least 50% but less than 95% of the 2007 performance threshold, then Winner State (BVI) will forfeit to the holders of Series A Preferred Shares the number of 2007 Escrow Shares multiplied by the percentage by which the 2007 performance threshold was not achieved and multiplied by 200%. Within five (5) business days after the release of the 2007 Escrow Shares to the Purchasers, the Winner State (BVI) shall deposit into the escrow account maintained by the escrow agent, stock certificates evidencing such number of shares of Common Stock so that the number of Escrow Shares shall equal the 10,000,000 shares of Common Stock.

If we equal or exceed 95% of the 2007 performance threshold, the 2007 Escrow Shares shall continue to be held in escrow.  We have reached the target for 2007 by achieving a basic earnings per share of $0.48 as calculated according to securities escrow agreement and therefore, the 2007 Escrow Shares shall continue to be held in escrow.

If our earnings per share for 2008 are less than 50% of the 2008 performance threshold, then the Escrow Shares (the “2008 Escrow Shares”) will be forfeited to the holders of the Series A Preferred Shares and distributed to them ratably according to the number of Series A Preferred Shares that each of them holds at that time. Within five (5) business days after the release of the 2008 Escrow Shares to the holders, Winner State (BVI) shall deposit into the escrow account maintained by the escrow agent, stock certificates evidencing another 10,000,000 shares of Common Stock.

If our earnings per share for 2008 are at least 50% but less than 95% of the 2008 performance threshold, then Winner State (BVI) will forfeit to the holders of Series A Preferred Shares the number of 2008 Escrow Shares multiplied by the percentage by which the 2008 performance threshold was not achieved and multiplied by 200%. The remaining 2008 Escrow Shares shall then be returned to Winner State (BVI). We reached the performance target for 2008.

Additionally under the Securities Escrow Agreement, if we fail to list and trade our shares of Common Stock on the Nasdaq Capital Market, Nasdaq Global Select Market or the Nasdaq Global Market or any successor market thereto or the New York Stock Exchange or any successor market thereto by December 31, 2008, Winner State (BVI) will forfeit 1,000,000 of the Escrow Shares to the holders of the Series A Preferred Stock to be distributed ratably according to the number of Series A Preferred Shares that each of them holds then. We have failed to list on any of the markets listed above and Winner State is required to forfeit 1,000,000 of the Escrow Shares to the holders.

Investor and Public Relations Escrow Agreement

On October 3, 2007, we entered into an Investor and Public Relations Agreement with Vision Opportunity Master Fund, Ltd., as representative of the Purchasers under the Series A Preferred Agreement and Loeb & Loeb LLP, as escrow agent. Pursuant to the agreement, $500,000 of the proceeds of the Private Placement was deposited into an escrow account with Loeb & Loeb LLP for use in investor and public relations.

Registration Rights Agreement

On October 3, 2007, we entered into a Registration Rights Agreement with the Purchasers, under which we agreed to prepare and file with the Securities and Exchange Commission and maintain the effectiveness of a “resale” registration statement (“Registration Statement”) providing for the resale of all the shares of Common Stock issuable conversion of our Series A Preferred Shares (collectively the “Conversion Shares”) on Form SB-2 or such other applicable registration form in accordance with the Act and the rules promulgated thereunder for an offering to be made on a continuous basis pursuant to Rule 415. The agreement calls for us to maintain the effectiveness of the registration statement until either all shares registered under it have been sold or all shares registered under it may be sold without restriction under Rule 144 under the Securities Act.

Such Registration Statement shall cover to the extent allowable under the Act and the rules promulgated thereunder (including Rules 415 and 416), such indeterminate number of additional shares of Common Stock resulting from stock splits, stock dividends or similar transactions with respect to the Conversion Shares.

In the event we are unable to register for resale under Rule 415 all of the Conversion Shares on the Registration Statement due to limits imposed by the SEC’s interpretation of Rule 415, we will file a Registration Statement covering the resale of such lesser amount of Conversion Shares as we are able to register pursuant to the SEC’s interpretation of Rule 415 and use reasonable best efforts to have such Registration Statement become effective as promptly as possible and, when permitted to do so by the SEC, to file subsequent registration statement(s) covering the resale of any Conversion Shares that were omitted from previous Registration Statement and use our reasonable best efforts to have such registration declared effective as promptly as possible.
 On December 31, 2008, the  Company  entered into an Agreement (the “Agreement”)  with the holders (“Holders”)of a majority of the Registrable Securities  as defined in the Registration Rights Agreement dated October 3, 2007 among the Company and the Holders. Under this Agreement, the Holders agree to waive, release and discharge the Company  any liquidated damages that have not been paid and have accrued through December 31, 2008 pursuant to the Registration Rights Agreement.

In exchanged for the waiver and release of the liquidated damages, the Company agreed to hire and engage, by February 28, 2009, three (3) “independent directors” as defined by NASDAQ Rules and who are acceptable to the Holders. Further, the Company shall comply with all of the provisions of NASDAQ Listing Rules by February 28, 2009.  The Company met these requirements by adopting Code of Ethics, new Bylaws, appointing three new independent directors, Messrs Albert McLelland, Michael Marks and Xiao Feng, and establishing audit, corporate governance and compensation committees. In addition, the Company agreed to engage no later than June 30, 2009 a new independent audit firm which shall be any of the firms listed as a Top 10 audit firm according to Public Accounting Report’s 2008 Annual Audit Rankings. If these requirements are not met, the Company shall pay to each Holder ten percent (10%) of its initial investment under the Securities Purchase Agreement.  In addition, the Company and Holders agreed to extend the required effectiveness date of the Company’s Registration Statement filed with the Securities and Exchange Commission (file no. 333-150822) to June 30, 2009.

Lock-Up Agreement

On October 3, 2007, we entered into an agreement with Winner State (BVI) under which, in partial consideration for our entering into the Share Exchange Agreement, Winner State (BVI) agreed that (i) it will not sell or transfer any shares of its Common Stock until at least 12 months after the effective date of the initial Registration Statement to be filed to register shares of our Common Stock issuable upon conversion of the Series A Preferred Shares, and (ii) upon the expiration of such 12 month period, it will not sell or transfer more than one-twelfth of its total holdings of its Common Stock during any one month for a period of at least 24 months thereafter.

PLAN OF DISTRIBUTION

The selling security holders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when disposing of shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by Securities and Exchange Commission;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any of these methods of sale; and

•	any other method permitted pursuant to applicable laws.

The shares may also be sold under Rule 144 under the Securities Act of 1933, as amended (“Securities Act”), if available, rather than under this prospectus. The selling security holders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable laws.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The selling security holders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The selling security holders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling security holders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

If any of the shares of common stock offered for sale pursuant to this prospectus is transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the selling security holders will sell all or any portion of the shares offered under this prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus. However, each selling security holder and purchaser is responsible for paying any discounts, commissions and similar selling expenses they incur.

We and the selling security holders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

DESCRIPTION OF SECURITIES

The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and by-laws, copies of which have been filed as exhibits to this prospectus.

General

We are authorized to issue 10,000,000,000 shares of common stock, and 50,000,000 shares of preferred stock, $.001 par value (“Preferred Stock”, including shares designated as Series A Preferred Stock and shares designated as Series B Preferred Stock).

We have 20,000,003 shares of common stock issued and outstanding and 10,000,000 shares of series A Preferred Stock issued and outstanding. Although we have authorized series B Preferred Stock, none outstanding at the present time.

The following is a summary of the material terms of our capital stock:

Common Stock

All shares of common stock have one vote per share on all matters including election of directors, without provision for cumulative voting. The common stock is not redeemable and has no conversion or preemptive rights. In the event we are liquidated, the holders of common stock will share equally in any balance of our assets available for distribution to them after satisfaction of creditors and preferred shareholders, if any. The holders of common stock are entitled to equal dividends and distributions per share with respect to the common stock when, as and if, declared by the board of directors from funds legally available.

Preferred Stock

We are authorized to issue 50,000,000 shares of Preferred Stock. Shares of the Preferred Stock may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the board of directors prior to the issuance any shares thereof.

Series A Convertible Preferred Shares

Pursuant to the Series A Convertible Preferred Stock Purchase Agreement dated October 3, 2007, the Purchasers were issued 10,000,000 shares of Series A Convertible Preferred Stock. Each share of our Series A Convertible Preferred Shares is convertible into one share of our common stock, subject to standard adjustment provisions as set forth in Section 5 of the Certificate of Designations for our Series A Convertible Preferred Shares. Holders of Series A Convertible Preferred Shares also have voting rights required by applicable law and the relevant number of votes shall be equal to the number of shares of common stock issuable upon conversion of Series A Convertible Preferred Shares.

Holders of Series A Convertible Preferred Shares shall be entitled to participate in distributions or payments in the event of any liquidation, dissolution or winding up, voluntary or involuntary, of the Company (a “Liquidation Event”). They shall rank (a) senior to the common stock and to any other class or series of stock issued by the Company not designated as ranking senior to or pari passu with the Series A Convertible Preferred Shares in respect of the right to participate in distributions or payments upon a Liquidation Event; and (b) pari passu with Series B Convertible Preferred Shares in respect of the right to participate in distributions or payments upon a Liquidation Event. In the event of the liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of shares of Series A Convertible Preferred Shares then outstanding shall be entitled to receive, out of our assets available for distribution to our stockholders, an amount equal to $2.15 per share before any payment shall be made or any assets distributed to the holders of the common stock or any other stock that ranks junior to the Series A Preferred Shares.

The Series A Convertible P referred Shares will not be entitled to dividends unless we pay dividends, in cash or other property, to holders of outstanding shares of common stock, in which event each outstanding share of the Series A Convertible Preferred Shares will be entitled to receive dividends of cash or property, out of any assets legally available therefor, in an amount or value equal to the amount of dividends, per share of Series A Convertible Preferred Shares, as would have been payable on the number of shares of Common stock into which each share of Series A Convertible Preferred Shares would be convertible, if such shares of Series A Convertible Preferred Stock had been converted to common stock as of the record date for the determination of holders of common stock entitled to receive such dividends. Any dividend payable to the Series A Convertible Preferred Shares holders will have the same record and payment date and terms as the dividend payable on the common stock.

These and all other details of our Series A Convertible Preferred Stock are set forth in a Certificate of Designations, which we filed with the Secretary of State of the State of Nevada on September 21, 2007, and which forms a part of our Articles of Incorporation.

Series B Convertible Preferred Shares

Pursuant to the Series A Convertible Preferred Stock Purchase Agreement dated October 3, 2007, the Purchasers who purchased not less than $4 million worth of Series A Convertible Preferred Stocks were also issued 7,801,268 Series J Warrants. The Series J Warrants are exercisable for shares of our newly designated Series B Convertible Preferred Stock (our “Series B Preferred Shares”), par value $0.001 per share, at $2.37 per share. Series J Warrants did expire on April 2, 2009. Each of the Series B Convertible Preferred Shares is convertible into one share of our common stock.

Each share of our Series B Convertible Preferred Shares is convertible into one share of our common stock, subject to standard adjustment provisions under Section 5 of the Certificate of Designations for our Series B Preferred Shares. Holders of Series B Preferred Shares also have voting rights required by applicable law and the relevant number of votes shall be equal to the number of shares of common stock issuable upon conversion of Series B Convertible Preferred Shares.

Holders of Series B Convertible Preferred Shares shall be entitled to participate in distributions or payments in the event of any liquidation, dissolution or winding up, voluntary or involuntary, of the Company (a “Liquidation Event”). They shall rank (a) senior to the common stock and to any other class or series of stock issued by the Company not designated as ranking senior to or pari passu with the Series B Convertible Preferred Shares in respect of the right to participate in distributions or payments upon a Liquidation Event; and (b) pari passu with Series A Convertible Preferred Shares in respect of the right to participate in distributions or payments upon a Liquidation Event. In the event of the liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of shares of Series B Convertible Preferred Shares then outstanding shall be entitled to receive, out of our assets available for distribution to our stockholders, an amount equal to $2.37 per share before any payment shall be made or any assets distributed to the holders of the common stock or any other stock that ranks junior to the Series B Convertible Preferred Shares.

The Series B Convertible Preferred Shares will not be entitled to dividends unless we pay dividends, in cash or other property, to holders of outstanding shares of common stock, in which event each outstanding share of the Series B Convertible Preferred Shares will be entitled to receive dividends of cash or property, out of any assets legally available therefor, in an amount or value equal to the amount of dividends, per share of Series B Convertible Preferred Shares, as would have been payable on the number of shares of common stock into which each share of Series B Convertible Preferred Shares would be convertible, if such shares of Series B Convertible Preferred Shares had been converted to common stock as of the record date for the determination of holders of common stock entitled to receive such dividends. Any dividend payable to the Series B Convertible Preferred Shares holders will have the same record and payment date and terms as the dividend payable on the common stock.

These and all other details of our Series B Convertible Preferred Shares are set forth in a Certificate of Designations, which we filed with the Secretary of State of the State of Nevada on September 21, 2007, and which forms a part of our Articles of Incorporation.

Warrants

Pursuant to the Series A Convertible Preferred Stock Purchase Agreement dated October 3, 2007, the purchasers were issued (i) Series A warrants (“Series A Warrants”) to purchase an aggregate of 10,000,000 shares of Common stock at $2.75 per share and (ii) Series B warrants (“Series B Warrants”) to purchase an aggregate of 5,000,000 shares of Common stock at $3.50 per share.

Further, the purchasers who purchased more than $4 million worth of Series A Preferred were also issued an aggregate of 7,8 01,268 Series J Warrants, 7,801,268 Series C Warrants and 3,900,634 Series D Warrants. The Series J Warrants are exercisable for shares of our newly designated Series B Convertible Preferred Stock, par value $0.001 per share, at $2.37 per share. Each of the Series B Convertible Preferred Shares is convertible into one share of our common stock. The Series C and D Warrants are not exercisable by their holders unless and until the Series J Warrants are exercised. The exercise prices of the Series C and Series D Warrants are $ 3.03 and $3.85, respectively. Series J Warrants expired on April 2, 2009 and Series C and D Warrants are conditioned on Series J Warrants being exercised first.

The Series A Warrants, the Series B Warrants, the Series J Warrants, the Series C Warrant and the Series D Warrant are collectively referred to herein as the “Warrants”.

The Warrants shall expire five (5) years from October 3, 2007, except for the Series J Warrant, which shall expire eighteen (18) months from October 3, 2007. Each of the Warrants shall have an exercise price per share equal to the Warrant Price (as defined in the applicable Warrant).

In addition, Kuhns Brothers were issued series E placement agent warrants to purchase 1,000,000 shares of common stock at an exercise price of $2.58 per share expiring in five years term from October 3, 2007. Mass Harmony Assets were issued series F financial consulting warrants to purchase 500,000 shares of common stock at an exercise price of $3.01 per share expiring in five years term from October 3, 2007.

All warrants have cashless exercise provision entitling the warrant holder to obtain shares without paying exercise price.

Dividends

We do not anticipate the payment of cash dividends on our common stock in the foreseeable future.

Transfer Agent

The transfer agent for our common stock is PacWest Transfer LLC, 2510 Pines Rd North, Suite 206B, Spokane Valley, WA  99206.

LEGAL MATTERS

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon for us by  Jolley Urga Wirth Woodbury & Standish.

EXPERTS

The consolidated financial statements of Yanglin Soybean, Inc. and subsidiaries ended December 31, 2006, 2007 and 2008 for each of the four years included in this prospectus have been included herein in reliance upon the report of Albert Wong & Company, LLP, an independent registered public accounting firm, given upon authority of that firm as experts in accounting and auditing.

Penny Stock Regulations

The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share. Our Common Stock, falls within the definition of penny stock and subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000, together with their spouse).

For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our Common Stock and may affect the ability of investors to sell their Common Stock in the secondary market.

CHANGES IN ACCOUNTANTS

Previous Independent Accountants.

On October 1, 2007, we dismissed S.W. Hatfield, CPA as our independent accountant, approved by our board of directors. During the fiscal years 2005, 2006 and through the date of his dismissal, we had no disagreements with S.W. Hatfield, CPA on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of S.W. Hatfield, CPA, would have caused it to make reference to the subject matter of such disagreements in its report on our financial statements for such periods. During the fiscal years 2005, 2006 and through the date of his dismissal, there were no reportable events as defined under Item 304(a)(1)(v) of Regulation S-K adopted by the SEC.

On October 1, 2007, we retained Samuel H. Wong & Company, LLP as the new independent accountant, approved by our board of directors. Samuel H. Wong & Company, LLP issued a report on the audited financial statements of Heilonjiang Yanglin Soybean Group Co. Ltd.. for the three years ended December 31, 2004, December 31, 2005, and December 31, 2006 which were included in our current report on Form 8-K filed on October 10, 2007. Samuel H. Wong & Company, LLP also reviewed the interim financial statements of Heilongjiang Yanglin Soybean Group Co., Ltd. for the three months ended March 31, 2007 and the six months ended June 30, 2007, and the balance sheet of Victory Divide Mining Company as of June 30, 2007, which were also included in our current report on Form 8-K filed on October 10, 2007. Samuel H. Wong & Company, LLP also reviewed the interim financial statements of Victory Divide Company for the nine months ended September 30, 2007 which were included in our quarterly report on Form 10-Q filed on November 29, 2007. The reports and reviews did not contain an adverse opinion or disclaimer of opinion, nor was it modified as to uncertainty, audit scope or accounting principles. There were no disagreements with Samuel H. Wong & Company, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Samuel H. Wong & Company, LLP, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its reports.

New Independent Accountants.

On January 16, 2008, we dismissed Samuel H. Wong & Company, LLP as our independent accountant. On the same date, we retained Albert Wong & Company, LLP to serve as our principal independent accountant. The decision to change accountants was approved by the board of directors.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (including exhibits, schedules and amendments) under the Securities Act of 1933 with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. Whenever a reference is made in this prospectus to any contract or other document of ours, the reference may not be complete, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document. We are also required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

You may read and copy our SEC filings, including the registration statement at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC’s web site (http://www.sec.gov).

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the reports or documents referred to above that have been incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents.

You can request those documents by contacting us at 99 Fan Rong Road, Jixian County, Heilongjiang Province, 155900, P.R. China or at telephone number (+86) 469 4678077. Except for the documents specifically incorporated by reference into this prospectus, information contained on our website or that can be accessed through our website does not constitute a part of this prospectus.

YANGLIN SOYBEAN INC.

YANGLIN SOYBEAN INC.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006
(Stated in US dollars)

1

YANGLIN SOYBEAN INC.

2

ALBERT WONG & CO.
CERTIFIED PUBLIC ACCOUNTANTS
7th Floor, Nan Dao Commercial Building
359-361 Queen’s Road Central
Hong Kong
Tel : 2851 7954
Fax: 2545 4086

ALBERT WONG
B.Soc., Sc., ACA., LL.B.,
CPA(Practising)

To:  The board of directors and stockholders of Yanglin Soybean Inc.

Report of Independent Registered Public Accounting Firm

We have audited the accompanying consolidated balance sheets of Yanglin Soybean Inc. and subsidiaries as of December 31, 2008, 2007 and 2006 and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

We were not engaged to examine management’s assertion about the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008 included in the Company’s Item 9A “Controls and Procedures” in the Annual Report on Form 10-K and, accordingly, we do not express an opinion thereon.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Yanglin Soybean Inc. as of December 31, 2008, 2007 and 2006 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Hong Kong, China	Albert Wong & Co
April 6, 2009	Certified Public Accountants

3

YANGLIN SOYBEAN INC.

CONSOLIDATED BALANCE SHEETS
AS AT DECEMBER 31, 2008, 2007 AND 2006
(Stated in US Dollars)

	Notes	2008	2007	2006
ASSETS
Current assets
Cash and cash equivalents	2(k)	$30,365,413	$9,210,121	$3,013,520
Pledged deposits	4	484,000	500,000	-
Trade receivables	2(j)&5	8,043	13,854	190,989
Inventories	2(i)&7	3,896,334	17,883,652	7,268,594
Advances to suppliers		10,597,701	5,736,267	-
Prepaid VAT and other taxes		920,083	2,457,137	674,184
Other receivables	6	114,990	27,896	124,767

Total current assets		$46,386,564	$35,828,927	$11,272,054
Property, plant and equipment, net	2(g)&8	31,529,936	22,563,196	20,557,531
Intangible assets, net	2(e),(f)&9	4,619,716	3,444,081	3,416,162
Prepaid deposits for equipment and construction		13,021	8,896,327	—

TOTAL ASSETS		$82,549,237	$70,732,531	$35,245,747

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term bank loans	10	$6,711,214	$12,305,000	$6,523,825
Current portion of long-term bank loans	12	55,149	47,433	51,309
Accounts payable		13,753	12,921	723,506
Amounts due to construction		-	-	885,811
Other payables	11	683,403	44,380	24,763
Customers deposits		1,187,582	2,656,777	2,337,371
Accrued liabilities		591,979	521,114	503,734

Total current liabilities		$9,243,080	$15,587,625	$11,050,319
Long-term liabilities
Long-term bank loans	12	434,678	457,107	461,777

TOTAL LIABILITIES		$9,677,758	$16,044,732	$11,512,096

See notes to consolidated financial statements

4

YANGLIN SOYBEAN INC.

CONSOLIDATED BALANCE SHEETS (Continued)
AS AT DECEMBER 31, 2008, 2007 AND 2006
(Stated in US Dollars)

	Notes	2008	2007	2006

STOCKHOLDERS’ EQUITY
Preferred Stock – Series A $0.001 par value, 50,000,000 shares authorized; 9,999,999, 9,999,999 and none shares issued and outstanding as of December 31, 2008, 2007 and 2006 respectively	13	$10,000	$10,000	$-

Common stock - $0.001 par value 100,000,000 shares authorized; 20,000,003 20,000,003 and 18,500,000, issued and outstanding as of December 31, 2008, 2007 and 2006 respectively	14	20,000	20,000	18,500
Additional paid-in capital	14	38,389,635	38,389,635	12,248,936
Statutory reserves	2(t)	5,628,636	3,490,834	1,716,827
Retained earnings		21,664,524	9,421,860	8,860,198
Accumulated other comprehensive income	2(u)	7,158,684	3,355,470	889,190

		$72,871,479	$54,687,799	$23,733,651

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$82,549,237	$70,732,531	$35,245,747

See notes to consolidated financial statements

5

YANGLIN SOYBEAN INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006
(Stated in US Dollars)

		2008	2007	2006
	Notes

Net sales	2(m)&18	$250,728,674	$155,206,867	$88,078,494
Cost of sales	2(n)&18	(229,838,842)	(142,568,658)	(79,862,179)

Gross profit		$20,889,832	$12,638,209	$8,216,315

Selling expenses		(249,812)	(146,411)	(63,209)
General and administrative expenses		(5,552,223)	(1,812,450)	(1,078,184)

Income from operations		$15,087,797	$10,679,348	$7,074,922
Interest income		145,340	64,277
Interest expenses		(822,355)	(458,982)	(219,032)
Other income		797	39,385	-
Other expenses		(31,113)	-

Income from operations before income taxes		$14,380,466	$10,324,028	$6,855,890

Income taxes	2(s)&16	-	-	-

Net income		$14,380,466	$10,324,028	$6,855,890

Beneficial conversion feature on Series A preferred stock		-	(7,988,359)	-

Net income attributable to common shareholders		$14,380,466	$2,335,669	$6,855,890

Foreign currency translation adjustment		3,803,214	2,466,280	675,461

Comprehensive income		$18,183,680	$4,801,949	$7,531,351

Basic earnings per share	15	$0.72	$0.12	$0.34

Diluted earnings per share	15	$0.38	$0.07	$0.34

Basic weighted average share outstanding	15	20,000,003	19,998,473	19,998,473

Diluted weighted average share outstanding	15	37,757,827	34,003,038	19,998,473

See notes to consolidated financial statements

6

YANGLIN SOYBEAN INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006
(Stated in US Dollars)

							Accumulated
	Common stock			Additional			other
	Number		Preferred	paid-in	Statutory	Retained	comprehensive
	of share	Amount	stock	capital	reserves	earnings	income	Total

Bal., 1/1/2006	18,500,000	$18,500	-	12,228,936	643,236	3,077,899	213,729	16,182,300
Net income	-	-	-	-	-	6,855,890	-	6,855,890
Addition of capital	-	-	-	20,000	-	-	-	20,000
Appropriations to surplus reserves	-	-	-	-	1,073,591	(1,073,591)	-	-
Foreign currency adjustment	-	-	-	-	-	-	675,461	675,461

Bal., 12/31/2006	18,500,000	$18,500	-	12,248,936	1,716,827	8,860,198	889,190	23,733,651

Bal., 1/1/2007	18,500,000	$18,500	-	12,248,936	1,716,827	8,860,198	889,190	23,733,651
Net income	-	-	-	-	-	10,324,028	-	10,324,028
Reverse acquisition	1,497,608	1,498	-	(88)	-	-	-	1,410
Addition of capital	2,395	2	10,000	26,140,787	-	-	-	26,150,789
Beneficial conversion feature on Series A preferred stock	-	-	-	-	-	(7,988,359)	-	(7,988,359)
Appropriations to surplus reserves	-	-	-	-	1,774,007	(1,774,007)	-	-
Foreign currency adjustment	-	-	-	-	-	-	2,466,280	2,466,280

Bal., 12/31/2007	20,000,003	$20,000	10,000	38,389,635	3,490,834	9,421,860	3,355,470	54,687,799

Bal., 1/1/2008	20,000,003	$20,000	10,000	38,389,635	3,490,834	9,421,860	3,355,470	54,687,799
Net income	-	-	-	-	-	14,380,466	-	14,380,466
Appropriations to surplus reserves	-	-	-	-	2,137,802	(2,137,802)	-	-
Foreign currency adjustment	-	-	-	-	-	-	3,803,214	3,803,214

Bal., 12/31/2008	20,000,003	$20,000	10,000	38,389,635	5,628,636	21,664,524	7,158,684	72,871,479

See notes to consolidated financial statements

7

YANGLIN SOYBEAN INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006
(Stated in US Dollars)

	2008	2007	2006
Cash flows from operating activities
Net income	$14,380,466	$10,324,028	$6,855,890
Depreciation	1,860,076	2,028,313	1,461,597
Amortization	203,374	78,397	52,827
Loss/(gain) on disposal of property, plant and equipment	3,185,544	(13,048)

Adjustments to reconcile net income to net cash provided by/(used in) operating activities:
Accounts receivable	6,636	182,708	353,941
Inventories	14,951,570	(9,712,307)	(1,814,596)
Advances to suppliers	(4,407,071)	(5,508,012)	1,544
Prepaid VAT and other taxes	1,675,509	(1,667,452)	(45,954)
Other receivables	(62,451)	714,295	463,017
Accounts payable	(12)	(730,106)	166,753
Other payables	627,034	(698,636)	(70,762)
Customers deposits	(1,621,890)	152,225	(142,442)
Accrued liabilities	35,698	(16,561)	(13,664)

Net cash provided by/(used in) operating activities	$30,834,483	$(4,866,156)	$7,268,151

Cash flows from investing activities
Payment of plant and equipment	(135,534)	(386,260)	(7,251,862)
Sales proceeds of plant and equipment	129,556	55,138	-
Payment of construction in progress	(4,176,943)	(11,702,842)	-
Payment of land use right	-	120,560	(2,267,341)
Decrease/(increase) in restricted cash	16,000	(500,000)

Net cash used in investing activities	$(4,166,921)	$(12,413,404)	$(9,519,203)

Cash flows from financing activities
Issue of share capital and warrants	-	17,849,093	20,000
Bank borrowings	6,607,059	11,815,365	6,898,366
Bank loan repayments	(12,974,669)	(6,737,488)	(4,696,050)

Net cash (used in)/provided by financing activities	$(6,367,610)	$22,926,970	$2,222,316

Net cash and cash equivalents sourced	20,299,952	5,647,410	(28,736)

Effect of foreign currency translation on cash and cash equivalents	855,340	549,191	95,833

Cash and cash equivalents–beginning of year	9,210,121	3,013,520	2,946,423

Cash and cash equivalents–end of year	$30,365,413	$9,210,121	$3,013,520
Supplementary cash flow information:
Interest received	$133,828	$64,277	$26,715
Interest paid	819,882	457,647	244,723

See notes to consolidated financial statements

8

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006
(Stated in US Dollars)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Yanglin Soybean Inc. (the “Company”) was incorporated in the state of Nevada on May 26, 1921. Prior to October 3, 2007 the company had only nominal operations and assets. The Company currently operates through (1) itself, (2) one directly wholly-owned subsidiary in the British Virgin Islands: Faith Winner Investments Limited (“Faith Winner (BVI)”), (3) one directly wholly-owned subsidiary of Faith Winner (BVI) located in Mainland China: Faith Winner (Jixian) Agriculture Development Company (“Faith Winner (Jixian)” or “WFOE”) and (4) one operating company located in Mainland China: Heilongjiang Yanglin Soybean Group Co., Ltd. (“Yanglin”) which is controlled by the Company through contractual arrangements between WFOE and Yanglin, as if Yanglin were a wholly-owned subsidiary of the Company.

On October 3, 2007, the Company executed a reverse-merger with Faith Winner Investments Limited (“Faith Winner (BVI)”) by an exchange of shares whereby the Company issued 18,500,000 common shares at $0.001 par value in exchange for all Faith Winner (BVI) shares. As a result of the shares exchange, Faith Winner (BVI) became a wholly-owned subsidiary of the Company.

The exchange transaction was accounted for as a reverse acquisition in accordance with Statements of Financial Accounting Standards (“SFAS”) No. 141. “Business Combinations”. The 1,494,173 shares of Yanglin Soybean Inc. outstanding prior to the stock exchange transaction were accounted for at the net book value at the time of the transaction, which was a deficit of $1,410. Accordingly, the consolidated statements of income include the results of operations of Heilongjiang Yanglin Soybean Group Co., Ltd from the acquisition date through December 31, 2007.

Faith Winner (BVI) entered into a series of agreements with Yanglin and as a result of such arrangements WFOE gained control of all of Yanglin’s assets, management and business as if Yanglin were a wholly-owned subsidiary of WFOE. These contractual arrangements included a loan agreement, a consigned management agreement, two consignment agreements of equity interests, an exclusive purchase option agreement, a registered trademark transfer contract and a trademark licensing agreement. The Consignment Agreement was entered into on September 1, 2007, and the other agreements were all signed on September 24, 2007. The exclusive purchase option agreement and the consigned management agreement were amended as of April 3, 2009.

9

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006
(Stated in US Dollars)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES (Continued)

Pursuant to those agreements, Faith Winner made a loan of $17 million and covenanted to satisfy Yanglin’s working capital in future to Yanglin (the “Loan”). In return, the Company obtained the management control and an exclusive right to acquire all of the equity of Yanglin. The rights of existing shareholders of Yanglin are assigned by the consignment of equity interests to Faith Winner (BVI). The exclusive purchase agreement and the loan agreement restrict both Yanglin and its shareholders from significant decisions including but not limited to any amendments of articles of association or rules of the Company, any change in registered capital, any transfer, mortgage or disposal of Yanglin’s assets or income in a way that would affect WFOE’s security interest, entering any material contract (exceeding RMB5 million in value) and distributing any dividends to the shareholders. Pursuant to the consigned management agreement between WFOE and Yanglin, Yanglin agreed to entrust the business operations of Yanglin and its management to WFOE until WFOE formally acquires all equity or substantially all the assets of Yanglin. Under the consigned management agreement as amended on April 3, 2009, WFOE will provide financial, technical and human resources management services to Yanglin which will enable WFOE to control Yanglin's operations, assets and cash flows. In turn, it will be entitled to 5% of Yanglin’s revenue on a yearly basis.

Under the Registered Trademark Transfer Agreement, Yanglin agreed to transfer to WFOE all of its rights in connection with the two trademarks, including without limitation the title of the trademarks and right to license ( the “Transferred Trademark”) for a purchase price of $1,000,000, which is subject to a purchase price adjustment based on the minimum appraised value on intellectual property (“IP”) rights allowed under PRC laws and regulations for such transfer. Under the Trademark Licensing Agreement, WFOE agreed to grant an exclusive license to Yanglin, for a term of 10 years, to use the Transferred Trademark for an annual licensing fee equal to 1% of Yanglin’s revenue of that year. The license fee and the management fee aforesaid –total of 6% of the revenue of Yanglin-entitled by WFOE are designed to approximate Yanglin’s  the wholeannual net profit before tax. Any excess profit in Yanglin will not be distributed as dividend according to the contractual arrangements until WFOE exercises the Option Agreement to acquire all shareholders’ equity interest of Yanglin.  If the 6% of license and management fees exceed the net profit before tax of Yanglin, the amount entitled to WFOE is limited to the actual annual net profit before tax of Yanglin under the contracts.

According to the exclusive purchase option agreement, the WFOE has the exclusive purchase option to purchase all or part of Yanglin’s shareholders’ equity interest in Yanglin when and as permitted under PRC laws and regulations and any other party has no right to purchase any equity from the shareholders of Yanglin. The agreement provides that, unless otherwise required under PRC laws and regulations, the consideration for the equity transfer or the asset transfer under the agreement will be the lowest price permitted under the PRC laws and regulations $17 million or such greater amount as required by the then applicable Chinese law and regulations (the “Option Price”). Under the loan agreement and the exclusive purchase option agreement, the money received as the Option Price by the shareholders of Yanglin upon execution of the option shall be used to satisfy the repayment of the Loan, that is, any amount of money received by Yanglin’s shareholders shall be paid back to WFOE as the repayment of Loan. Therefore, the actual consideration of the investment in Yanglin is exactly the amount of the Loan. Under such contractual arrangements, all of assets and equity including any residual profits of Yanglin are totally controlled by WFOE and will be formally captured upon exercise of the exclusive purchase option.

10

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006
(Stated in US Dollars)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES (Continued)

The loan of $17 million to Yanglin is considered as an investment in Yanglin by the Company through a series of contractual arrangements by way of the Loan. As a result of entering into the abovementioned agreements, WFOE  should be deemed to control Yanglin as a Variable Interest Entity as required by FASB Interpretation No. 46 (revised December 2003) Consolidation of Variable Interest Entities, and Interpretation of ARB No. 51. The reverse-merger also included an equity financing of $21,500,000 by the issuance of 10,000,000 Series A Convertible Preferred Stock at $2.15 per share to 10 accredited investors.

The Company, through its subsidiaries and Yanglin, (hereinafter, collectively referred to as “the Group”), is now in the business of manufacturing, distribution, and selling of non-genetically modified soybean products, including soybean oil, soybean salad oil, and soybean meal,  throughout the Province of Heilongjiang and other parts of China.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)    Method of accounting

The Company maintains its general ledger and journals with the accrual method of accounting for financial reporting purposes.  The financial statements and notes are representations of management.  Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements.

The share exchange transaction has been accounted for as a recapitalization of Yanglin Soybean Inc. where the Company (the legal acquirer) is considered the accounting acquiree and Faith Winner (BVI) (the legal acquiree) is considered the accounting acquirer. As a result of this transaction, the Company is deemed to be a continuation of the business of Faith Winner (BVI).

Accordingly, the accompanying financial statements are those of the accounting acquirer: Faith Winner (BVI). The historical stockholders’ equity of the accounting acquirer prior to the share exchange has been retroactively restated as if the share exchange transaction occurred as of the beginning of the first period presented.

(b)    Principles of consolidation

The consolidated financial statements, which include the Company and its subsidiaries, are completed in accordance with, and are compliant with, generally accepted accounting principles in the United States of America. All significant inter-company accounts and transactions have been eliminated. The consolidated financial statements include 100% of assets, liabilities, and net income or loss of those wholly-owned subsidiaries. (please see following page)

11

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Name of Company	Place of incorporation	Attributable interest

Faith Winner Investments Ltd	British Virgin Islands	100%

Faith Winner (Jixian) Agriculture Development Company	PRC	100%

Heilongjiang Yanglin Soybean Group Co. Ltd	PRC	100%
*Deemed variable interest entity member

(c)    Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.  Management made these estimates using the best information available at the time the estimates were made; however actual results could differ materially from those estimates.

(d)    Economic and political risks

The Group’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Group’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Group’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

(e)    Land use rights

Land use rights are stated at cost less accumulated amortisation.  Amortisation is provided over the respective useful lives, using the straight-line method.  Estimated useful lives range from 22 to 50 years.

(f)     Railway use rights

Railway use rights are stated at cost less accumulated amortisation. Amortisation is provided over the respective useful lives, using the straight-line method. Estimated useful life is 10 years.

12

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(g)    Property, plant and equipment

Property, plant and equipment are carried at cost less accumulated depreciation.  Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the property, plant and equipment are as follows:

Buildings	10 - 35 years
Machinery and equipment	3.5 - 30 years
Office equipment	4 - 20 years
Motor vehicles	6 - 10 years

The costs and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income when incurred, whereas significant renewals and betterments are capitalized.

(h)    Accounting for the impairment of long-lived assets

The long-lived assets held and used by the Group are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of changes in technologies or situation in the industry.  Determination of recoverability of assets to be held and used is done by comparing the carrying amount of an asset to the future net undiscounted cash flows to be generated by the asset.

If such assets are considered to be impaired, the impairment losses to be recognized are measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less estimated costs of disposal.

During the reporting years, there were no impairment losses.

(i)     Inventories

Inventories consist of finished goods, and raw materials, and are stated at the lower of cost or market value. Substantially all inventory costs are determined using the weighted average basis. Finished goods are comprised of direct materials, direct labor and an appropriate proportion of production overheads.

(j)     Trade receivables

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An allowance for doubtful accounts is maintained for all customers after considering a variety of factors, including the length of time past due, significant one-time events and the company’s historical experience.  Bad debts are written off as incurred.

13

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(k)    Cash and cash equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

	2008	2007	2006
Cash on hand	$40,298	$18,362	13,808
Industrial And Commercial Bank of China	520	-	229
Agricultural Development Bank of China	409,323	1,362,651	448,935
Agricultural Bank of China	29,903,662	7,829,108	2,550,548
Hongkong and Shanghai Banking Corp.	11,610	-	-
Total cash and cash equivalents	$30,365,413	$9,210,121	3,013,520

(l)     Foreign currency translation

The accompanying financial statements are presented in United States dollars.  The reporting currency of the Group is the U.S. dollar (USD). Faith Winner (Jixian) and Yanglin use its local currency, Renminbi (RMB), as its functional currency. Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the end of period exchange rates. Translation adjustments resulting from this process are included in accumulated other comprehensive income in stockholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations from transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

The PRC government imposes significant exchange restrictions on fund transfers out of the PRC that are not related to business operations. These restrictions have not had a material impact on the Group because it has not engaged in any significant transactions that are subject to the restrictions.

The exchange rates used to translate amounts in RMB into USD for the purposes of preparing the consolidated financial statements were as follows:

	2008	2007	2006
Year end RMB : USD exchange rate	6.8542	7.3141	7.81750
Average yearly RMB : USD exchange rate	6.9623	7.6172	7.98189

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions.  No representation is made that the RMB amounts could have been, or could be, converted into USD at the rates used in translation.

14

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(m)   Revenue recognition

Revenue represents the invoiced value of goods sold recognized upon the delivery of goods to customers. Revenue is recognized when all of the following criteria are met: Persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the seller’s price to the buyer is fixed or determinable, and collection is reasonably assured.

(n)    Costs of sales

Cost of sales consists primarily of direct material costs, direct labor cost, direct depreciation and related direct expenses attributable to the production of products.  Write-down of inventory to lower of cost or market value is also reflected in cost of revenues.

(o)    Advertising

The Group expenses all advertising expenses as incurred.  Advertising expenses included in selling expenses were $4,546, $9,167 and $501 for the years ended December 31, 2008, 2007 and 2006 respectively.

(p)    Shipping and handling

All shipping and handling costs are expensed as incurred.  The allocation of shipping and handling expenses between selling expenses and general and administrative expenses is shown as follows:

	2008	2007	2006

Selling expenses	$96,997	$75,347	$50,446
General and administrative expenses	2,653	-	-
Total shipping and handling expenses	$99,650	$75,347	$50,446

(q)    Research and development

All research and development costs are expensed as incurred. The research and development costs included in general and administrative expenses were $23,829, $11,815 and nil for the years ended December 31, 2008, 2007 and 2006 respectively.

(r)     Retirement benefits

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to the statements of income as incurred. The retirement benefit funds included in general and administrative expenses were $184,006, $168,535 and $72,129 for the years ended December 31, 2008, 2007 and 2006 respectively.

15

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(s)    Income taxes

The Group accounts for income tax using an asset and liability approach and allows for recognition of deferred tax benefits in future years.  Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Group is able to realize their benefits, or that future realization is uncertain.

(t)     Statutory reserves

As stipulated by the PRC’s Company Law and as provided in the Faith Winner (Jixian), and Yanglin’s Articles of Association, Faith Winner and Heilongjiang Yanglin’s net income after taxation can only be distributed as dividends after appropriation has been made for the following:

(i)	Making up cumulative prior years’ losses, if any;
(ii)
Allocations to the “Statutory surplus reserve” of at least 10% of net income after taxation, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital, which is restricted for set off against losses, expansion of production and operation or increase in registered capital;

(iii)
Allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company's “Statutory common welfare fund”, which is restricted for capital expenditure for the collective benefits of the Company's employees; and

(iv)	Allocations to the discretionary surplus reserve, if approved in the shareholders’ general meeting.

On December 31, 2001, Heilongjiang Yanglin established a statutory surplus reserve as well as a statutory common welfare fund and commenced to appropriate 10% and 5%, respectively of the PRC net income after taxation to these reserves. The amounts included in the statutory reserves consisted of surplus reserve of $3,752,424 and common welfare fund of $1,876,212 as of December 31, 2008.

(u)    Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners.  Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. The Group’s current component of other comprehensive income is the foreign currency translation adjustment.

16

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(v)  Recent accounting pronouncements

In December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 160, "Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”.  SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008.  As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2009.  The Company is currently evaluating the impact of SFAS 160 on its consolidated financial statements but does not expect it to have a material effect

In December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 141(R), "Business Combinations”. SFAS 141(R) establishes principles and requirements for how the acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree, recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2009. The Company is currently evaluating the impact of SFAS 141(R) on its consolidated financial statements but does not expect it to have a material effect.

In March 2008, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 161 “Disclosures about Derivative Instruments and Hedging Activities”. SFAS 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company is currently evaluating the impact of SFAS 161 on its consolidated financial statements but does not expect it to have a material effect.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP. SFAS 162 directs the GAAP hierarchy to the entity, not the independent auditors, as the entity is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. SFAS 162 is effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to remove the GAAP hierarchy from the auditing standards. SFAS 162 is not expected to have a material impact on the Company’s financial statements.

17

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006
(Stated in US Dollars)

3.	CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

Financial instruments which potentially expose the Group to concentrations of credit risk, consists of cash and accounts receivable as of December 31, 2008 and 2007. The Group performs ongoing evaluations of its cash position and credit evaluations to ensure sound collections and minimize credit losses exposure.

As of December 31, 2008, 2007 and 2006, the Group’s bank deposits were all conducted with banks in the PRC where there is currently no rule or regulation mandated on obligatory insurance of bank accounts.

For the years ended December 31, 2008, 2007 and 2006, all of the Group’s sales were generated from the PRC. In addition, all accounts receivable as of December 31, 2008, 2007 and 2006 also arose in the PRC.

The maximum amount of loss exposure due to credit risk that the Group would bear if the counter parties of the financial instruments failed to perform represents the carrying amount of each financial asset in the balance sheet.

Normally the Group does not require collateral from customers or debtors.

No customer accounted for 10% or more of the Group’s revenue in 2008.

Details of the customer account for 10% or more of the Group’s revenue are as follows:

	Year ended December 31,
	2008	2007	2006

Customer A	$-	$9,067,445	$-

Details of customer account for 10% or more of the Group’s accounts receivable are as follows:

	December 31,
	2008	2007	2006
Customer A	$9,352	$-	$
Customer B	-	7,927
Customer C	-	7,140
Customer D	-			81,361
Customer E	-			111,317

18

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006
(Stated in US Dollars)

4.	PLEDGED DEPOSITS

Pledged deposits are restricted cash kept in a trust account maintained in the United States for the purpose of investor and public relation affairs.

5.	TRADE RECEIVABLES, NET

Details of trade receivables are as follows:

	2008	2007	2006

Trade receivables, gross	$9,352	$15,067	$192,678
Provision for doubtful debts	(1,309)	(1,213)	(1,689)
Net balance at end of year	$8,043	$13,854	$190,989

All of the above trade receivables are due within 12 months of aging.

An analysis of the allowance for doubtful accounts for the years ended December 31, 2008, 2007 and 2006 is as follows:

	2008	2007	2006

Balance at beginning of year	$1,213	$1,689	$2,470
Addition/(reduction) of bad debt expense	14	(569)	(844)
Foreign exchange adjustment	82	93	63
Balance at end of year	$1,309	$1,213	$$1,689

Allowance was made when collection of the full amount is no longer probable.  Management reviews and adjusts this allowance periodically based on historical experience, current economic climate as well as its evaluation of the collectibility of outstanding accounts. The Group evaluates the credit risks of its customers utilizing historical data and estimations of future performance.

19

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006
(Stated in US Dollars)

6.	OTHER RECEIVABLES

Details of other receivables are as follows:

	2008	2007	2006
Advances to employees for purchasing materials	$32,271	$14,108	$89,570
Advances for traveling	11,417	-	-
Loans to employees	57,902	9,777	14,176
Sundry	13,400	4,011	21,021
Balance at end of year	$114,990	$27,896	$124,767

Loans to employees are unsecured, interest-free, and repayable on demand.

7.	INVENTORIES

Inventories comprise the followings:

	2008	2007	2006

Finished goods	$904,375	$537,360	$3,106,642
Raw materials	2,991,959	17,346,292	4,161,952
Balance at end of year	$3,896,334	$17,883,652	$7,268,594

20

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006
(Stated in US Dollars)

8.	PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment comprise the followings:

	2008	2007	2006
At cost
Building	$5,908,205	$7,060,690	$6,602,826
Machinery and equipment	15,826,005	17,900,662	16,709,858
Office equipment	130,512	134,060	110,394
Motor vehicles	1,165,410	1,054,995	708,048

	$23,030,132	$26,150,407	$24,131,126
Less: accumulated depreciation	(7,725,246)	(5,931,919)	(3,573,595)

	$15,304,886	$20,218,488	$20,557,531
Construction in progress	16,225,050	2,344,708	-

Balance at end of year	$31,529,936	$22,563,196	$20,557,531

As of December 31, 2008, building with net book value of $1,239,396 and machinery and equipment with net book value of $6,335,754 of the Company were pledged as collateral under certain loan arrangements. These loans were primarily obtained for general working capital.

Depreciation expense is included in the statement of income and comprehensive income as follows:

	2008	2007	2006

Cost of sales	$1,378,837	$1,686,129	1,158,120
General and administrative expenses	481,239	342,184	303,477

Total depreciation expenses	$1,860,076	$2,028,313	1,461,597

Construction in progress mainly comprises capital expenditures for construction of the Group’s corporate campus, including offices, factories and staff dormitories. It represents direct costs of construction and design fees incurred. Capitalization of these costs ceases and the construction in progress is transferred to plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. No depreciation is provided until it is completed and ready for intended use.  There is no capital commitment of these projects as at December 31, 2008.

21

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006
(Stated in US Dollars)

9.	INTANGIBLE ASSETS, NET

Intangible assets are as follows:

	2008	2007	2006

Land use rights, at cost	$3,994,597	$3,743,422	$3,619,839
Railway use rights, at cost	1,151,125	-	-
Less: accumulated amortization	(526,006)	(299,341)	(203,677)

Balance at end of year	$4,619,716	$3,444,081	$3,416,162

Amortization expenses included in the costs of sales for the years ended December 31, 2008, 2007 and 2006 were $85,772, $78,397 and $52,827 respectively. Amortization expenses included in selling expenses for the years ended December 31, 2008, 2007 and 2006 were $117,602, nil and nil respectively. Total amortization expenses for the years ended December 31, 2008, 2007 and 2006 amounted to $203,374, $78,397 and $52,827 respectively.

As of December 31, 2008, land use rights with net book value of $1,293,076 of the Group were pledged as collateral under certain loan arrangements. These loans were primarily obtained for general working capital .

10.	SHORT-TERM BANK LOANS

Short-term bank loans are as follows:

	2008	2007	2006
Loans from Agricultural Development Bank of China,	$6,711,214	$-	$-
interest rates at 6.66% per annum, due October 29, 2009

Loans from Agricultural Development Bank of China,
interest rates at 7.02% per annum, due August 29, 2008	-	8,203,333	-

Loans from Agricultural Development Bank of China,
interest rates at 7.29% per annum, due November 21, 2008	-	4,101,667	-

Loans from Agricultural Development Bank of China,
interest rates at 6.12% per annum, due June 29, 2007	-	-	6,523,825

Balance at end of year	$6,711,214	$12,305,000	$6,523,825

Interest paid for the years ended December 31, 2008, 2007 and 2006 were $771,555, $415,632 and $223,296 respectively.

22

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006
(Stated in US Dollars)

11.	OTHER PAYABLES

Other payables are as follows:

	2008	2007	2006
Due for construction	$670,368	$-	$-
Due for employees	35	10,670	9,982
Sundry	13,000	33,710	14,781

Balance at end of year	$683,403	$44,380	$24,763

Due for employees are unsecured, interest-free, and repayable on demand. They are travel and expenses reimbursements.

12.	LONG-TERM BANK LOANS

Long-term bank loans are as follows:

	2008	2007	2006

Loans from Industrial And Commercial
Bank of China, interest rates at 9.405%
and 8.892% per annum respectively,
with various installments, final
due October 28, 2016	$489,827	$504,540	513,086

Current portion due within one year	(55,149)	(47,433)	(51,309)

	$434,678	$457,107	461,777

All of the installments due in 2008 were paid on their due dates.  Interest paid for the years ended December 31, 2008, 2007 and 2006 were $48,327, $42,015 and $21,427 respectively.

The future principal payments under the bank loans as of December 31, 2008 are as follows:

Year	2008

2009	$55,149
2010	61,276
2011	62,443
2012	54,419
2013	59,088
2014	64,194
Thereafter	133,258
Total	$489,827

23

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006
(Stated in US Dollars)

13.	PREFERRED STOCK AND WARRANTS

On October 3, 2007, the Company sold 10,000,000 shares of Series A Preferred Stock and various stock purchase warrants for cash consideration totaling $21.5 million dollars. The exercise price, expiration date and number of share eligible to be purchased with the warrants are summarized in the following table:

Series of warrant	Number of shares	Exercise price	Contractual term
Series A	10,000,000	$2.75	5.00 years
Series B	5,000,000	$3.50	5.00 years
Series J	7,801,268	$2.37	1.50 years
Series C	7,801,268	$3.03	5.00 years
Series D	3,900,634	$3.85	5.00 years

The Series A preferred stock has liquidation rights senior to common stock and to any other class or series of stock issued by the Company not designated as ranking senior to or pari passu with the Series A Preferred Share.  In the event of a liquidation of the Company, holders of Series A preferred stock are entitled to receive a distribution equal to $2.15 per share of Series A preferred stock prior to any distribution to the holders of common stock or any other stock that ranks junior to the Series A Preferred Shares. The Series A preferred stock is entitled to non-cumulative dividends only upon declaration of dividends by the Company.  To date, no dividends have been declared or accrued.  The Series A preferred stock will participate based on their respective as-if conversion rates if the Company declares any dividends.  Holders of Series A Preferred Shares also have voting rights required by applicable law and the relevant number of votes shall be equal to the number of shares of Common Stock issuable upon conversion of Series A Preferred Shares.

The gross proceeds of the transaction were $21.5 million. The proceeds from the transaction were allocated to the Series A preferred stock, warrants and beneficial conversion feature based on the relative fair value of the securities.  The value of the Preferred Series A was determined by reference to the market price of the common shares into which it converts, and the gross value of the warrants was calculated using the Black –Scholes model with the following assumptions:  expected life of 5 year, volatility of 27% and an interest rate of 4.24%.

The Company recognized a beneficial conversion feature discount on the Series A preferred stock at its intrinsic value, which was the fair value of the common stock at the commitment date for the Series A preferred stock investment, less the effective conversion price but limited to the $21.5 million of proceeds received from the sale. The Company recognized the $8.0 million beneficial conversion feature as an increase in paid in capital in the accompanying consolidated balance sheets on the date of issuance of the Series A preferred shares since the Series A preferred shares were convertible at the issuance date.

The agreement also provides that if the Company doesn’t file, or if the registration statements aren’t declared effective throughout the required period, or if the company ceases to trade on certain exchanges as defined, the Company shall pay damages equal to 1.5% of the amount invested for each calendar month capped at a cumulative damage payment amount of 15%.  Further, if the Company fails to obtain a listing on NASDAQ or the New York Stock Exchange, then 1,000,000 shares of common stock of the company will be given to the investors.  The company is accounting for these penalties in accordance with FAS 5 - Accounting for Contingencies, whereby the penalty will not be recorded as a liability until and if it is probable the penalty will be incurred. No penalty has been recorded in the accompanying consolidated financial statements for this instance.

24

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006
(Stated in US Dollars)

13.	PREFERRED STOCK AND WARRANTS (Continued)

Pursuant to the Registration Rights Agreement dated as of October 3, 2007 by and among the Company and certain holders (the Holders), the Company agreed to have a registration statement registering certain of the securities of the Holders declared effective with the Securities and Exchange Commission on or prior to the Effectiveness date defined in the Registration Rights Agreement or pay the liquidated damages.

Although the registration statement has not yet been declared effective, pursuant to a Waiver and Release dated December 31, 2008, the Holders have waived their right to the liquidated damages for the Company’s failure to have the registration statement declared effective on or prior to the Effectiveness date under Registration Rights Agreement.

In exchange for the waiver and release of the liquidated damages, the Company entered into an Agreement dated December 31, 2008 (the Agreement). Under the Agreement, the Company agreed to hire and engage, by February 28, 2009, three (3) independent directors as defined by NASDAQ Rule 4200(a)(15) and who are acceptable to the Holders. Further, the Company shall comply with all of the provisions of NASDAQ Rule 4350 by February 28, 2009. If these requirements are not met, the Company shall pay to each Holder five percent (5%) of its initial investment under the Securities Purchase Agreement by and among the Company and the Holders dated October 3, 2007. On February 27, we signed an addendum to the Agreement with the Holders, which extended the deadline for hiring and engaging three (3) independent directors to March 13, 2009. On March 9, 2009, the Company adopted a form of new Bylaws, appointed three (3) independent directors, established three (3) standing committees under the Board of Directors (audit committee, compensation committee and governance and nominating committee), and approved the articles of the three (3) abovementioned standing committees and the Code of Conduct and Ethics, thus has been compliant with the provisions of NASDAQ Rule 4350. In addition, the Company agreed to effect and announce, no later than June 30, 2009, a change to the Company’s current independent audit firm and engage a new independent audit firm listed as a Top 10 audit firm according to Public Accounting Report’s 2008 Annual Audit Rankings to audit the 2009 financial statements and review the interim financial statements as of June 30, 2009.  If these requirements are not met, the Company shall pay to each Holder ten percent (10%) of its initial investment under the Securities Purchase Agreement. Furthermore, the Company and the Holders agreed to extend the required Effectiveness date of the Company’s Registration Statement filed with the Securities and Exchange Commission to June 30, 2009.

25

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006
(Stated in US Dollars)

14.	CAPITALIZATION

As a result of the Group’s reverse-merger on October 3, 2007, the Group’s capital structure has been changed. The number of common stock was 20,000,003 after reverse-merger. The common stock is $20,000 with paid-in capital $38,389,635.

15.	EARNINGS PER SHARE

The calculation of the basic and diluted earnings per share attributable to the common stock holders is based on the following data:

	2008	2007	2006

Net income	$14,380,466	$10,324,028	$6,855,890

Beneficial conversion feature on Series A preferred stock	-	(7,988,359)	-
Net income attributable to common shareholders	$14,380,466	$2,335,669	$6,855,890

Earnings:

Earnings for the purpose of basic earnings per share	$14,380,466	$2,335,669	$6,855,890

Effect of dilutive potential common stock	-	-	-

Earnings for the purpose of dilutive earnings per share	$14,380,466	$2,335,669	$6,855,890

Number of shares:

Weighted average number of common stock for the purpose of basic earnings per share	20,000,003	19,998,473	19,998,473

Effect of dilutive potential common stock
- conversion of convertible preferred stock	9,999,999	9,999,999	-

Effect of dilutive potential common stock
- conversion of warrants	7,757,825	4,004,566	-

Weighted average number of common stock for the purpose of dilutive earnings per share	37,757,827	34,003,038	19,998,473

Earnings per share
Basic earnings per share	$0.72	$0.12	$0.34
Dilutive earnings per share	$0.38	$0.07	$0.34

26

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006
(Stated in US Dollars)

16.	INCOME TAXES

(a)
The Company is registered in the State of Nevada whereas its subsidiary, Faith Winner (BVI) being incorporated in the British Virgin Islands is not subject to any income tax and conducts all of its business through its PRC subsidiary, Faith Winner (Jixian) and VIE, Yanglin (see note 1).

Faith Winner (Jixian), and Yanglin, being registered in the PRC, are subject to PRC’s Enterprise Income Tax. Under applicable income tax laws and regulations, an enterprise located in PRC, including the district where our operations are located, is subject to a 25% enterprise income tax (“EIT”).

However, Yanglin has been named as a leading enterprise in the agricultural area and awarded with a tax exemption for the years up to 2009.  After 2009, review is required for the extension of the tax exemption status.

A reconciliation between the income tax computed at the U.S. statutory rate and the Group’s provision for income tax is as follows:

	2008	2007	2006

U.S. statutory rate	34%	34%	34%
Foreign income not recognized in the U.S.	(34)%	(34)%	(34)%
PRC Enterprise Income Tax	25%	33%	33%
Tax exemption	(25)%	(33)%	(33)%

Provision for income tax	-	-	-

(b)	For 2008, the PRC corporate income tax rate was 25%. Heilongjiang Yanglin Soybean Group Co., Ltd are entitled to tax exemptions (tax holidays) for 2008.

Income before income tax expenses of $14,380,466, $10,324,028 and $6,855,890 for the years ended December 31, 2008, 2007 and 2006 respectively, were attributed to subsidiaries with operations in China. Income tax (benefit) expense related to China income for the years ended December 31, 2008, 2007 and 2006 are nil, nil and nil respectively.

The combined effects of the income tax expense exemptions and reductions available to the Company for the years ended December 31, 2008, and 2007 are as follows:

	2008	2007	2006

Tax holiday effect	$3,595,117	$3,406,929	$2,262,444
Basic net income per share effect	0.18	0.17	0.12

(c)	No deferred tax has been provided as there are no material temporary differences arising during the years ended December 31, 2008, 2007 and 2006.

27

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006
(Stated in US Dollars)

17.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.  The carrying amounts of financial assets and liabilities, such as cash and cash equivalents, accounts receivable, other receivables, accounts payable, and other payables, approximate their fair values because of the short maturity of these instruments and market rates of interest available to the Group.

18.	SALES BY PRODUCTS

       The Company operates in one business segment, manufacturing, distribution, and selling of non-genetically modified soybean products, including soybean oil, soybean salad oil, and soybean meal, throughout the Province of Heilongjiang and other parts of China.

For the years ended December 31, 2008, 2007 and 2006, the Group’s net sales and cost of sales from these three product types, namely soybean meal, soybean oil and salad oil, are shown as follows:

2008	Soybean	Soybean
	meal	oil	Salad oil	Consolidated

Net sales	$154,526,888	$70,374,106	$25,827,680	$250,728,674
Cost of sales	(141,924,170)	(64,571,952)	(23,342,720)	(229,838,842)

Product result	$12,602,718	$5,802,154	$2,484,960	$20,889,832

2007	Soybean	Soybean
	meal	oil	Salad oil	Consolidated

Net sales	$92,563,442	$47,071,641	$15,571,784	$155,206,867
Cost of sales	(86,654,275)	(42,075,631)	(13,838,752)	(142,568,658)

Product result	$5,909,167	$4,996,010	$1,733,032	$12,638,209

2006	Soybean	Soybean
	meal	oil	Salad oil	Consolidated

Net sales	$58,770,932	$22,149,399	$7,158,163	$88,078,494
Cost of sales	(53,256,342)	(20,080,631)	(6,525,206)	(79,862,179)

Segment result	$5,514,590	$2,068,768	$632,957	$8,216,315

28

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006
(Stated in US Dollars)

19.	RELATED PARTIES TRANSACTIONS

The following material transactions with related companies, during the periods were opinion of the directors, carried out in the ordinary course of business and on normal commercial terms:

On October 3, 2007, we entered into a consulting agreement (“Consulting Agreement”) with our ex-President, Chief Executive Officer and Chief Financial Officer, Glenn A. Little. Pursuant to the Consulting Agreement, the services to be performed by Mr. Little include providing advice, information and true and correct copies of documents regarding our historical records and operations to our auditors, attorneys, officers and directors, and signing such documents as they may reasonably request and providing information to the extent the requested information is reasonably available to Mr. Little. In consideration thereof, Mr. Little will be paid the sum of $550,000; provided, however, that as a condition to the making of the foregoing payment, he shall have: (i) delivered a resignation from all officer positions effective upon delivery, (ii) delivered a resignation as director which shall be effective on the tenth (10th) day after we mail a Schedule 14f-1 to our shareholders of record; and (iii) appointed Mr. Shulin Liu as our director and Chief Executive Officer and Mr. Shaocheng Xu as our Chief Financial Officer. Mr. Little completed the provision of the services and was paid $550,000 as provided in the Consulting Agreement on October 4, 2007.

On November 2, 2006, Yanglin entered into a Financial Consulting Agreement (the “MHA Agreement”) with Mass Harmony Asset Management Limited (“MHA”). Pursuant to the MHA Agreement, Yanglin paid MHA an aggregate of RMB 300,000 (approximately US$ 39,891), half of which was payable within five business days upon the execution of the MHA Agreement, and the balance was due within five business days after the closing of a reverse merger.

Additionally MHA has also received 1% of the issued and outstanding common stock of the Company post-private placement (including the underlying common stock of the Series A Preferred Stock) and warrants to purchase common stock of the Company valued at 5% of the dollar amount of private placement at an exercise price of 140% of the Series A Preferred Stock price. i.e. 500,000 warrants.

The services MHA shall render, pursuant to the MHA Agreement, include initial due diligence on Yanglin, preparing Yanglin’s business plan and assisting in the corporate restructuring and financial documentation. Our resigned director, Yang Miao is the Managing Director and a shareholder of MHA.

29

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006
(Stated in US Dollars)

20.	PARENT-ONLY FINANCIAL STATEMENTS

As mentioned in note 1 to the financial statements, as a result of entering into the contractual agreements, WFOE is deemed to control Yanglin as a Variable Interest Entity. These agreements may have the restrictions on the ability of Yanglin to transfer funds to the parent through intercompany loans, advances and cash dividends which consist of additional paid in capital, statutory reserves and retained earnings of $65,744,088 and $51,312,334 respectively as at December 31, 2008 and 2007.

The following presents unconsolidated financial information of the parent company only:

Condensed Balance Sheets as of December 31, 2008 and 2007

	2008	2007

Cash and cash equivalents	$-	$15,472
Pledged deposits - restricted	484,000	500,000
Investments in subsidiaries	72,421,357	54,186,389

Total assets	$72,905,357	$54,701,861

Other current liabilities	$33,878	$14,062

Total liabilities	$33,878	$14,062

Total shareholders’ equity	72,871,479	54,687,799

Total liabilities and shareholders’ equity	$72,905,357	$54,701,861

Condensed Income Statements as of December 31, 2008 and 2007

	2008	2007

Investment income	$14,431,754	$10,334,033
General and administrative expenses	(35,816)	(9,871)

Loss from operation	$14,395,938	$10,324,162
Other income	-	92
Other expenses	(15,472)	(226)

Loss from operation before income taxes	$14,380,466	$10,324,028

Income taxes	-	-

Net income	$14,380,466	$10,324,028

Beneficial conversion feature on Series A preferred stock	-	(7,988,359)

Net income attributable to common shareholders	$14,380,466	$2,335,669

30

YANGLIN SOYBEAN INC.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008
(Stated in US dollars) (Unaudited)

31

YANGLIN SOYBEAN INC.

32

ALBERT WONG & CO.
CERTIFIED PUBLIC ACCOUNTANTS
7th Floor, Nan Dao Commercial Building
359-361 Queen’s Road Central
Hong Kong
Tel : 2851 7954
Fax: 2545 4086

ALBERT WONG
B.Soc., Sc., ACA., LL.B.,
CPA(Practising)

To:	The board of directors and stockholders of
Yanglin Soybean Inc.

Report of Independent Registered Public Accounting Firm

We have reviewed the accompanying interim consolidated balance sheets of Yanglin Soybean Inc. as of March 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity and cash flows statement for the three-month period then ended, in accordance with the standards of the Public Company Accounting Oversight Board (United States). All information included in these financial statements is the representation of the management of Yanglin Soybean Inc.

A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

Hong Kong, China	Albert Wong & Co
May 14, 2009	Certified Public Accountants

33

YANGLIN SOYBEAN INC.

CONSOLIDATED BALANCE SHEETS
AS AT MARCH 31, 2009, AND DECEMBER 31, 2008
(Stated in US Dollars)

	Notes	March 31, 2009	December 31, 2008
		(unaudited)	(audited)
ASSETS
Current assets
Cash and cash equivalents	2(k)	$33,180,175	$30,365,413
Pledged deposits	4	484,000	484,000
Trade receivables, net	2(j)&5	8,053	8,043
Inventories	2(i)&7	6,310,433	3,896,334
Advances to suppliers		7,405,610	10,597,701
Prepaid VAT and other taxes		1,983,067	920,083
Other receivables	6	43,394	114,990
Total current assets		$49,414,732	$46,386,564
Property, plant and equipment, net	2(g)&8	30,566,502	31,529,936
Intangible assets, net	2(e),(f)&9	4,571,091	4,619,716
Prepaid deposits for equipment and construction		-	13,021
TOTAL ASSETS		$84,552,325	$82,549,237
LIABILITIES AND
STOCKHOLDERS’ EQUITY
Current liabilities
Short-term bank loans	10	$10,663,784	$6,711,214
Current portion of long-term bank loans	12	55,240	55,149
Accounts payable		4,461	13,753
Other payables	11	840,636	683,403
Customers deposits		1,233,626	1,187,582
Accrued liabilities		622,328	591,979
Total current liabilities		$13,420,075	$9,243,080
Long-term liabilities
Long-term bank loans	12	421,325	434,678
TOTAL LIABILITIES		$13,841,400	$9,677,758

See notes to consolidated financial statements

34

YANGLIN SOYBEAN INC.

CONSOLIDATED BALANCE SHEETS (Continued)
AS AT MARCH 31, 2009, AND DECEMBER 31, 2008
(Stated in US Dollars)

	Notes	March 31, 2009	December 31, 2008
		(unaudited)	(audited)
STOCKHOLDERS’ EQUITY
Preferred stock – Series A $0.001 par value, 50,000,000 shares authorized; 9,999,999 shares issued and outstanding as of March 31, 2009 and December 31, 2008	13	$10,000	$10,000

Common stock - $0.001 par value 100,000,000 shares authorized; 20,000,003 shares issued and outstanding as of March 31, 2009 and December 31, 2008	14	20,000	20,000
Additional paid-in capital	14	38,389,635	38,389,635
Statutory reserves	2(t)	5,628,636	5,628,636
Retained earnings		19,413,325	21,664,524
Accumulated other comprehensive income	2(u)	7,249,329	7,158,684
		$70,710,925	$72,871,479
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$84,552,325	$82,549,237

See notes to consolidated financial statements

35

YANGLIN SOYBEAN INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2009, AND 2008
(Stated in US Dollars) (unaudited)

		2009	2008
	Notes

Net sales	2(m)&18	$43,032,326	65,275,858
Cost of sales	2(n)&18	(44,174,348)	(58,438,980)
Gross (loss)/profit		$(1,142,022)	6,836,878

Selling expenses		(69,246)	(54,425)
General and administrative expenses		(1,018,180)	(692,812)
(Loss)/income from operation		$(2,229,448)	6,089,641
Interest income		71,725	18,284
Interest expenses		(93,505)	(248,923)
Other income		29	-
(Loss)/income from operations before income taxes		$(2,251,199)	5,859,002

Income taxes	2(s)&16	-	-
Net (loss)/income attributable to common shareholders		$(2,251,199)	5,859,002

Foreign currency translation adjustment		90,645	2,402,012
Comprehensive income		$(2,160,554)	8,261,014
Basic earnings per share	15	$(0.11)	0.29
Diluted earnings per share	15	$(0.06)	0.17
Basic weighted average share outstanding	15	20,000,003	20,000,003
Diluted weighted average share outstanding	15	36,522,038	34,790,205

See notes to consolidated financial statements

36

YANGLIN SOYBEAN INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2008 AND THREE-MONTHS ENDED
MARCH 31, 2009
(Stated in US Dollars) (unaudited)

							Accumulated
	Common stock			Additional			other
	Number		Preferred	paid-in	Statutory	Retained	comprehensive
	of share	Amount	stock	capital	reserves	earnings	income	Total

Bal., 1/1/2008	20,000,003	$20,000	10,000	38,389,635	3,490,834	9,421,860	3,355,470	54,687,799
Net income	-	-	-	-	-	14,380,466	-	14,380,466
Appropriations to surplus reserves	-	-	-	-	2,137,802	(2,137,802)	-	-
Foreign currency adjustment	-	-	-	-	-	-	3,803,214	3,803,214
Bal., 12/31/2008	20,000,003	$20,000	10,000	38,389,635	5,628,636	21,664,524	7,158,684	72,871,479

Bal., 1/1/2009	20,000,003	$20,000	10,000	38,389,635	5,628,636	21,664,524	7,158,684	72,871,479
Net loss	-	-	-	-	-	(2,251,199)	-	(2,251,199)
Appropriations to surplus reserves	-	-	-	-	-	-	-	-
Foreign currency
Adjustment	-	-	-	-	-	-	90,645	90,645
Bal., 3/31/2009	20,000,003	$20,000	10,000	38,389,635	5,628,636	19,413,325	7,249,329	70,710,925

See notes to consolidated financial statements

37

YANGLIN SOYBEAN INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008
(Stated in US Dollars) (unaudited)

	Three months ended March 31,
	2009	2008
Cash flows from operating activities
Net (loss)/income	$(2,251,199)	$5,859,002
Depreciation	983,446	440,587
Amortization	54,420	41,362
Loss on disposal of property, plant and equipment	229,912	43,196

Adjustments to reconcile net income to net cash (used in)/provided by operating activities:
Accounts receivable	-	14,122
Inventories	(2,408,856)	(2,649,766)
Advances to suppliers	3,204,941	(2,655,383)
Amounts due to construction	-	(227,975)
Prepaid VAT and other taxes	(1,061,674)	(382,049)
Other receivables	71,730	623,257
Accounts payable	(9,308)	(2,232)
Other payables	156,368	(761,119)
Customers deposits	44,546	462,853
Accrued liabilities	29,631	5,024
Net cash (used in)/provided by operating activities	$(956,043)	$810,879

Cash flows from investing activities
Payment of plant and equipment	(197,424)	-
Decrease of construction in progress	-	173,331
Net cash (used in)/provided by investing activities	$(197,424)	$173,331

Cash flows from financing activities
Bank borrowings	6,572,615	-
Bank loan repayments	(2,642,921)	(11,233)
Net cash provided by/(used in) financing activities	$3,929,694	$(11,233)

Net cash and cash equivalents sourced	2,776,227	972,977
Effect of foreign currency translation on cash and cash equivalents	38,535	515,299

Cash and cash equivalents–beginning of year	30,365,413	9,210,021
Cash and cash equivalents–end of year	$33,180,175	$10,698,297
Supplementary cash flow information:
Interest received	$71,725	$18,284
Interest paid	93,505	248,923

See notes to consolidated financial statements

38

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008
(Stated in US Dollars) (Unaudited)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Yanglin Soybean Inc. (the “Company”) was incorporated in the state of Nevada on May 26, 1921. Prior to October 3, 2007 the company had only nominal operations and assets. The Company currently operates through (1) itself, (2) one directly wholly-owned subsidiary in the British Virgin Islands: Faith Winner Investments Limited (“Faith Winner (BVI)”), (3) one directly wholly-owned subsidiary of Faith Winner (BVI) located in Mainland China: Faith Winner (Jixian) Agriculture Development Company (“Faith Winner (Jixian)” or “WFOE”) and (4) one operating company located in Mainland China: Heilongjiang Yanglin Soybean Group Co., Ltd. (“Yanglin”) which is controlled by the Company through contractual arrangements between WFOE and Yanglin, as if Yanglin were a wholly-owned subsidiary of the Company.

On October 3, 2007, the Company executed a reverse-merger with Faith Winner Investments Limited (“Faith Winner (BVI)”) by an exchange of shares whereby the Company issued 18,500,000 common shares at $0.001 par value in exchange for all Faith Winner (BVI) shares. As a result of the shares exchange, Faith Winner (BVI) became a wholly-owned subsidiary of the Company.

The exchange transaction was accounted for as a reverse acquisition in accordance with Statements of Financial Accounting Standards (“SFAS”) No. 141. “Business Combinations”. The 1,494,173 shares of Yanglin Soybean Inc. outstanding prior to the stock exchange transaction were accounted for at the net book value at the time of the transaction, which was a deficit of $1,410. Accordingly, the consolidated statements of income include the results of operations of Heilongjiang Yanglin Soybean Group Co., Ltd from the acquisition date through December 31, 2007.

Faith Winner (BVI) and WFOE entered into a series of agreements respectively with Yanglin and as a result of such arrangements WFOE gained control of all of Yanglin’s assets, management and business as if Yanglin were a wholly-owned subsidiary of WFOE. These contractual arrangements included a loan agreement, a consigned management agreement, two consignment agreements of equity interests, an exclusive purchase option agreement, a registered trademark transfer contract and a trademark licensing agreement. The Consignment Agreements were entered into on September 1, 2007, and the other agreements were all signed on September 24, 2007. The exclusive purchase option agreement and the consigned management agreement were amended as of April 3, 2009.

39

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008
(Stated in US Dollars) (Unaudited)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES (Continued)

Pursuant to those agreements, WFOE made a loan of $17 million and covenanted to satisfy Yanglin’s working capital in future to Yanglin (the “Loan”). In return, the Company obtained the management control and an exclusive right to acquire all of the equity of Yanglin. The rights of existing shareholders of Yanglin are assigned by the consignment of equity interests to Faith Winner (BVI). The exclusive purchase agreement and the loan agreement restrict both Yanglin and its shareholders from significant decisions including but not limited to any amendments of articles of association or rules of the Company, any change in registered capital, any transfer, mortgage or disposal of Yanglin’s assets or income in a way that would affect WFOE’s security interest, entering any material contract (exceeding RMB5 million in value) and distributing any dividends to the shareholders. Pursuant to the consigned management agreement between WFOE and Yanglin, Yanglin agreed to entrust the business operations of Yanglin and its management to WFOE until WFOE formally acquires all equity or substantially all the assets of Yanglin. Under the consigned management agreement as amended on April 3, 2009, WFOE will provide financial, technical and human resources management services to Yanglin which will enable WFOE to control Yanglin's operations, assets and cash flows. In turn, it will be entitled to 5% of Yanglin’s revenue on a yearly basis.

Under the Registered Trademark Transfer Agreement, Yanglin agreed to transfer to WFOE all of its rights in connection with the two trademarks, including without limitation the title of the trademarks and right to license ( the “Transferred Trademark”) for a purchase price of $1,000,000, which is subject to a purchase price adjustment based on the minimum appraised value on intellectual property (“IP”) rights allowed under PRC laws and regulations for such transfer. Under the Trademark Licensing Agreement, WFOE agreed to grant an exclusive license to Yanglin, for a term of 10 years, to use the Transferred Trademark for an annual licensing fee equal to 1% of Yanglin’s revenue of that year. The license fee and the management fee aforesaid –total of 6% of the revenue of Yanglin-entitled by WFOE are designed to approximate Yanglin’s annual net profit before  tax. Any excess profit in Yanglin will not be distributed as dividend according to the contractual arrangements until WFOE exercises the Option Agreement to acquire all shareholders’ equity interest of Yanglin. If the 6% of licence and management fees exceed the net profit before tax of Yanglin, the amount entitled to WFOE is limited to the actual annual net profit before tax of Yanglin under the contracts.

According to the exclusive purchase option agreement, the WFOE has the exclusive purchase option to purchase all or part of Yanglin’s shareholders’ equity interest in Yanglin when and as permitted under PRC laws and regulations and any other party has no right to purchase any equity from the shareholders of Yanglin. The agreement provides that, unless otherwise required under PRC laws and regulations, the consideration for the equity transfer or the asset transfer under the agreement will be $17 million or such greater amount as required by the then applicable Chinese law and regulations (the “Option Price”). Under the loan agreement and the exclusive purchase option agreement, the money received as the Option Price by the shareholders of Yanglin upon execution of the option shall be used to satisfy the repayment of the Loan, that is, any amount of money received by Yanglin’s shareholders shall be paid back to WFOE as the repayment of Loan. Therefore, the actual consideration of the investment in Yanglin is exactly the amount of the Loan. Under such contractual arrangements, all of assets and equity including any residual profits of Yanglin are totally controlled by WFOE and will be formally captured upon exercise of the exclusive purchase option.

40

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008
(Stated in US Dollars) (Unaudited)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES (Continued)

The loan of $17 million to Yanglin is considered as an investment in Yanglin by the Company through a series of contractual arrangements by way of the Loan. As a result of entering into the abovementioned agreements, WFOE  should be deemed to control Yanglin as a Variable Interest Entity as required by FASB Interpretation No. 46 (revised December 2003) Consolidation of Variable Interest Entities, and Interpretation of ARB No. 51. The reverse-merger also included an equity financing of $21,500,000 by the issuance of 10,000,000 Series A Convertible Preferred Stock at $2.15 per share to 10 accredited investors.

The Company, through its subsidiaries and Yanglin, (hereinafter, collectively referred to as “the Group”), is now in the business of manufacturing, distribution, and selling of non-genetically modified soybean products, including soybean oil, soybean salad oil, and soybean meal,  throughout the Province of Heilongjiang and other parts of China.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Method of accounting

The Company maintains its general ledger and journals with the accrual method of accounting for financial reporting purposes.  The financial statements and notes are representations of management.  Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements.

The share exchange transaction has been accounted for as a recapitalization of Yanglin Soybean Inc. where the Company (the legal acquirer) is considered the accounting acquiree and Faith Winner (BVI) (the legal acquiree) is considered the accounting acquirer. As a result of this transaction, the Company is deemed to be a continuation of the business of Faith Winner (BVI).

Accordingly, the accompanying financial statements are those of the accounting acquirer: Faith Winner (BVI). The historical stockholders’ equity of the accounting acquirer prior to the share exchange has been retroactively restated as if the share exchange transaction occurred as of the beginning of the first period presented.

(b)	Principles of consolidation

The consolidated financial statements, which include the Company and its subsidiaries, are completed in accordance with, and are compliant with, generally accepted accounting principles in the United States of America. All significant inter-company accounts and transactions have been eliminated. The consolidated financial statements include 100% of assets, liabilities, and net income or loss of those wholly-owned subsidiaries.

Name of Company	Place of incorporation	Attributable interest

Faith Winner Investments Ltd	British Virgin Islands	100%

Faith Winner (Jixian) Agriculture Development Company	PRC	100%

Heilongjiang Yanglin Soybean Group Co. Ltd	PRC	100%
*Deemed variable interest entity member

41

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008
(Stated in US Dollars) (Unaudited)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(c)	Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.  Management made these estimates using the best information available at the time the estimates were made; however actual results could differ materially from those estimates.

(d)	Economic and political risks

The Group’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Group’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Group’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

(e)	Land use rights

Land use rights are stated at cost less accumulated amortisation.  Amortisation is provided over the respective useful lives, using the straight-line method.  Estimated useful lives range from 22 to 50 years.

(f)	Railway use rights

Railway use rights are stated at cost less accumulated amortisation. Amortisation is provided over the respective useful lives, using the straight-line method. Estimated useful life is 10 years.

42

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008
(Stated in US Dollars) (Unaudited)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(g)	Property, plant and equipment

Property, plant and equipment are carried at cost less accumulated depreciation.  Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the property, plant and equipment are as follows:

Buildings	10 - 35 years
Machinery and equipment	3.5 - 30 years
Office equipment	4 - 20 years
Motor vehicles	6 - 10 years

The costs and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income when incurred, whereas significant renewals and betterments are capitalized.

(h)	Accounting for the impairment of long-lived assets

The long-lived assets held and used by the Group are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of changes in technologies or situation in the industry.  Determination of recoverability of assets to be held and used is done by comparing the carrying amount of an asset to the future net undiscounted cash flows to be generated by the asset.

If such assets are considered to be impaired, the impairment losses to be recognized are measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less estimated costs of disposal.

During the reporting years, there were no impairment losses.

(i)	Inventories

Inventories consist of finished goods, and raw materials, and are stated at the lower of cost or market value. Substantially all inventory costs are determined using the weighted average basis. Finished goods are comprised of direct materials, direct labor and an appropriate proportion of production overheads.

(j)	Trade receivables

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An allowance for doubtful accounts is maintained for all customers after considering a variety of factors, including the length of time past due, significant one-time events and the company’s historical experience.  Bad debts are written off as incurred.

43

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008
(Stated in US Dollars) (Unaudited)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(k)	Cash and cash equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

	March 31, 2009	March 31, 2008
Cash on hand	$101,052	$18,140
Industrial And Commercial Bank of China	521	-
Agricultural Development Bank of China	567,405	705,761
Agricultural Bank of China	32,499,587	9,974,396
Hongkong and Shanghai Banking Corp.	11,610	-
Total cash and cash equivalents	$33,180,175	$10,698,297

(l)	Foreign currency translation

The accompanying financial statements are presented in United States dollars.  The reporting currency of the Group is the U.S. dollar (USD). Faith Winner (Jixian) and Yanglin use its local currency, Renminbi (RMB), as its functional currency. Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the end of period exchange rates. Translation adjustments resulting from this process are included in accumulated other comprehensive income in stockholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations from transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

The PRC government imposes significant exchange restrictions on fund transfers out of the PRC that are not related to business operations. These restrictions have not had a material impact on the Group because it has not engaged in any significant transactions that are subject to the restrictions.

The exchange rates used to translate amounts in RMB into USD for the purposes of preparing the consolidated financial statements were as follows:

	March 31, 2009	December 31, 2008	March 31, 2008
Twelve months ended	-	6.8542	-
RMB : USD exchange rate
Three months ended	6.8456	-	7.0222
RMB : USD exchange rate
Average three months ended	6.8466	-	7.1757
RMB : USD exchange rate

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions.  No representation is made that the RMB amounts could have been, or could be, converted into USD at the rates used in translation.

44

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008
(Stated in US Dollars) (Unaudited)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(m)	Revenue recognition

Revenue represents the invoiced value of goods sold recognized upon the delivery of goods to customers. Revenue is recognized when all of the following criteria are met: Persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the seller’s price to the buyer is fixed or determinable, and collection is reasonably assured.

(n)	Costs of sales

Cost of sales consists primarily of direct material costs, direct labor cost, direct depreciation and related direct expenses attributable to the production of products.  Write-down of inventory to lower of cost or market value is also reflected in cost of revenues.

(o)	Advertising

The Group expenses all advertising expenses as incurred.  Advertising expenses included in selling expenses were nil and $4,132 for the three months ended March 31, 2009 and 2008 respectively.

(p)	Shipping and handling

All shipping and handling costs are expensed as incurred.  The allocation of shipping and handling expenses between selling expenses and general and administrative expenses is shown as follows:

	Three months ended March 31, 2009	Three months ended March 31, 2008

Selling expenses	$22,304	$23,607
General and administrative expenses	-	2,574
Total shipping and handling expenses	$22,304	$26,181

(q)	Research and development

All research and development costs are expensed as incurred. The research and development costs included in general and administrative expenses were $2,376 and $4,596 for the three months ended March 31, 2009, and 2008 respectively.

(r)	Retirement benefits

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to the statements of income as incurred. The retirement benefit funds included in general and administrative expenses were $25,883 and $48,246 for the three months ended March 31, 2009, and 2008 respectively.

45

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008
(Stated in US Dollars) (Unaudited)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(s)	Income taxes

The Group accounts for income tax using an asset and liability approach and allows for recognition of deferred tax benefits in future years.  Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Group is able to realize their benefits, or that future realization is uncertain.

(t)	Statutory reserves

As stipulated by the PRC’s Company Law and as provided in the Faith Winner (Jixian), and Yanglin’s Articles of Association, Faith Winner and Heilongjiang Yanglin’s net income after taxation can only be distributed as dividends after appropriation has been made for the following:

(i)	Making up cumulative prior years’ losses, if any;
(ii)
Allocations to the “Statutory surplus reserve” of at least 10% of net income after taxation, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital, which is restricted for set off against losses, expansion of production and operation or increase in registered capital;

(iii)	Allocations to the discretionary surplus reserve, if approved in the shareholders’ general meeting.

On December 31, 2001, Heilongjiang Yanglin established a statutory surplus reserve as well as a statutory common welfare fund and commenced to appropriate 10% and 5%, respectively of the PRC net income after taxation to these reserves. The amounts included in the statutory reserves consisted of surplus reserve of $ 3,752,424 and common welfare fund of $1,876,212 as of March 31, 2009.

(u)	Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners.  Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. The Group’s current component of other comprehensive income is the foreign currency translation adjustment.

46

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008
(Stated in US Dollars) (Unaudited)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(v)	Recent accounting pronouncements

In March 2008, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 161 “Disclosures about Derivative Instruments and Hedging Activities”. SFAS 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company is currently evaluating the impact of SFAS 161 on its consolidated financial statements but does not expect it to have a material effect.

In April 2008, the FASB issued FASB Staff Position (FSP) FAS 142-3, Determination of the Useful Life of Intangible Assets, which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets. This Staff Position is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. Application of this FSP is not currently applicable to the Company as the Company’s intangible assets consist of land used rights which has a fixed useful life of 47 years.

In May 2008, the FASB issued SFAS No. 163, Accounting for Financial Guarantee Insurance Contracts, an interpretation of FASB Statement No. 60 (SFAS 163).  This statement clarifies accounting for financial guarantee insurance contracts by insurance enterprises under FASB Statement No. 60, Accounting and Reporting by Insurance Enterprises.  SFAS 163 is effective for fiscal years and interim periods within those years, beginning after December 15, 2008.  As the Company does not issue financial guarantee insurance contracts, it does not expect the adoption of this standard to have an effect on its financial position or results of operations.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP. SFAS 162 directs the GAAP hierarchy to the entity, not the independent auditors, as the entity is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. SFAS 162 is effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to remove the GAAP hierarchy from the auditing standards. SFAS 162 is not expected to have a material impact on the Company’s financial statements.

47

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008
(Stated in US Dollars) (Unaudited)

3.	CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

Financial instruments which potentially expose the Group to concentrations of credit risk, consists of cash and accounts receivable as of March 31, 2009 and December 31, 2008. The Group performs ongoing evaluations of its cash position and credit evaluations to ensure sound collections and minimize credit losses exposure.

As of March 31, 2009 and December 31, 2008, the Group’s bank deposits were all conducted with banks in the PRC where there is currently no rule or regulation mandated on obligatory insurance of bank accounts.

For the three months ended March 31, 2009 and 2008, all of the Group’s sales were generated from the PRC. In addition, all accounts receivable as of March 31, 2009 and December 31, 2008 also arose in the PRC.

The maximum amount of loss exposure due to credit risk that the Group would bear if the counter parties of the financial instruments failed to perform represents the carrying amount of each financial asset in the balance sheet.

Normally the Group does not require collateral from customers or debtors.

No customer accounted for 10% or more of the Group’s revenue in the three months ended March 31, 2009 and 2008 respectively.

For the three months ended March 31, 2009 and year ended December 31, 2008, the customer account for 10% or more of the Group’s accounts receivable are as follows:

	March 31, 2009	December 31, 2008
Customer A	9,364	9,352

48

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008
(Stated in US Dollars) (Unaudited)

4.	PLEDGED DEPOSITS

Pledged deposits are restricted cash kept in a trust account maintained in the United States for the purpose of investor and public relation affairs.

5.	TRADE RECEIVABLES, NET

Details of trade receivables are as follows:

	March 31, 2009	December 31, 2008

Trade receivables, gross	$9,364	$9,352
Provision for doubtful debts	(1,311)	(1,309)
Net balance at end of period/year	$8,053	$8,043

All of the above trade receivables are due within 12 months of aging.

An analysis of the allowance for doubtful accounts for the three months ended March 31, 2009 and year ended December 31, 2008 is as follows:

	March 31, 2009	December 31, 2008

Balance at beginning of period/year	$1,309	$1,213
Addition of bad debt expense	-	14
Foreign exchange adjustment	2	82
Balance at end of period/year	$1,311	$1,309

An allowance was made when collection of the full amount is no longer probable.  Management reviews and adjusts this allowance periodically based on historical experience, current economic climate as well as its evaluation of the collectibility of outstanding accounts. The Group evaluates the credit risks of its customers utilizing historical data and estimations of future performance.

49

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008
(Stated in US Dollars) (Unaudited)

6.	OTHER RECEIVABLES

Details of other receivables are as follows:

	March 31, 2009	December 31, 2008
Advances to employees for purchasing materials	$32,780	$32,271
Advances for traveling	4,735	11,417
Loans to employees	-	57,902
Sundry	5,879	13,400
Balance at end of period/year	$43,394	$114,990

Loans to employees are unsecured, interest-free, and repayable on demand.

7.	INVENTORIES

Inventories comprise the following:

	March 31, 2009	December 31, 2008

Finished goods	$699,986	$904,375
Raw materials	5,610,447	2,991,959
Balance at end of period/year	$6,310,433	$3,896,334

As of March 31, 2009, raw materials with book value of $4,011,628 and finished goods with book value of $ 372,648 of the Group were pledged as collateral under certain loan arrangements. These loans were primarily obtained for general working capital.

50

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008
(Stated in US Dollars) (Unaudited)

8.      PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment comprise the followings:

	March 31, 2009	December 31, 2008
At cost
Building	$9,297,179	$5,908,205
Machinery and equipment	28,671,508	15,826,005
Office equipment	130,676	130,512
Motor vehicles	1,166,874	1,165,410
	$39,266,237	$23,030,132
Less: accumulated depreciation	(8,699,735)	(7,725,246)
	$30,566,502	$15,304,886
Construction in progress	-	16,225,050
Balance at end of period/year	$30,566,502	$31,529,936

As of March 31, 2009, building with net book value of $ 1,222,561 and machinery and equipment with net book value of $ 5,993,638 of the Group were pledged as collateral under certain loan arrangements. These loans were primarily obtained for general working capital.

Depreciation expense is included in the statement of income and comprehensive income as follows:

	Three months ended March 31, 2009	Three months ended March 31, 2008

Cost of sales	$593,997	$301,852
General and administrative expenses	389,449	138,735
Total depreciation expenses	$983,446	$440,587

Construction in progress mainly comprises capital expenditures for construction of the Group’s corporate campus, including offices, factories and staff dormitories. It represents direct costs of construction and design fees incurred. Capitalization of these costs ceases and the construction in progress is transferred to plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. No depreciation is provided until it is completed and ready for intended use.  There is no capital commitment of these projects as at March 31, 2009.

51

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008
(Stated in US Dollars) (Unaudited)

9.	INTANGIBLE ASSETS, NET

Intangible assets are as follows:

	March 31, 2009	December 31, 2008

Land use rights, at cost	$3,999,615	$3,994,597
Railway use rights, at cost	1,152,571	1,151,125
Less: accumulated amortization	(581,095)	(526,006)

Balance at end of period/year	$4,571,091	$4,619,716

Amortization expenses are included in the statement of income and comprehensive income as follows:

	Three months ended March 31, 2009	Three months ended March 31, 2008

Cost of sales	$21,805	$20,805
General and administrative expenses	32,615	20,557
Total amortization expenses	$54,420	$41,362

As of March 31, 2009, land use rights with net book value of $1,283,307 of the Group were pledged as collateral under certain loan arrangements. These loans were primarily obtained for general working capital.

52

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008
(Stated in US Dollars) (Unaudited)

10.	SHORT-TERM BANK LOANS

Short-term bank loans are as follows:

	March 31, 2009	December 31, 2008

Loans from Agricultural Development
Bank of China, interest rates at 5.31%-6.66%per annum, due October 29, 2009	$4,090,218	$6,711,214

Loans from Agricultural Development
Bank of China, interest rates at 5.31%per annum, due October 9, 2009	2,191,189	-

Loans from Agricultural Development
Bank of China, interest rates at 5.31%per annum, due October 10, 2009	1,460,792	-

Loans from Agricultural Development
Bank of China, interest rates at 5.31%per annum, due October 10, 2009	2,921,585	-

Balance at end of period/year	$10,663,784	$6,711,214

Interest paid for the three months ended March 31, 2009 and 2008 were $84,659 and $236,831, respectively.

53

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008
(Stated in US Dollars) (Unaudited)

11.	OTHER PAYABLES

Other payables are as follows:

	March 31, 2009	December 31, 2008
Due for construction	$823,379	$670,368
Due for employees	4,257	35
Sundry	13,000	13,000
Balance at end of period/year	$840,636	$683,403

Due for employees are unsecured, interest-free, and repayable on demand. They are travel and expenses reimbursements.

12.	LONG-TERM BANK LOANS

Long-term bank loans are as follows:

	March 31, 2009	December 31, 2008
Loans from Industrial And Commercial
Bank of China, interest rates at 7.722%
and 9.405% per annum respectively,
with various installments, final
due October 28, 2016	$476,565	$489,827

Current portion due within one year	(55,240)	(55,149)
Balance at end of period/year	$421,325	$434,678

All of the installments due in 2008 were paid on their due dates.  Interest paid for the three months ended March 31, 2009 and 2008 were $8,845 and $12,092, respectively.

The future principal payments under the bank loans as of March 31, 2009 are as follows:

Year
2009	$55,240
2010	58,254
2011	62,041
2012	65,828
2013	69,613
2014	73,400
Thereafter	92,189
Total	$476,565

54

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008
(Stated in US Dollars) (Unaudited)

13.	PREFERRED STOCK AND WARRANTS

On October 3, 2007, the Company sold 10,000,000 shares of Series A Preferred Stock and various stock purchase warrants for cash consideration totaling $21.5 million dollars. The exercise price, expiration date and number of share eligible to be purchased with the warrants are summarized in the following table:

Series of warrant	Number of shares	Exercise price	Contractual term
Series A	10,000,000	$2.75	5.00 years
Series B	5,000,000	$3.50	5.00 years
Series J	7,801,268	$2.37	1.50 years
Series C	7,801,268	$3.03	5.00 years
Series D	3,900,634	$3.85	5.00 years

The Series A preferred stock has liquidation rights senior to common stock and to any other class or series of stock issued by the Company not designated as ranking senior to or pari passu with the Series A Preferred Share.  In the event of a liquidation of the Company, holders of Series A preferred stock are entitled to receive a distribution equal to $2.15 per share of Series A preferred stock prior to any distribution to the holders of common stock or any other stock that ranks junior to the Series A Preferred Shares. The Series A preferred stock is entitled to non-cumulative dividends only upon declaration of dividends by the Company.  To date, no dividends have been declared or accrued.  The Series A preferred stock will participate based on their respective as-if conversion rates if the Company declares any dividends.  Holders of Series A Preferred Shares also have voting rights required by applicable law and the relevant number of votes shall be equal to the number of shares of Common Stock issuable upon conversion of Series A Preferred Shares.

The gross proceeds of the transaction were $21.5 million. The proceeds from the transaction were allocated to the Series A preferred stock, warrants and beneficial conversion feature based on the relative fair value of the securities.  The value of the Preferred Series A was determined by reference to the market price of the common shares into which it converts, and the gross value of the warrants was calculated using the Black –Scholes model with the following assumptions:  expected life of 5 year, volatility of 27% and an interest rate of 4.24%.

The Company recognized a beneficial conversion feature discount on the Series A preferred stock at its intrinsic value, which was the fair value of the common stock at the commitment date for the Series A preferred stock investment, less the effective conversion price but limited to the $21.5 million of proceeds received from the sale. The Company recognized the $8.0 million beneficial conversion feature as an increase in paid in capital in the accompanying consolidated balance sheets on the date of issuance of the Series A preferred shares since the Series A preferred shares were convertible at the issuance date.

The agreement also provides that if the Company doesn’t file, or if the registration statements aren’t declared effective throughout the required period, or if the company ceases to trade on certain exchanges as defined, the Company shall pay damages equal to 1.5% of the amount invested for each calendar month capped at a cumulative damage payment amount of 15%.  Further, if the Company fails to obtain a listing on NASDAQ or the New York Stock Exchange, then 1,000,000 shares of common stock of the company will be given to the investors.  The company is accounting for these penalties in accordance with FAS 5 - Accounting for Contingencies, whereby the penalty will not be recorded as a liability until and if it is probable the penalty will be incurred. No penalty has been recorded in the accompanying consolidated financial statements for this instance.

55

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008
(Stated in US Dollars) (Unaudited)

13.	PREFERRED STOCK AND WARRANTS (Continued)

Pursuant to the Registration Rights Agreement dated as of October 3, 2007 by and among the Company and certain holders (the Holders), the Company agreed to have a registration statement registering certain of the securities of the Holders declared effective with the Securities and Exchange Commission on or prior to the Effectiveness date defined in the Registration Rights Agreement or pay the liquidated damages.

Although the registration statement has not yet been declared effective, pursuant to a Waiver and Release dated December 31, 2008, the Holders have waived their right to the liquidated damages for the Company’s failure to have the registration statement declared effective on or prior to the Effectiveness date under Registration Rights Agreement.

In exchange for the waiver and release of the liquidated damages, the Company entered into an Agreement dated December 31, 2008 (the Agreement). Under the Agreement, the Company agreed to hire and engage, by February 28, 2009, three (3) independent directors as defined by NASDAQ Rule 4200(a)(15) and who are acceptable to the Holders. Further, the Company shall comply with all of the provisions of NASDAQ Rule 4350 by February 28, 2009. If these requirements are not met, the Company shall pay to each Holder five percent (5%) of its initial investment under the Securities Purchase Agreement by and among the Company and the Holders dated October 3, 2007. On February 27, we signed an addendum to the Agreement with the Holders, which extended the deadline for hiring and engaging three (3) independent directors to March 13, 2009. On March 9, 2009, the Company adopted a form of new Bylaws, appointed three (3) independent directors, established three (3) standing committees under the Board of Directors (audit committee, compensation committee and governance and nominating committee), and approved the articles of the three (3) abovementioned standing committees and the Code of Conduct and Ethics, thus has been compliant with the provisions of NASDAQ Rule 4350. In addition, the Company agreed to effect and announce, no later than June 30, 2009, a change to the Company’s current independent audit firm and engage a new independent audit firm listed as a Top 10 audit firm according to Public Accounting Report’s 2008 Annual Audit Rankings to audit the 2009 financial statements and review the interim financial statements as of June 30, 2009.  If these requirements are not met, the Company shall pay to each Holder ten percent (10%) of its initial investment under the Securities Purchase Agreement. Furthermore, the Company and the Holders agreed to extend the required Effectiveness date of the Company’s Registration Statement filed with the Securities and Exchange Commission to June 30, 2009.

56

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008
(Stated in US Dollars) (Unaudited)

14.	CAPITALIZATION

As a result of the Group’s reverse-merger on October 3, 2007, the Group’s capital structure has been changed. The number of common stock was 20,000,003 after reverse-merger. The common stock is $20,000 with paid-in capital $38,389,635.

15.	EARNINGS PER SHARE

The calculation of the basic and diluted earnings per share attributable to the common stock holders is based on the following data:

	Three months ended March 31,
	2009	2008

Net (loss)/income	$(2,251,199)	$5,859,002

Beneficial conversion feature on Series A preferred stock	-	-
Net (loss)/income attributable to common shareholders	$(2,251,199)	$5,859,002
Earnings:
Earnings for the purpose of basic earnings per share	$(2,251,199)	$5,859,002
Effect of dilutive potential common stock	-	-
Earnings for the purpose of dilutive earnings per share	$(2,251,199)	$5,859,002

Number of shares:
Weighted average number of common stock for the purpose of basic earnings per share	20,000,003	20,000,003
Effect of dilutive potential common stock
- conversion of convertible preferred stock	9,999,999	9,999,999
Effect of dilutive potential common stock
- conversion of warrants	6,522,036	4,790,203
Weighted average number of common stock for the purpose of dilutive earnings per share	36,522,038	34,790,205

Earnings per share
Basic earnings per share	$(0.11)	$0.29
Dilutive earnings per share	$(0.06)	$0.17

57

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008
(Stated in US Dollars) (Unaudited)

16.	INCOME TAXES

(a)
The Company is registered in the State of Nevada whereas its subsidiary, Faith Winner (BVI) being incorporated in the British Virgin Islands is not subject to any income tax and conducts all of its business through its PRC subsidiary, Faith Winner (Jixian) and VIE, Yanglin (see note 1).

Faith Winner (Jixian), and Yanglin, being registered in the PRC, are subject to PRC’s Enterprise Income Tax. Under applicable income tax laws and regulations, an enterprise located in PRC, including the district where our operations are located, is subject to a 25% enterprise income tax (“EIT”).

However, Yanglin has been named as a leading enterprise in the agricultural area and awarded with a tax exemption for the years up to 2009.  After 2009, review is required for the extension of the tax exemption status.

A reconciliation between the income tax computed at the U.S. statutory rate and the Group’s provision for income tax is as follows:

	2009	2008

U.S. statutory rate	34%	34%
Foreign income not recognized in the U.S.	(34)%	(34)%
PRC Enterprise Income Tax	25%	25%
Tax exemption	(25)%	(25)%
Provision for income tax	-	-

(b)	For 2008 and 2009, the PRC corporate income tax rate was 25%. Heilongjiang Yanglin Soybean Group Co., Ltd is entitled to tax exemptions (tax holidays) for 2008 and till the end of 2009.

(Loss)/income before income tax expenses of $(2,251,199), and $5,859,002 for the three months ended March 31, 2009, and 2008 respectively, were attributed to subsidiaries with operations in China. Income tax (benefit) expense related to China income for the three months ended March 31, 2009 and 2008 are nil, and nil, respectively.

The combined effects of the income tax expense exemptions and reductions available to the Company for the years ended March 31, 2009, and 2008 are as follows:

	Three months ended March 31,
	2009	2008

Tax holiday effect	$-	$1,935,639
Basic net income per share effect	-	0.10

(c)	No deferred tax has been provided as there are no material temporary differences arising during the three months ended March 31, 2009 and 2008.

58

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008
(Stated in US Dollars) (Unaudited)

17.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.  The carrying amounts of financial assets and liabilities, such as cash and cash equivalents, accounts receivable, other receivables, accounts payable, and other payables, approximate their fair values because of the short maturity of these instruments and market rates of interest available to the Group.

18.	SALES BY PRODUCTS

The Company operates in one business segment, manufacturing, distribution, and selling of non-genetically modified soybean products, including soybean oil, soybean salad oil, and soybean meal, throughout the Province of Heilongjiang and other parts of China.

For the three months ended March 31, 2009 and 2008, the Group’s net sales and cost of sales from these three product types, namely soybean meal, soybean oil and salad oil, are shown as follows:

For the three months ended March 31, 2009
2009	Soybean	Soybean
	meal	oil	Salad oil	Consolidated

Net sales	$29,515,153	$11,594,584	$1,922,589	$43,032,326
Cost of sales	(30,115,761)	(12,088,009)	(1,970,578)	(44,174,348)
Product result	$(600,608)	$(493,425)	$(47,989)	$(1,142,022)

For the three months ended March 31, 2008
2008	Soybean	Soybean
	meal	oil	Salad oil	Consolidated

Net sales	$37,875,995	$19,962,842	$7,437,021	$65,275,858
Cost of sales	(34,945,118)	(17,120,390)	(6,373,472)	(58,438,980)
Product result	$2,930,877	$2,842,452	$1,063,549	$6,836,878

59

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008
(Stated in US Dollars) (Unaudited)

19.	RELATED PARTIES TRANSACTIONS

The following material transactions with related companies, in the opinion of the directors, during the periods were opinion of the directors, carried out in the ordinary course of business and on normal commercial terms:

On October 3, 2007, we entered into a consulting agreement (“Consulting Agreement”) with our ex-President, Chief Executive Officer and Chief Financial Officer, Glenn A. Little. Pursuant to the Consulting Agreement, the services to be performed by Mr. Little include providing advice, information and true and correct copies of documents regarding our historical records and operations to our auditors, attorneys, officers and directors, and signing such documents as they may reasonably request and providing information to the extent the requested information is reasonably available to Mr. Little. In consideration thereof, Mr. Little will be paid the sum of $550,000; provided, however, that as a condition to the making of the foregoing payment, he shall have: (i) delivered a resignation from all officer positions effective upon delivery, (ii) delivered a resignation as director which shall be effective on the tenth (10th) day after we mail a Schedule 14f-1 to our shareholders of record; and (iii) appointed Mr. Shulin Liu as our director and Chief Executive Officer and Mr. Shaocheng Xu as our Chief Financial Officer. Mr. Little completed the provision of the services and was paid $550,000 as provided in the Consulting Agreement on October 4, 2007.

On November 2, 2006, Yanglin entered into a Financial Consulting Agreement (the “MHA Agreement”) with Mass Harmony Asset Management Limited (“MHA”). Pursuant to the MHA Agreement, Yanglin has paid MHA an aggregate of RMB 300,000 (approximately US$ 39,891), half of which was paid within five business days upon the execution of the MHA Agreement, and the balance was paid within five business days after the closing of a reverse merger.

Additionally MHA has also received 1% of the issued and outstanding common stock of the Company post-private placement (including the underlying common stock of the Series A Preferred Stock) and warrants to purchase common stock of the Company valued at 5% of the dollar amount of private placement at an exercise price of 140% of the Series A Preferred Stock price. i.e. 500,000 warrants.

The services MHA has rendered, pursuant to the MHA Agreement, include initial due diligence on Yanglin, preparing Yanglin’s business plan and assisting in the corporate restructuring and financial documentation. Our former director, Yang Miao, who has resigned recently, is the Managing Director and a shareholder of MHA.

60

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008
(Stated in US Dollars) (Unaudited)

20.	PARENT-ONLY FINANCIAL STATEMENTS

As mentioned in note 1 to the financial statements, as a result of entering into the contractual agreements, WFOE is deemed to control Yanglin as a Variable Interest Entity. These agreements may have the restrictions on the ability of Yanglin to transfer funds to the parent through intercompany loans, advances and cash dividends which consist of additional paid in capital, statutory reserves and retained earnings of $63,519,751 and $65,744,088 respectively as at March 31, 2009 and December 31, 2008.

The following presents unconsolidated financial information of the parent company only:

Condensed Balance Sheets as of March 31, 2009 and December 31, 2008

	3/31/2009	12/31/2008

Pledged deposits - restricted	$484,000	$484,000
Investments in subsidiaries	70,287,665	72,421,357
Total assets	$70,771,665	$72,905,357

Other current liabilities	$60,740	$33,878
Total liabilities	$60,740	$33,878

Total shareholders’ equity	70,710,925	72,871,479
Total liabilities and shareholders’ equity	$70,771,665	$72,905,357

61

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008
(Stated in US Dollars) (Unaudited)

20.	PARENT-ONLY FINANCIAL STATEMENTS (Continued)

Condensed Income Statements as of March 31, 2009 and 2008

	2009	2008

Investment (loss) income	$(2,224,337)	$5,871,002
General and administrative expenses	(26,862)	(12,000)
Loss from operation before income taxes	$(2,251,199)	$5,859,002
Income taxes	-	-
Net (loss) income attributable to common shareholders	$(2,251,199)	$5,859,002

62

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the estimated fees and expenses payable by us in connection with this offering:

SEC registration fee	$1,100.4
Printing expenses	$5,000
Fees and expenses of counsel for the Company	$75,000
Fees and expenses of accountants for the Company	$25,000
Miscellaneous	$10,000
TOTAL	$116,100.4

The Company will bear all of the expenses shown above.

Item 14. Indemnification of Directors and Officers

The Nevada General Corporation Law provides that corporations may include a provision in their articles of incorporation relieving directors of monetary liability for breach of their fiduciary duty as directors, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of a dividend or unlawful stock purchase or redemption, or (iv) for any transaction from which the director derived an improper personal benefit. Our Articles of Incorporation provides that directors are not liable to us or our stockholders for monetary damages for breach of their fiduciary duty as directors to the fullest extent permitted by Nevada law. In addition to the foregoing, our bylaws provide that we may indemnify directors to the fullest extent permitted by law that such law grants the corporation the power to indemnify.

The above provisions in our Articles of Incorporation and bylaws may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their fiduciary duty, even though such an action, if successful, might otherwise have benefited us and our stockholders. However, we believe that the foregoing provisions are necessary to attract and retain qualified persons as directors.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

(a)  Articles of Incorporation. Our Articles of Incorporation provide that to the fullest extent permitted by the Nevada General Corporation Law as the same exists or may hereafter be amended, the corporation may indemnify any director or officer whom it shall have power to indemnify under said section and the indemnification shall not be deemed exclusive of any other rights to which the persons so indemnified may be entitled.

(b)  Bylaws. Our Bylaws provide that we may indemnify our directors to the fullest extent permitted under the Nevada General Corporation Law.

Item 15. Recent Sales of Unregistered Securities

Series A Convertible Preferred Stock Purchase Agreement (the “Series A Preferred Agreement”) and Series A Convertible Preferred Stock

On October 3, 2007, we issued 10,000,000 shares of our series A Convertible Preferred Stock in exchange for consideration of $21,500,000.00 to Vision Opportunity Master Fund, Ltd. and other purchasers.

The offers, sales, and issuances of the securities described above were deemed to be exempted from registration under the Securities Act in reliance on Section 4(2) of the Securities Act in that the issuance of securities to the recipients did not involve a public offering. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was either accredited investor or had adequate access, through employment, business or other relationships, to information about us.

Pursuant to the Series A Convertible Preferred Stock Agreement, the purchasers were issued (i) Series A warrants (“Series A Warrants”) to purchase an aggregate of 10,000,000 shares of common stock at $2.75 per share and (ii) Series B warrants (“Series B Warrants”) to purchase an aggregate of 5,000,000 shares of Common Stock at $3.50 per share .

Further, the purchasers who purchased not less than $4 million worth of Series A Preferred were also issued an aggregate of 7,801,268 Series J Warrants, 7,801,268 Series C Warrants and 3,900,634 Series D Warrants. The Series J Warrants are exercisable for shares of our newly designated Series B Convertible Preferred Stock, par value $0.001 per share, at $2.37 per share. Each of the Series B Convertible Preferred Shares is convertible into one share of our common stock. The Series C and D Warrants are not exercisable by their holders unless and until the Series J Warrants are exercised. The exercise prices of the Series C and Series D Warrants are $ 3.03 and $3.85 respectively.

The Series A Warrants, the Series B Warrants, the Series J Warrants, the Series C Warrants and the Series D Warrants are collectively referred to herein as the “Warrants”.

The Warrants shall expire five (5) years from October 3, 2007, except for the Series J Warrant, which shall expire eighteen (18) months from October 3, 2007.

Item 16. Exhibits

The following exhibits are included with this filing or incorporated by reference as listed herein:

3.1*	Amended and Restated Articles of Incorporation

3.2	Restated Bylaws incorporated by reference to the exhibit of the same number to our report on Form 8-K filed with the SEC on March 12, 2009.

3.3	Specimen of Common Stock certificate incorporated by reference to the exhibit of the same number to our report on Form 8-k filed with the SEC on October 10, 2007.

3.4
Certificate of Designations authorizing the Series A Convertible Preferred Stock incorporated by reference to the exhibit of the same number to our report on Form 8-k filed with the SEC on October 10, 2007.

3.5
Certificate of Designations authorizing the Series B Convertible Preferred Stock incorporated by reference to the exhibit of the same number to our report on Form 8-k filed with the SEC on October 10, 2007.

4.1	Form of Series A Warrant incorporated by reference to the exhibit of the same number to our report on Form 8-k filed with the SEC on October 10, 2007.

4.2	Form of Series B Warrant incorporated by reference to the exhibit of the same number to our report on Form 8-k filed with the SEC on October 10, 2007.

4.3	Form of Series J Warrant incorporated by reference to the exhibit of the same number to our report on Form 8-k filed with the SEC on October 10, 2007.

4.4	Form of Series C Warrant incorporated by reference to the exhibit of the same number to our report on Form 8-k filed with the SEC on October 10, 2007.

4.5	Form of Series D Warrant incorporated by reference to the exhibit of the same number to our report on Form 8-k filed with the SEC on October 10, 2007.

4.6	Form of Series E Warrant issued to Kuhns Brothers, Inc. incorporated by reference to the exhibit of the same number to our report on Form 8-k filed with the SEC on October 10, 2007.

4.7	Form of Series F Warrant issued to Mass Harmony Asset Management Limited incorporated by reference to the exhibit of the same number to our report on Form 8-k filed with the SEC on October 10, 2007.

4.8
Registration Rights Agreement dated October 3, 2007, by and among the Company and the Purchasers, incorporated by reference to the exhibit of the same number to our report on Form 8-k filed with the SEC on October 10, 2007.

4.9
Series J Registration Rights Agreement dated October 3, 2007, by and among the Company, Vision Opportunity Master Fund Ltd., Sansar Capital Special Opportunity Master Fund, LP (Cayman Master) and Vicis Capital Master Fund, incorporated by reference to the exhibit of the same number to our report on Form 8-k filed with the SEC on October 10, 2007.

4.10
Lock-Up Agreement, dated as of October 3, 2007, by and among the Company and Winner State (BVI), incorporated by reference to the exhibit of the same number to our report on Form 8-k filed with the SEC on October 10, 2007.

4.11
Share Exchange Agreement, dated as of October 3, 2007 between the Company, Winner State (BVI), Fang Chen, Yang Miao and Ying Zhang, incorporated by reference to the exhibit of the 10.1 to our report on Form 8-k filed with the SEC on October 10, 2007.

4.12
Series A Convertible Preferred Stock Purchase Agreement, dated as of October 3, 2007 between the Company and the Purchasers, incorporated by reference to the exhibit of 10.2 to our report on Form 8-k filed with the SEC on October 10, 2007.

4.13
Securities Escrow Agreement, dated October 3, 2007, by and between the Company, Vision Opportunity Master Fund, Ltd as representative of the Purchasers, Winner State (BVI) and Loeb & Loeb LLP, as escrow agent, incorporated by reference to the exhibit of 10.3 to our report on Form 8-k filed with the SEC on October 10, 2007.

4.14*	Investor and Public Relations Escrow Agreement dated October 3, 2007, by and between the Company, Vision Opportunity Master Fund, Ltd. and Loeb & Loeb LLP, as escrow agent.

5.1*	Legal Opinion of Jolley Urga Wirth Woodbury & Standish.

10.1
Consulting Agreement, dated as of October 3, 2007, by and among the Company and Glenn A. Little, incorporated by reference to the exhibit of 10.4 to our report on Form 8-k filed with the SEC on October 10, 2007.

10.2
Engagement Letter Agreement, dated December 12, 2006, by and between Yanglin and Kuhns Brothers, Inc, incorporated by reference to the exhibit of 10.5 to our report on Form 8-k filed with the SEC on October 10, 2007.

10.3
Mass Harmony Financial Consulting Agreement (MHA Agreement), dated November 2, 2006 by and between Yanglin and Mass Harmony Asset Management Limited, incorporated by reference to the exhibit of 10.6 to our report on Form 8-k filed with the SEC on October 10, 2007.

10.4	The Consignment Agreements, dated as of September 1, 2007, incorporated by reference to the exhibit of 10.7 to our report on Form 8-k filed with the SEC on October 10, 2007.

10.5	Exclusive Purchase Option Agreement, dated as of September 24, 2007, incorporated by reference to the exhibit of 10.8 to our report on Form 8-k filed with the SEC on October 10, 2007.

10.6	Registered Trademark Transfer Agreement, dated as of September 24, 2007, incorporated by reference to the exhibit of 10.9 to our report on Form 8-k filed with the SEC on October 10, 2007.

10.7	Trademark Licensing Agreement, dated as of September 24, 2007, incorporated by reference to the exhibit of 10.10 to our report on Form 8-k filed with the SEC on October 10, 2007.

10.8	Consigned Management Agreement, dated as of September 24, 2007, incorporated by reference to the exhibit of 10.11 to our report on Form 8-k filed with the SEC on October 10, 2007.

10.9	Loan Agreement, dated as of September 24, 2007, incorporated by reference to the exhibit of 10.12 to our report on Form 8-k filed with the SEC on October 10, 2007.

10.10	Form of Soybean Purchase Contract incorporated by reference to the same number to our report on Form 10-k filed with the SEC on March 31, 2008.

10.11	Form of Sales Contract for Soybean Product incorporated by reference to the same number to our report on Form 10-k filed with the SEC on March 31, 2008.

10.12	Employment Contract-Shulin Liu as of Sept. 24, 2007 incorporated by reference to the same number to our report on Form 10-k filed with the SEC on March 31, 2008.

10.13	Employment Contract-Shaocheng Xu as of Sept. 24, 2007 incorporated by reference to the same number to our report on Form 10-k filed with the SEC on March 31, 2008.

10.14	Employment Contract-Zongtai Guo as of Sept. 24, 2007 incorporated by reference to the same number to our report on Form 10-k filed with the SEC on March 31, 2008.

10.15*	English Translation of Consulting Agreement dated Nov. 2, 2006 between the Company and Mass Harmony Management Ltd (Exhibit 10.3).

10.16
Agreement dated December 31, 2008 by and among the Company and the Holders incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 10, 2009.

10.17*	English Translation of Credit Line Approval Document.

10.18	Amendment to Exclusive Purchase Option Agreement dated April 3, 2009 incorporated by reference to Form 10-K filed with the SEC on April 13, 2009.

10.19	Amendment to Consigned Management Agreement dated April 3, 2009 incorporated by reference to Form 10-K filed with the SEC on April 13, 2009.

15.1**	Consent of CPA, Albert Wong & Co.

16.1	Letter from the Company to Hatfield, incorporated by reference to the exhibit of the same number to our report on Form 8-k filed with the SEC on October 10, 2007.

16.2	Letter from Hatfield to the SEC, incorporated by reference to the exhibit of the same number to our report on Form 8-k filed with the SEC on October 10, 2007.

16.3	Letter of Samuel H. Wong & Company, LLP, dated February 26, 2008, incorporated by reference to the exhibit of 16.1 to our report on Form 8-k/A filed with the SEC on February 28, 2008.

16.4	Letter of Samuel H. Wong & Company, LLP, dated March 17, 2008, incorporated by reference to the exhibit of 16.1 to our report on Form 8-k/A filed with the SEC on March 28, 2008.

21.1	List of Subsidiaries incorporated by reference to the exhibit of same number to our report on Form 10-k filed with the SEC on March 31, 2008

23.1*	Consent of Jolley Urga Wirth Woodbury & Standish (included in Exhibit 5.1 filed herewith)

23.2**	Consent of CPA, Albert Wong & Co.

* filed previously.
** filed herewith.

Item 17. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	Include any additional or changed material information on the plan of distribution.

(2)  For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)  To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)  For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)  That, for the purpose of determining liability under the Securities Act to any purchaser:

(1)  If the registrant is relying on Rule 430B:

(i)
Each prospectus filed by the undersigned registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(2)  If the registrant is subject to Rule 430C:

Each prospectus filed pursuant to Rue 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jixian, Heilongjiang Province, P. R. China.

YANGLIN SOYBEAN, INC.
(Registrant)
Dated: May 28, 2009
	By:	/s/ SHULIN LIU
	Name:	Shulin Liu
	Title:	President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Shulin Liu	Chief Executive Officer,	May 28, 2009
Shulin Liu	Chairman of the Board

/s/ Shaocheng Xu	Chief Financial Officer	May 28, 2009
Shaocheng Xu

/s/ Xiao Feng	Director	May 28, 2009
Xiao Feng

/s/ Zongtai Guo	Director	May 28, 2009
Zongtai Guo

/s/ Michael Marks	Director	May 28, 2009
Michael Marks

/s/ Albert McLelland	Director	May 28, 2009
Albert McLelland